Exhibit 10.3

Execution Version

“***” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
FIRST AMENDED AND RESTATED
GLOBAL MASTER SERVICES AGREEMENT

by and between
DUN & BRADSTREET, INC.
and
ENSONO, LP

January 1, 2017

TABLE OF CONTENTS

1.	BACKGROUND AND OBJECTIVES		1

	1.1	Background.	1
	1.2	Objectives.	1
	1.3	Construction.	2

2.	DEFINITIONS		2

	2.1	Certain Definitions.	2
	2.2	Inclusion of Affiliates in Definition of D&B and Ensono; Meaning of “party”.	14
	2.3	Rules of Interpretation.	15

3.	SERVICES		16

	3.1	Provision of Services.	16
	3.2	Intentionally Omitted.	17
	3.3	Intentionally Omitted.	17
	3.4	Permitted Users of the Services.	17
	3.5	SOWs.	18

4.	TRANSITION AND TRANSFORMATION		19

	4.1	Context.	19
	4.2	Major Milestones.	20
	4.3	Transition and Transformation Plans.	20
	4.4	Conduct of the Transition and Transformation.	21
	4.5	Additional Terms.	21

5.	TERM		22

	5.1	Term	22
	5.2	Extension	22

6.	ENSONO PERSONNEL		22

	6.1	Key Ensono Positions	22
	6.2	Qualifications, Retention and Replacement of Ensono Personnel	23
	6.3	Fair Employment Practices	25

7.	RESPONSIBILITY FOR RESOURCES		26

	7.1	Generally.	26
	7.2	Financial Responsibility for Equipment.	26
	7.3	Equipment Access and Operational and Administrative Responsibility.	27
	7.4	Financial Responsibility for Software.	27
	7.5	Required Consents.	28

8.	INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIONS		28

	8.1	D&B Software & Materials.	28
	8.2	Ensono Software and Materials.	29
	8.3	Third Party Software.	30
	8.4	Rights in Newly Developed Materials.	31
	8.5	Residual Knowledge.	33

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	8.6	Ensono's Patents.	33
	8.7	Execution of Documents to Perfect D&B's Intellectual Property Rights.	34
	8.8	Waiver of Moral Rights.	34
	8.9	Export.	34
	8.10	Certain Manuals/Procedures.	34

9.	FACILITIES		35

	9.1	D&B Obligations.	35
	9.2	Ensono Obligations.	35
	9.3	Ensono Facilities.	35

10.	PERFORMANCE STANDARDS		36

	10.1	General.	36
	10.2	Failure to Perform.	36
	10.3	User Satisfaction.	38
	10.4	Periodic Reviews.	38
	10.5	Measurement and Monitoring Tools.	38

11.	PROJECT AND CONTRACT MANAGEMENT		38

	11.1	Steering Committee.	38
	11.2	Reports and Meetings	39
	11.3	Procedures Manual	39
	11.4	Change Control	40
	11.5	Use of Subcontractors and Other Support	42
	11.6	Technology Plan	43
	11.7	Quality Assurance and Improvement Programs	45
	11.8	Coordination of Additional Marketing to D&B	45
	11.9	Cooperation With D&B Third Parties	45
	11.10	Public Cloud Services	45
	11.11	***	46

12.	AUDITS; RECORDS RETENTION		46

	12.1	Audit Rights	46
	12.2	SSAE 16 Audit	48
	12.3	Sarbanes Oxley Compliance	49
	12.4	Audit Follow-up	49
	12.5	Records Retention	50
	12.6	Overcharges	51

13.	D&B RESPONSIBILITIES		51

	13.1	Responsibilities	51
	13.2	Savings Clause	52

14.	CHARGES		52

	14.1	General	52
	14.2	Annual Minimum Charges	53
	14.3	Commitment Cap.	54
	14.4	[Intentionally Omitted]	55
	14.5	Termination for Convenience Charges	55

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	14.6	12 Month Rule Charges	55
	14.7	Coordination with the IMSA	56
	14.8	Pass-Through Expenses	56
	14.9	Incidental Expenses	57
	14.10	Taxes	57
	14.11	New Services	58
	14.12	Benchmarks	59

15.	INVOICING AND PAYMENT		62

	15.1	Invoicing	62
	15.2	Payment Due	63
	15.3	Accountability	63
	15.4	Proration	63
	15.5	Refundable Items	63
	15.6	***	64
	15.7	Disputed Charges	64

16.	SAFEGUARDING OF DATA; CONFIDNETIALITY		64

	16.1	D&B Information	64
	16.2	Safeguarding D&B Data	65
	16.3	GLB & PCI Compliance	68
	16.4	Confidentiality	70
	16.5	Corporate Information Security Risk Controls	73
	16.6	Penetration Testing	74
	16.7	IP Addresses	74
	16.8	Equitable Relief	74
	16.9	European Union Data Protection/Privacy Shield	74
	16.10	General Data Protection Regulation	75

17.	REPRESENTATIONS AND WARRANTIES		75

	17.1	Work Standards	75
	17.2	Non-Infringement	75
	17.3	Authorization and Other Contracts	76
	17.4	Inducements	76
	17.5	Viruses	76
	17.6	Disabling Code	77
	17.7	FCRA	77
	17.8	Deliverables	77
	17.9	Supported Technology	77
	17.10	Disclaimers	78

18.	INSURANCE		78

	18.1	Insurance Coverage	78
	18.2	Insurance Provisions	81

19.	INDEMNITIES		82

	19.1	Indemnity by Ensono	82
	19.2	Indemnity by D&B	83
	19.3	Additional Indemnities	84
	19.4	Infringement Where Ensono is Indemnitor	84

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	19.5	Infringement Where D&B is Indemnitor	85
	19.6	Indemnification Procedures	85
	19.7	Subrogation	86

20.	LIABILITY		87

	20.1	General Intent	87
	20.2	Liability Restrictions	87
	20.3	Force Majeure	89
	20.4	No Exemptions	90

21.	ENSONO FINANCIAL REQUIREMENTS		90

	21.1	Pre-eminence of these provisions over any other provision of the Agreement; Time of the Essence	90
	21.2	Ensono Reporting Obligations regarding Breaches of, and Notices Under, Loan Agreements	90
	21.3	Meetings of the Parties Following a Loan Agreement Default Notice	91
	21.4	D&B Right To Terminate	91
	21.5	Step-In Rights	92
	21.6	“Red” Events	92
	21.7	Step In Rights	93

22.	DISPUTE RESOLUTION		93

	22.1	Informal Dispute Resolution	93
	22.2	Litigation	94
	22.3	Continued Performance	95
	22.4	Injunctive Relief; Specific Performance	95
	22.5	Governing Law	95
	22.6	Limitation of Actions	96

23.	TERMINATION		96

	23.1	Agreement Termination for Cause	96
	23.2	SOW Termination for Cause by D&B	97
	23.3	SOW Termination for Cause by Ensono	98
	23.4	Termination For Convenience	98
	23.5	Termination Upon Change of Control of Ensono	99
	23.6	Termination Due To Force Majeure Event	100
	23.7	Termination Due To Ensono’s Financial Inability To Perform	100
	23.8	Extension of Termination/Expiration Effective Date	101
	23.9	No Damages From Termination; No Other Termination for Convenience Charges	101
	23.10	Termination/Expiration Assistance	101
	23.11	Equitable Remedies	103
	23.12	Effect of Termination or Expiration of this Agreement on SOWs Hereunder	104
	23.13	Termination of the IMSA	104
	23.14	Transfer Regulations	104

24.	COMPLIANCE WITH LAWS		104

	24.1	Compliance with Laws and Regulations Generally	104

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	24.2	FCRA, GLB Act, and Similar Laws	105
	24.3	Equal Employment Opportunity/Affirmative Action	105
	24.4	Occupational Safety And Health Act	105
	24.5	Hazardous Products or Components	106
	24.6	Liens	106
	24.7	Modifications to the Services to Comply with Laws; Cost Allocation	106

25.	PROVISIONS REGARDING TRANSITION FROM GMSA		107

	25.1	Cancellation of the GMSA	107
	25.2	Continuation of SOWs	107
	25.3	Mutual Release of Claims	107

26.	GENERAL		108

	26.1	Binding Nature and Assignment	108
	26.2	No Collateral Documents	108
	26.3	Mutually Negotiated	109
	26.4	Notices	109
	26.5	Counterparts	110
	26.6	Headings	111
	26.7	Relationship of Parties	111
	26.8	Non-Exclusivity	111
	26.9	Severability	111
	26.10	Consents and Approval	111
	26.11	Waiver of Default; Cumulative Remedies	112
	26.12	Survival	112
	26.13	Public Disclosures	112
	26.14	Service Marks	113
	26.15	Third Party Beneficiaries.	113
	26.16	Nonsolicitation of Employees	113
	26.17	Covenant of Good Faith and Fair Dealing	113
	26.18	Entire Agreement; Amendment	113

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SCHEDULES

Schedule A:*	Services
Schedule B:*	Service Levels
Schedule C:*	Charges
Schedule D:**	Key Ensono Positions
Schedule E:*	Approved Subcontractors
Schedule F:	Batch Systems Subject To 2 Day Rule in Section 10.2
Schedule G-1:	D&B Competitors as of the Effective Date
Schedule G-2:	Ensono Competitors as of the Effective Date
Schedule H:**	List of Software
Schedule I:	D&B Information Security & Data Protection Standards
Schedule J:	Auditor Nondisclosure Agreement
Schedule K:	Ensono Employment/Background Screening Policies as of the Effective Date
Schedule L:	Form of SOW
Schedule M:	AWS Terms
Schedule N:	Financial Thresholds
Schedule O:	Transfer Regulations
Schedule P	***
Schedule Q	Ensono use of D&B Facilities
Schedule R	Governance
Schedule S	Form of Ensono Certificate of Insurance
Schedule T	Twelve Month Rule elements
Schedule U	Data Transfer Agreement

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* This Schedule is SOW specific and is not attached to this Agreement.
** This Schedule is in this Agreement and can be varied or supplemented by a similarly designated Schedule to an SOW.

-vii-

D&B/Ensono Confidential Information

FIRST AMENDED AND RESTATED
GLOBAL MASTER SERVICES AGREEMENT

This FIRST AMENDED AND RESTATED GLOBAL MASTER SERVICES AGREEMENT (this “Agreement” or the “Global Master Services Agreement”), is made and effective as of January 1, 2017 (the “Effective Date”) but executed by the parties on January 3, 2017, by and between DUN & BRADSTREET, INC. (“D&B”), a Delaware corporation having offices at 103 JFK Parkway, Short Hills, New Jersey 07078 and ENSONO, LP (“Ensono”), a Delaware limited partnership having offices at 3333 Finley Road, Downers Grove, Illinois 60515.

1.	BACKGROUND AND OBJECTIVES

1.1	Background.
(a)D&B and Acxiom Corporation entered into a Global Master Services Agreement (the “Original GMSA”) on July 27, 2006, which (as amended) was assigned to, and assumed by Ensono on July 21, 2015, with D&B’s consent, in connection with Ensono’s purchase of certain portions of Acxiom’s information technology business;
(b)The parties desire to amend and restate the Original GMSA as provided herein;
(c)DBIS (an Affiliate of D&B in Ireland) and a predecessor to Ensono UK (an Affiliate of Ensono in the United Kingdom) are also parties to a DBIS Master Services Agreement (the “Original IMSA”) and effective simultaneously with the execution and delivery of this Agreement are executing and delivering an Amended and Restated DBIS Master Services Agreement (the “IMSA”);
(d)By way of background to the parties’ businesses:
(i)D&B is a leading provider of information and data about businesses;
(ii)Ensono is a provider of managed information technology services; and
(iii)D&B’s business is the provision of information to its customers and D&B is almost entirely reliant upon data processing services to collect, organize, maintain and deliver information to its customers. D&B has a number of business lines, including Credit, Sales & Marketing, Supply Chain, and Compliance.

1.2	Objectives.
D&B requires a relationship with Ensono: (i) that is responsive to changes, requests, and incidents in the environment; (ii) such that Ensono has personnel available and approachable for strategy, help, advice and discussion as

D&B/Ensono Confidential Information

desired by D&B within the scope defined by this Agreement and applicable SOWs hereto; and (iii) that facilitates cooperation, teamwork and clear governance structure between the parties and their personnel.
1.3    Construction.
The provisions of this Article 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the parties’ obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement. However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed so as to give full effect to the provisions in this Article 1.

2.	DEFINITIONS
2.1    Certain Definitions.
The following terms will have the meanings set forth below with respect to this Agreement and each SOW hereunder:
(a)“12 Month Rule Charges” shall have the meaning provided in Section 14.6.
(b)“AAA” shall have the meaning provided in Section 22.1(b).
(c)“Accounting Firm” shall have the meaning provided in Section 14.12(d).
(d)“Additional Resource Units” shall have the meaning provided in Section 14.6.
(e)“Adjusted Charges” shall have the meaning provided in Section 14.2(b).
(f)“Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by, or under common Control with, such entity at the time in question. At D&B’s option an entity affiliated with D&B (which at the time of divestiture was receiving a portion of the Services) shall be deemed to remain an Affiliate of D&B for up to (at D&B’s discretion) twenty-four (24) months after the date it ceases to Control, be Controlled by, or be under common Control with, D&B; and the purchaser of all or substantially all the assets of any line of business of D&B or its Affiliates (which at the time of sale was receiving a portion of the Services) shall be deemed to be an Affiliate of D&B for twenty-four (24) months after the date of purchase, but only with respect to the business(es) acquired. With regard to Ensono, Affiliate does not include any entity Controlling Ensono or any entity under common Control with Ensono that is not directly or indirectly Controlled by Ensono Holdings LLC (Series 1, 2, or 3), which are each a Delaware limited liability company.

D&B/Ensono Confidential Information

(g)“Agreement” shall mean this First Amended and Restated Global Master Services Agreement, including its schedules, exhibits, SOWs, and appendices, as the same may be amended by the parties from time to time in accordance with Section 26.18. The text of this Agreement includes references to “this Agreement or an SOW hereunder” (and other similar references); the fact that such references appear herein shall not be interpreted as meaning that a reference to this “Agreement” does not include SOWs hereunder (as the term “Agreement” does include all documents hereunder, as provided in the first sentence of this definition).
(h)“Amount at Risk” shall have the meaning provided in Section 10.2(c).
(i)“Annual Minimum Charges” shall have the meaning provided in Section 14.2.
(j)“Annual Minimum Charges Shortfall” shall have the meaning provided in Section 14.2.
(k)“Applicable Laws and Regulations” means:
(i)any applicable law, statute, regulation, ordinance or subordinate legislation in force from time to time to which a party is subject;
(ii)the common law as applicable to the parties from time to time;
(iii)any binding court order, judgment or decree; and any applicable directive, policy, rule or order that is binding on a party and that is made or given by any government, an agency thereof, or any regulatory body;
of any country, the European Union, or other national, federal, commonwealth, state, provincial or local jurisdiction and of any exchange or association (including the New York Stock Exchange, the National Association of Securities Dealers and the Direct Marketing Association) whose regulations are binding on either party pursuant to a self-regulating mechanism approved by a governmental entity.
(l)“Applications Software” or “Applications” shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform specific user related data processing and telecommunications tasks in connection with the Services, including all application development tools and all database management software. The designation of an item of Software as Application Software shall not change any allocation of financial responsibility provided with respect to that Software elsewhere.
(m)“Approved Locations” shall have the meaning provided in Section 9.3(b).
(n)“Approved Subcontractors” shall mean those subcontractors of Ensono:

D&B/Ensono Confidential Information

(i)identified in the applicable SOW;
(ii)whose approval by D&B is not required in accordance with Section 11.5;
(iii)and any other subcontractor(s) approved by D&B in accordance with Section 11.5;
unless and until (in each case of (i), (ii) and (iii) approval of such subcontractor is rescinded by D&B in accordance with Section 11.5(b).
(o)“At Risk Charges” shall have the meaning provided in Section 10.2(d).
(p)“AWS” shall have the meaning provided in Section 11.10(b).
(q)“AWS Terms” shall mean the Amazon Web Services terms attached as Schedule M.
(r)“Benchmarker” shall have the meaning provided in Section 14.12(a).
(s)“Business Day” shall mean every day Monday through Friday other than those holidays (not to exceed fifteen (15) per calendar year) when D&B’s corporate headquarters is not scheduled to be open for business. References in this Agreement to “days” that do not specifically refer to Business Days are references to calendar days and, unless otherwise provided, a period of more than seven (7) days that expires on a day other than a Business Day shall be automatically extended to the next following Business Day.
(t)“Certain Manuals/Procedures” shall have the meaning provided in Section 8.10.
(u)“Change Control Procedure” shall have the meaning provided in Section 11.4.
(v)“Change in Control of Ensono” shall have the meaning provided in Section 23.5(a).
(w)“Charges” shall mean the amounts payable to Ensono for Services as set forth in the SOWs, but without deduction for any Service Level Credits. The term “Charges” does not include (i) Pass-Through Expenses; (ii) Out-Of-Pocket Expenses, or (iii) taxes.
(x)“Chronic or Extreme Service Level Failures” shall have the meaning provided in Section 10.2(b).
(y)“Commercially Available” with respect to Software and tools shall mean Software or a tool: (i) that is available to the general public under standard

D&B/Ensono Confidential Information

terms and conditions, (ii) for which the applicable vendor provides ongoing maintenance and updates, and (iii) that is available at list prices offered to the public.
(z)“Commercially Reasonable Efforts” shall mean taking such steps and performing in such a manner as a well-managed business would undertake where such business was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.
(aa)“Commitment Cap” shall have the meaning provided in Section 14.3.
(bb)    “Confidential Information” shall have the meaning provided in Section 16.4(a).
(cc)    “Contract Year” shall mean each twelve (12) month period beginning with the Effective Date of the relevant SOW, provided however that if the first Contract Year is not a calendar year then the first Contract Year shall end on December 31 of the year in which its Effective Date occurs. In such event and unless otherwise provided monetary amounts applicable to such Contract Year (other than Termination for Convenience Charges) shall be appropriately pro-rated.
(dd)    “Control” and its derivatives mean with regard to any entity the legal, beneficial or equitable ownership, directly or indirectly, of:
(i)fifty percent (50%) or more of the capital stock (or other ownership interest if not a stock corporation) of such entity ordinarily having voting rights;
(ii)(A) twenty percent (20%) or more of the capital stock (or other ownership interest if not a stock corporation) and (B) either (1) a greater percentage than any other juridical person or (2) management control in fact or by agreement; or with respect to an entity not domiciled in the United States, the greater of twenty percent (20%) of the capital stock (or other ownership interest if not a stock corporation) and the maximum percentage allowed for a United States domiciliary to directly or indirectly own in accordance with local law for an entity engaged in such entity’s business.
(ee)    “Credit Card Data” shall have the meaning provided in Section 16.3(f).
(ff)    “Critical Service Levels” shall have the meaning provided in Schedule B to each SOW.
(gg)    “D&B” shall have the meaning provided in the preamble to this Agreement.
(hh)    “D&B Competitor” shall mean those entities listed in Schedule G-1, and their Affiliates, as such Schedule may be updated by D&B on an annual basis; provided that: (i) without Ensono’s consent, the number of D&B Competitors shall not

D&B/Ensono Confidential Information

exceed the number initially specified in Schedule G-1 as of the Effective Date, (ii) with respect to any entity on (or added to) the list in Schedule G-1, if Ensono or any Affiliate has an existing relationship with such entity prior to such entity being added to the list, then any restrictions herein applicable to D&B Competitors shall not be effective with respect to such entity, and (iii) D&B shall certify that it has a good faith belief that the new entity is a direct competitor of D&B or its Affiliates. If a new entity to be added to the list by D&B is an information technology services company, D&B shall first consult with Ensono regarding the same, ***. Notwithstanding the foregoing, in no event shall the following entities or their Affiliates be added to Schedule G-1 or be otherwise considered D&B Competitors: ***.
(ii)    “D&B Confidential Information” shall have the meaning provided in Section 16.4(b).
(jj)    “D&B Contract Executive” shall have the meaning provided in Section 13.1(a).
(kk)    “D&B Customer Information” shall have the meaning provided in Section 16.3(a).
(ll)    “D&B Data” shall mean all information, whether or not Confidential Information, entered in or otherwise transferred to Software or Equipment by or on behalf of D&B and information derived from such information, including as stored in or processed through the Equipment or Software. “D&B Data” also includes (i) all data and information from D&B (or its Affiliates, customers, etc.) that are processed by, or otherwise are provided to, Ensono (including all D-U-N-S® Numbers); and (ii) all data and information that D&B generates through use of the Services. This includes Personal Information and Personally Identifiable Information.
(mm)    “D&B Information” shall mean all information, including D&B Data and D&B Customer Information, in any form, furnished or made available directly or indirectly to Ensono by D&B or otherwise obtained by Ensono from D&B. This includes Personal Information and Personally Identifiable Information.
(nn)    “D&B Materials” shall mean Materials owned by D&B or its Affiliates.
(oo)    “D&B Process” shall have the meaning provided in Section 14.12.
(pp)    “D&B SOW Executive” shall have the meaning provided in Section 13.1(a).
(qq)    “DBIS” shall mean D&B’s Affiliate, D & B Business Information Solutions UC, an Irish company (Registration Number 471445) with registered offices at 5th Floor, Carmanhall Road, Sandyford Business Park, Dublin D18 Y3X2, Ireland.
(rr)    “Deliverable” shall mean (i) any Materials, work product, mappings, software, concepts, works, information, data, computer programs, processes, methods, audio media, visual media, inventions, and other ideas and

D&B/Ensono Confidential Information

materials, and any modifications, enhancements, or derivative works thereof, and (ii) which are created, developed, invented, prepared, reduced to practice, or discovered by Ensono, solely or together with D&B, an Ensono Affiliate, and/or (to the extent permitted herein) a subcontractor, pursuant to this Agreement (and/or any SOW hereunder).
(ss)    “Developed Ensono Materials” shall have the meaning provided in Section 8.4(b).
(tt)    “Developed D&B Materials” shall have the meaning provided in Section 8.4(a).
(uu)    “Dispute Date” shall have the meaning provided in Section 22.1(a)(i).
(vv)    “Distinct Entity” shall have the meaning provided in Section 23.5(a)(i).
(ww)    “Effective Date” shall have the meaning provided in the Preamble.
(xx)    “Embedded Ensono Material” shall have the meaning provided in Section 8.4(f).
(yy)    “End Users” shall mean users of the Services.
(zz)    “Ensono” shall have the meaning provided in the preamble to this Agreement.
(aaa)    “Ensono A/R File” shall have the meaning provided in Section Error! Reference source not found..
(bbb)    “Ensono Competitor” shall mean those entities listed in Schedule G-2, and their Affiliates, as such Schedule may be updated by Ensono on an annual basis; provided that: (i) without D&B’s consent, the number of Ensono Competitors shall not exceed the number initially specified in Schedule G-2 as of the Effective Date, and (ii) with respect to any entity on (or added to) the list in Schedule G-2, if D&B has an existing relationship with such entity, prior to such entity being added to the list, then any restrictions herein applicable to Ensono Competitors shall not be effective with respect to such entity.
(ccc)    “Ensono Confidential Information” shall have the meaning provided in Section 16.4(c).
(ddd)    “Ensono Delivery Director” shall have the meaning provided in Section 6.1(a).
(eee)    “Ensono Materials” shall mean Materials owned by Ensono or its Affiliates.

D&B/Ensono Confidential Information

(fff)    “Ensono Personnel” shall mean employees of Ensono and its Approved Subcontractors assigned to perform the Services pursuant to this Agreement (including SOWs hereunder).
(ggg)    “Ensono Process” shall have the meaning provided in Section 14.12.
(hhh)    “Ensono Software” shall mean the Software that is owned or distributed by Ensono or its Affiliates, together with any modifications, upgrades, extensions or enhancements (i.e., derivative works) of such Software (other than any D&B Confidential Information).
(iii)    “Ensono UK” shall mean Ensono’s Affiliate, Ensono Limited, an English company (Registration Number 3276974) with limited liability having its principal place of business at One London Road, Staines, Middlesex, TW18 4EX England.
(jjj)    “Equipment” shall mean the computer and telecommunications equipment (without regard to which entity owns or leases such equipment) used by Ensono and its Approved Subcontractors to provide the Services. Equipment includes the following:
(i)    computer equipment, including associated attachments, features, accessories, peripheral devices, front end devices, and other computer equipment;
(ii)    telecommunications equipment, including private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment; and related services (e.g., maintenance and support services, upgrades, subscription services) provided by third parties (e.g., manufacturer and lessor) in the same or related agreement covering the provision of such Equipment.
(kkk)    “FCRA” shall mean the Fair Credit Reporting Act of 1970, as amended, 15 U.S.C. § 1681.
(lll)    ***.
(mmm)    “Force Majeure Event” shall have the meaning provided in Section 20.3(a).
(nnn)    “Former Affiliate” shall mean the entities who are deemed to be Affiliates pursuant to the second sentence of the definition of “Affiliate”.
(ooo)    “GLB Act” shall mean the Gramm-Leach-Bliley Act, 15 USC §6801 et. seq., and the implementing regulations and regulatory interpretations thereto, as amended from time to time. References to the GLB Act shall not be deemed to imply that D&B is a financial institution subject to the GLB Act.

D&B/Ensono Confidential Information

(ppp)    “Global Master Services Agreement” (or “GMSA”) shall have the same meaning as “Agreement” in Section 2.1(g).
(qqq)    “GS&P” shall have the meaning provided in Section 3.5(a).
(rrr)    “IMSA” shall have the meaning provided in Section 1.1(c).
(sss)    “Imputed Substitute Services Charges” shall have the meaning provided in Section 14.2.
(ttt)    “Initial Term” shall have the meaning provided in Section 5.1.
(uuu)    “Intellectual Property Rights” shall mean, on a worldwide basis, any and all:
(i)rights associated with works of authorship and literary property, including copyrights, moral rights of an author of a copyrightable work (including any right to be identified as the author of the work or to object to derogatory treatment of the work), and mask-work rights;
(ii)database rights and design rights;
(iii)trademarks, service marks, logos, trade dress, trade names, whether or not registered, and the goodwill associated therewith;
(iv)rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether or not developed or reduced to practice);
(v)patents, designs, algorithms and other industrial property rights;
(vi)rights in domain names, universal resource locator addresses, telephone numbers (including toll free numbers), and similar identifiers;
(vii)other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and registrations, initial applications (including intent to use applications), renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
(vvv)    “Key Ensono Positions” shall have the meaning provided in Section 6.1(a).
(www)    “Knowledge Individuals” shall have the meaning provided in Section 25.3.
(xxx)    “Loan Agreement” shall have the meaning provided in Section 21.2(a).
(yyy)    “Loan Agreement Default Notice” shall have the meaning provided in Section 21.2(a).

D&B/Ensono Confidential Information

(zzz)    “Losses” shall mean all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).
(aaaa)    “Major Milestone” shall have the meaning provided in Section 4.2(a).
(bbbb)    “Majority-Owned Affiliate” shall mean an Affiliate whose Control is measured at fifty (50) percent or greater.
(cccc)    “Managed Public Cloud Services” shall mean the Ensono Services of managing Public Cloud Services, as such Ensono Services are described in Exhibit A-9.
(dddd)    “Materials” shall mean, collectively, Software, expressions of literary works, or other works of authorship which are reduced to tangible form, specifications, design documents and analyses, studies, software programs and programming, program listings, programming tools, configurations, integration methods, interfaces, documentation, implementation and change management plans, business models, business rules, business logic, work and process flows, system architecture plans, web site design flow charts, reports, drawings, inventions, and similar work product (all of which are reduced to tangible (including electronic) form).
(eeee)    “Monthly Performance Report” shall have the meaning provided in Schedule B to this Agreement.
(ffff)    “New Ensono Software” shall have the meaning provided in Section 8.2(b)(i).
(gggg)    “New Services” shall have the meaning provided in Section 14.11.
(hhhh)    “New Third Party Software” shall have the meaning provided in Section 8.3(b)(i).
(iiii)    “Non-Commercially Available” with respect to Software and tools shall mean Software or a tool that is not Commercially Available.
(jjjj)    “Notice of Election” shall have the meaning provided in Section 19.6(a).
(kkkk)    “Original IMSA” shall have the meaning provided in Section 1.1(c).
(llll)    “Out-of-Pocket Expenses” shall mean reasonable, demonstrable and actual out-of-pocket expenses incurred by Ensono for equipment, materials, supplies or services provided to or for D&B or its Affiliates as identified in this

D&B/Ensono Confidential Information

Agreement, but not including Ensono’s overhead costs (or allocations thereof), administrative expenses or other mark-ups. Out-of-Pocket Expenses shall be calculated at Ensono’s actual incremental expense and shall be net of all rebates and allowances received by Ensono or its Affiliates. Where Ensono incurs an Out-of-Pocket Expense from an Affiliate of Ensono, D&B’s approval (which may be arbitrarily withheld) shall be obtained and the amount recognized shall be no greater than would have been paid to such Affiliate in an arm’s length transaction between unaffiliated companies at fair market value.
(mmmm)“PCI DSS” shall have the meaning provided in Section 16.3(f)(i).
(nnnn)    “Pass-Through Expenses” shall have the meaning provided in Section 14.8(a).
(oooo)    “Patriot Act” shall mean United States Public Law 107-56 (October 26, 2001).
(pppp)    “Performance Standards” shall mean, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in this Agreement and any SOW hereunder, including Service Levels.
(qqqq)    “Personally Identifiable Information” or “PII” shall have the meaning provided in Section 16.1(c).
(rrrr)    “Personal Information” shall mean any information relating to an identified or identifiable natural person.
(ssss)    “Procedures Manual” shall mean the standards and procedures manual described in Section 11.3.
(tttt)    “Project” shall have the meaning provided in Section 3.5(f).
(uuuu)    “Project Management Process” shall mean the process of managing Projects described in Section 18.9 of Schedule A.
(vvvv)    “Project Plan” shall have the meaning provided in the Project Management Process.
(wwww)    “Public Cloud Services” means the computing services provided by unaffiliated third parties (such as AWS) that are described in industry parlance as “cloud services”, offering variable on-demand computing and storage.
(xxxx)    “Red Event” shall have the meaning provided in Section 21.6(b).
(yyyy)    “Renewal Term” shall have the meaning provided in Section 5.2.

D&B/Ensono Confidential Information

(zzzz)    “Required Consents” shall mean such consents as may be required or desirable for the assignment to Ensono, or the grant to Ensono of rights of use, of resources otherwise provided for in this Agreement.
(aaaaa)    “Required Registrations” shall have the meaning provided in Section 6.3.
(bbbbb)    “Resource Units” shall mean the unit of chargeable resource utilization for particular resource categories and/or Services, as provided in SOWs hereunder.
(ccccc)    “Retained Responsibilities” shall have the meaning provided in Section 13.1.
(ddddd)    “SSAE 16” shall have the meaning provided in Section 12.2(a).
(eeeee)    “Services” shall have the meaning provided in Section 3.1(a).
(fffff)    “Service Level Credits” shall have the meaning provided in Schedule B.
(ggggg)    “Service Levels” shall have the meaning provided in Section 10.1.
(hhhhh)    “Software” shall (unless a more specific reference is provided) mean Applications Software and Systems Software.
(iiiii)    “SOW” refers to a specific document or documents prepared by the parties on or after the Effective Date, in order for D&B to receive Services from Ensono pursuant to this Agreement. Each SOW will be subject to the terms and conditions of this Agreement.
(jjjjj)    “SOW Effective Date” shall mean the effective date of an applicable SOW.
(kkkkk)    “SOW #9” shall mean the SOW entitled “SOW #9” executed simultaneously with the execution and delivery of this Agreement.
(lllll)    “SOW No. I-9” shall mean an SOW entitled SOW No. I-9 that DBIS and Ensono UK intend to execute under the IMSA effective simultaneously with the execution and delivery of this Agreement.
(mmmmm)    “SOW Term” shall mean the term of the relevant SOW.
(nnnnn)    “Specific Patent Notice” shall have the meaning provided in Section 8.6.

D&B/Ensono Confidential Information

(ooooo)    “Steering Committee” shall have the meaning provided in Section 11.1.
(ppppp)    “Stipulated Payment Amount” shall have the meaning provided in Section 23.5(b).
(qqqqq)    “System Change” shall have the meaning provided in Section 11.4(d).
(rrrrr)    “Systems Software” shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform (i) tasks basic to the functioning of the Equipment and which are required to operate the Applications Software; or (ii) tasks, other than as performed by Applications Software, otherwise supporting the provision of the Services by Ensono. Programs and programming supporting the Services that are not Applications Software shall be deemed to be Systems Software. Systems Software includes mainframe and mid-range operating systems, server operating systems, network operating systems, systems utilities (including measuring, monitoring and systems management tools), and data security software development tools (other than development tools for Applications Software) and, tele-communications monitors. The designation of an item of Software as Systems Software shall not change any allocation of financial responsibility provided with respect to that Software elsewhere.
(sssss)    “T&M Rates” shall have the meaning provided in Schedule C.
(ttttt)    “Technology Plan” shall have the meaning provided in Section 11.6.
(uuuuu)    “Term” shall have the meaning provided in Section 5.2.
(vvvvv)    “Termination For Convenience Charge” shall have the meaning provided in Section 14.5.
(wwwww)    “Termination/Expiration Assistance” shall have the meaning provided in Section 23.10(a).
(xxxxx)    “Third Party Service Contracts” shall mean those agreements pursuant to which a third party was, immediately prior to the relevant SOW Effective Date, furnishing or providing services to D&B or its Affiliates similar to the Services.
(yyyyy)    “Third Party Software” shall mean Software that is not Ensono Software or D&B Software.
(zzzzz)    “Transformation Plan” shall have the meaning provided in Section 4.3.
(aaaaaa)    “Transition Plan” shall have the meaning provided in Section 4.3.

D&B/Ensono Confidential Information

(bbbbbb)    “UCITA” shall have the meaning provided in Section 22.5(b).
(cccccc)    “Use” shall mean, in the context of Software or Materials, to use, copy, maintain, modify, enhance, distribute, or create derivative works.
(dddddd)    “Virus” shall have the meaning provided in Section 17.5.

2.2	Inclusion of Affiliates in Definition of D&B and Ensono; Meaning of “party”.
(a)As used in this Agreement, references to “D&B” include Affiliates of D&B in accordance with the following:
(i)A reference includes Affiliates of D&B where expressly so provided;
(ii)References to D&B in the following definitions include Affiliates of D&B (unless expressly provided to the contrary): D&B Customer Information, D&B Confidential Information, D&B Data, D&B Information, D&B Materials, Developed D&B Materials and D&B Software;
(iii)References to sale, assignment, grant or the like by D&B means D&B will perform the act for itself or cause Affiliates of D&B to perform the act themselves; references to assets being in the name of D&B include Affiliates of D&B; and
(iv)References to the business, operations, policies, procedures and the like of D&B include Affiliates of D&B to the extent Affiliates are receiving the Services.
Subject to the foregoing, references to D&B shall include (i) Affiliates of D&B as D&B reasonably designates and (ii) any other Affiliate of D&B entering into an SOW hereunder.
(b)References to a “party” means D&B, on the one hand, and Ensono, on the other hand. References to the “parties” means D&B and Ensono.
(c)As used in this Agreement, references to “Ensono” include Affiliates of Ensono in accordance with the following:
(i)A reference includes Affiliates of Ensono where expressly so provided;
(ii)References to Ensono in the following definitions include Affiliates of Ensono (unless expressly provided to the contrary): Ensono Confidential Information, Ensono Materials, Ensono Software and Developed Ensono Materials;

D&B/Ensono Confidential Information

(iii)References to sale, assignment, grant or the like by Ensono means Ensono will perform the act for itself or cause Affiliates of Ensono to perform the act themselves; references to assets being in the name of Ensono include Affiliates of Ensono; and
(iv)References to the business, operations, policies, procedures and the like of Ensono include Affiliates of Ensono to the extent Affiliates are providing the Services.
2.3    Rules of Interpretation.
(a)Terms other than those defined within this Agreement shall be given their plain English meaning, and those terms, acronyms and phrases known in the information technology services industry shall be interpreted in accordance with their generally known meanings. Unless the context otherwise requires, words importing the singular include the plural and vice-versa, and words importing gender include both genders. Unless the context otherwise requires to “persons” includes individual natural persons and juridical legal entities.
(b)References to articles, sections, and paragraphs shall be references to sections and paragraphs of this Agreement, unless otherwise specifically stated. References to a Schedule that form part of an SOW (as noted above in the table of Schedules) is a reference to such Schedule in such SOW.
(c)The section headings in this Agreement are intended to be for reference purposes only and shall not be construed to modify or restrict any of the terms or provisions of this Agreement.
(d)Where there is similar, but not identical, construction of phrases, sentences, or clauses within this Agreement or the IMSA no implication is made that a “negative pregnant” is intended and they shall each be construed separately, in accordance with their plain meaning.
(e)The words “include”, “includes”, “including”, and “e.g.” when following a general statement or term, are not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest scope.
(f)The word “may” (unless followed by “not”) shall be construed as meaning “shall have the right, but not the obligation, to”.
(g)Any reference to a foreign, federal, state, local, or other statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

D&B/Ensono Confidential Information

3.	SERVICES

3.1	Provision of Services.
(a)In General. Commencing on the relevant SOW Effective Date, Ensono shall provide the services, functions and responsibilities described in this Agreement and its Schedules, including Schedule A, as each may be supplemented, enhanced, modified or replaced in accordance with this Agreement. Additionally, commencing on the relevant SOW Effective Date, Ensono shall provide the services, functions and responsibilities described in each SOW, as each may be supplemented, enhanced, modified or replaced in accordance with this Agreement. The foregoing are collectively referred to as the “Services”.
(b)Implied Services. Other than D&B’s Retained Responsibilities, if any services, functions, or responsibilities are required for the proper performance and provision of the Services, regardless of whether they are specifically described herein, they shall be deemed to be implied by and included within the scope of the Services to be provided by Ensono to the same extent and in the same manner as if specifically described in this Agreement or the applicable SOW. Except as otherwise expressly provided in this Agreement (including D&B’s Retained Responsibilities), Ensono shall be responsible for providing the facilities, personnel, and other resources as necessary to provide the Services.
(c)Services Evolution. Ensono shall cause the Services to evolve and to be modified, enhanced, supplemented and replaced as necessary for such Services to keep pace with technological advances and advances in the methods of delivering services, where such advances are at the time pertinent for such Services to keep pace with the general use within the IT and data management industry; provided however, in no event shall this provision be interpreted to require that any (i) Software used to provide the Services be more current than n-1 (where the “n” level of Software currency refers to the most current release of Software, and the “n-1” (n minus one) level of Software currency refers to the release that immediately precedes the most current release of Software) or (ii) Equipment used to provide the Services be refreshed more than as expressly required in this Agreement or the relevant SOW. Adjustments in Services in accordance with this Section 3.1(c) shall be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement.
(d)Services Variable In Scope and Volume. The Services are variable in scope and volume. Such variations are provided for in the pricing mechanisms set forth in Article 14, the Change Control Procedure set forth in Schedule A, Charges defined in SOWs hereunder, and in Schedule C. Ensono shall be responsible for adjusting the resources used to provide the Services to accommodate the changes in scope and volume in such a manner as to comply with all Performance Standards. Ensono shall not be entitled to receive an adjustment to the Charges resulting from such variations in scope and volume except as set forth in Article 14, the Change Control Procedure set forth in Schedule A, in the Charges portions of SOWs hereunder, and in Schedule C.

D&B/Ensono Confidential Information

(e)Services Performed by D&B or Third Party.
(i)Except as provided in an SOW, D&B has the right to perform itself, or retain third parties to perform, any of the Services.
(ii)If D&B performs any of the Services itself, or retains third parties to do so, Ensono shall cooperate with D&B or such third parties, at D&B’s expense. Such cooperation shall include providing such information regarding the Software, Materials, data and Equipment in use pursuant to this Agreement, as a person with reasonable commercial skills and expertise would find reasonably necessary for D&B or a third party to perform its work. If D&B reduces the Services pursuant to this Section 3.1(e), the Charges shall be adjusted as provided in the applicable SOW.
(iii)Third parties retained by D&B shall comply with Ensono’s reasonable security and confidentiality requirements and (to the extent failure to do so would substantially impact on Ensono’s performance) with Ensono’s reasonable work standards, methodologies, and procedures, as have been provided by Ensono. Ensono shall promptly notify D&B if an act or omission of such a third party may cause a problem or delay in providing the Services and shall work with D&B to prevent or circumvent such problem or delay.
3.2    Intentionally Omitted.
3.3    Intentionally Omitted.
3.4    Permitted Users of the Services.
The Services may be used by D&B and, as directed by D&B, (i) its Affiliates and those third parties (such as customers, suppliers, and joint venturers) with whom D&B or any Affiliate has a commercial relationship which includes the resale of the Services provided hereunder through D&B’s distribution network and (ii) those persons (which may be as broad as the general public) who D&B or its Affiliates permits access through the internet and similar methods. Services provided to such entities shall be deemed to be Services provided to D&B; provided however, that this Section 3.4 shall not be interpreted to allow any such entity to be deemed in legal privity with Ensono and is subject to Section 26.15. D&B shall be responsible to Ensono for any breach of this Agreement caused by a party permitted by D&B to use the Services hereunder. D&B may permit its customers, suppliers, and similar third parties to install, maintain, and connect communications networks to third party routers and other communications equipment without additional charges (other than those associated with the related Resource Units, if any); provided that, requests by D&B to install substantial volumes of third party equipment in Ensono’s data center that are not covered by Resource Units shall be subject to, and reviewed through, the Change Control Procedure.

D&B/Ensono Confidential Information

3.5    SOWs.
(a)D&B and Ensono, and their respective Affiliates (including additional D&B business units and/or geographic territories), may execute SOWs substantially in the form attached hereto as Schedule L in order for Ensono (and/-or its Affiliates) to provide (and for D&B (and/or its Affiliates) to receive) Services during the Term. The provision of all such Services (including to additional D&B business units and/-or geographic territories) provided pursuant to an SOW shall be deemed to be the provision of “Services” hereunder. An SOW shall provide a description of the Services and/-or Project to be provided by Ensono to D&B. All Charges for Services and the charging methodology provided by Ensono pursuant to the SOW (including, if necessary charges for travel-related or other incidental expenses, Pass-Through Expenses and Out-Of-Pocket Expenses) shall be set forth in the SOW.
(i)Neither party shall have any obligation unless and until a specific SOW setting forth the specific terms with respect to Services to be provided and received has been executed by both of the parties.
(ii)Other than SOW #9 (which is being executed simultaneously with the execution and delivery of this Agreement) no SOW under this Agreement shall be effective unless and until the D&B Global Sourcing & Procurement Office (“GS&P”) provides its approval of the terms in such SOW, which approval must be evidenced by the GS&P’s execution of such SOW. Ensono shall be entitled to rely, without further inquiry, on the authenticity of such signature and authority of the person signing on behalf of the GS&P.
(iii)Each individual SOW shall identify the specific Ensono entity (i.e., Ensono and/or an Ensono Affiliate(s)) providing Services and the specific D&B entity (i.e., D&B and/or a D&B Affiliate(s)) receiving Services, and each party may so utilize an Affiliate to enter into an SOW.
(b)The following provisions will be addressed in individual SOWs, as necessary and as applicable:
(i)Legally necessary exceptions and additions, local and country-specific exceptions and additions, and transaction-specific exceptions and additions to the uniform terms and conditions in this Agreement, as well as additional terms and conditions specific to the Services provided under such SOW;
(ii)Provisions governing the transfer of assets (e.g., hardware, software, third party service contracts) and/or personnel to Ensono;
(iii)Disaster recovery provisions applicable to the Services to be provided by Ensono; and
(iv)In jurisdictions where the Acquired Rights Directive (or equivalent legislation) is effective, appropriate enabling provisions for those instances where employees of D&B are affected. Similarly where either party is obligated to consult with works councils or similar groups, the parties shall fully comply with

D&B/Ensono Confidential Information

such requirements, and the relevant SOW shall set forth any contractual requirements in such regard.
(c)Unless expressly provided otherwise in the applicable SOW, each SOW shall be deemed a part of and subject to all terms in this Agreement.
(d)Any future amendment to or modification of the terms and conditions of this Agreement shall be deemed incorporated into each SOW without the necessity of further action by either party, provided that such amendment or modification complies with Section 26.18 herein.
(e)If there is a conflict between (x) an SOW, and (y) this Agreement, the terms of the SOW shall prevail as to:
(i)Ensono’s and D&B’s respective rights and obligations under that SOW, provided that if such conflict relates to Article 8 (Intellectual Property Rights And Restrictions), 14 (Charges), 15 (Invoicing and Payment), 20 (Liability) or 23 (Termination) of this Agreement, then in order for the conflicting provision of the SOW to prevail: such conflict must be expressly listed in such SOW as a conflict (within a Section of such SOW that lists all such SOW-specific conflicts); and
(ii)issues involving local, country-specific law.
(f)An SOW may also describe a particular Project to be provided by Ensono to D&B. A “Project” is comprised of work that is: (a) expressly deemed to be a Project in this Agreement, or (b) a discrete unit of non-recurring work that generally requires startup, planning, execution, and completion. For all Projects proposed or requested by D&B, Ensono shall develop a Project Plan if necessary and comply with the Project Management Process. If Ensono proposes or requests a Project, and D&B agrees that the proposed work properly constitutes a Project in accordance with the definition provided above, Ensono shall develop a Project Plan, if necessary, and comply with the Project Management Process. No work will be considered a Project unless and until D&B approves the SOW and associated estimate, in writing. For purposes of clarification, all work with respect to “Projects” pursuant to SOWs shall be deemed to be “Services” governed by this Agreement.
(g)If D&B Affiliates and/or Ensono Affiliates enter into any SOW and either Affiliate fails to perform under such SOW for any reason, the applicable contracting company (Ensono, LP or Dun & Bradstreet, Inc., or the successor to either company) will be secondarily responsible hereunder for such performance (or failure to perform).

4.	TRANSITION & TRANSFORMATION

4.1	Context.
The Services have already been transitioned from D&B’s prior service provider to Ensono. The following provisions shall only be applicable if in the future

D&B/Ensono Confidential Information

D&B transitions additional functions to Ensono. However, to the extent the following provisions apply to transformation of the Services they shall apply to the transformation contemplated by Schedule A.

4.2	Major Milestones.
(a)Each SOW shall identify major events relating to the products or services provided by Ensono to D&B pursuant to such SOW (“Major Milestones”), if any, and dates by which such Major Milestones are to be achieved. Ensono shall achieve each Major Milestone by the applicable date set forth in the applicable SOW. Completion of each Major Milestone shall require successful achievement of each interim milestone upon which such Major Milestone depends, which interim milestones are included in such SOW (and Acceptance Criteria for each Major Milestone shall include D&B’s acceptance that such interim milestone(s) have been successfully achieved). A failure by Ensono to substantially conform to any such Major Milestone in accordance with the preceding sentence, as approved by D&B in writing in accordance with the Project Management Process, will entitle D&B, in addition to any other rights set forth in this Agreement or available to D&B in law or at equity for Ensono’s breach of this Agreement, to exercise the remedies described in such SOW.
(b)D&B shall have the right to monitor, test and otherwise observe and participate in the Services as described in the applicable SOW hereunder. Ensono will promptly notify D&B if any D&B monitoring, testing, participation, or other action has caused (or Ensono expects it to cause) a problem or delay in the delivery of Services, and work with D&B to prevent or circumvent the problem or delay.
(c)Approval of each Major Milestone by D&B and the completion of the transition (if any) described in an SOW hereunder shall be subject to (i) each such Major Milestone included in such SOW meeting corresponding acceptance criteria with respect to such Major Milestone, as such acceptance criteria are described in the applicable SOW (and as such acceptance criteria may be updated during the Term) and (ii) the applicable Acceptance Procedure with respect to such Milestones (which may include the Acceptance Procedures provided in the Project Management Process.

4.3	Transition and Transformation Plans.
(a)The “Transition” and “Transformation” described in a SOW, if any, shall be conducted in accordance with mutually agreed written plans (the “Transition Plan” and the “Transformation Plan”, respectively) which may each include:
(i)a description of the operations being transitioned and transformed, respectively;
(ii)a general description of the methods and procedures, personnel and organization Ensono shall use to perform the Transition and Transformation;
(iii)a schedule of Transition and Transformation activities;

D&B/Ensono Confidential Information

(iv)Major Milestones for Transition and Transformation;
(v)a detailed description of the respective roles and responsibilities of D&B and Ensono; and
(vi)such other information and planning as are necessary to conduct the Transition and Transformation in accordance with the other terms in this Agreement.
(b)If an SOW has drafts of a Transition Plan and/-or Transformation Plan attached, Ensono shall be responsible for revising and finalizing such Transition Plan and Transformation Plan, provided that: (i) Ensono shall cooperate and work closely with D&B in finalizing the plans (including incorporating D&B’s reasonable comments); and (ii) all changes to the plans shall be subject to approval by D&B, which approval shall not be unreasonably withheld, delayed or conditioned.

4.4	Conduct of the Transition and Transformation.
(a)Except (i) with D&B’s prior consent or (ii) if necessary in the event of an emergency such that it would be impractical for Ensono to obtain such prior consent (and solely for so long as the emergency continues), Ensono shall perform the Transition and Transformation in accordance with the Transition Plan, Transformation Plan and the Change Control Procedure. D&B shall cooperate and provide reasonable assistance with respect to the Transition and Transformation as specified in the Transition Plan and Transformation Plan or as otherwise requested reasonably in advance by Ensono.
(b)[Intentionally Omitted]
(c)Except as specifically provided in the applicable Transition Plan, no functionality of D&B IT operations being migrated pursuant to a Transition shall be disabled until such functionality has been established, tested, and accepted in the new location in accordance with the requirements provided in the Transition Plan.
(d)Provided that it does not interfere with or delay the Transition or Transformation in ways that are more than insubstantial and not contemplated by the Transition Plan or Transformation Plan, D&B may monitor, test, and otherwise participate in the Transition and Transformation. Ensono shall promptly notify D&B if such monitoring, testing, or participation has caused (or in Ensono’s reasonable opinion may cause) a problem or delay in the Transition or Transformation and the parties will work together to avoid the problem or delay.

4.5	Additional Terms.
(a)D&B may require Ensono to stop proceeding with all or any part of the Transition or Transformation at any time; provided, however, that in such event:
(i)D&B shall reimburse Ensono on an Out-of-Pocket Expense basis for any incremental costs incurred by Ensono as a result of any delay caused by

D&B/Ensono Confidential Information

such D&B requirement to stop proceeding, to the extent such costs cannot reasonably be avoided;
(ii)Ensono will be excused for delays in its performance under this Agreement to the extent reasonably and directly caused by D&B’s requirements under this provision and Ensono’s time period for performance will be equitably extended based on the then-prevailing circumstances; and
(iii)D&B may not require Ensono to stop proceeding with the Transition or Transformation for a period in the aggregate of longer than ninety (90) days. If any such suspension delays the Transition Completion Date, the Initial SOW Term (as defined in the relevant SOW) shall be extended day for day by the actual impact of the delays on the Transition Completion Date.

5.	TERM

5.1	Term.
The term of this Agreement (and SOW #9) shall begin on the Effective Date and shall expire on December 31, 2021, unless terminated earlier or extended in accordance with this Agreement (such period, the “Initial Term”).

5.2	Extension.
By providing written notice to Ensono in accordance with Section 26.4 at least six (6)) months before the then current expiration of the Term, D&B shall have the right and option to extend the Term for three (3) additional periods of up to one (1) year each, as D&B may designate. Any renewal period of this Agreement shall be referred to as the “Renewal Term”, and, collectively, the Initial Term and the Renewal Term shall constitute the “Term”. Unless otherwise provided in D&B’s notice, the Term of any SOW that is linked to the Term of this Agreement shall also be so extended.

6.	ENSONO PERSONNEL

6.1	Key Ensono Positions.
(a)“Key Ensono Positions” shall be the positions (and corresponding roles) set forth as such in Schedule D. Ensono shall cause each of the Ensono Personnel filling the Key Ensono Positions to devote substantially full time and effort to the provision of the Services. Ensono Personnel approved as of the Effective Date to fill the Key Ensono Positions are listed in Schedule D. Additionally, each SOW may contain, to the extent agreed by the parties, one or more additional Key Ensono Positions as expressly identified in such SOW, which number shall be dependent upon the scope of the Services provided under such SOW. In accordance with Section 6.1(b), Ensono shall designate an individual to serve as “Ensono Delivery Director”. The Ensono Delivery Director shall be one of the Key Ensono Positions and he or she shall be a member of the Management Committee. The Key Ensono Position approved as of the Effective Date to fill the role of the Ensono Delivery Director is

D&B/Ensono Confidential Information

listed in Schedule D. The Ensono Delivery Director shall (i) serve as the single point of accountability for Ensono for the Services; and (ii) have day-to-day authority for undertaking to ensure the provision of the Services and customer satisfaction. The Ensono Delivery Director’s compensation shall include significant financial incentives based on D&B’s satisfaction with the Services. The Ensono Delivery Director shall be based at a location reasonably convenient to D&B’s offices in the Short Hills, NJ area (travel to/-from such location shall not be chargeable to D&B) and will travel upon an as-needed basis, as reasonably requested by D&B, to D&B’s office locations or other locations reasonably designated by D&B from time to time.
(b)Before assigning an individual to a Key Ensono Position, whether as an initial assignment or a subsequent assignment, Ensono shall notify D&B of the proposed assignment, introduce the individual to appropriate D&B representatives, provide such representatives upon request with the opportunity to interview the individual, and provide D&B with a resume and other information about the individual reasonably requested by D&B. If D&B objects in good faith to the proposed assignment of any proposed Key Ensono Position, the parties shall attempt to resolve D&B’s concerns on a mutually agreeable basis. If the parties have not been able to resolve D&B’s concerns within five (5) Business Days, Ensono shall not assign the individual to that position and shall propose to D&B the assignment of a different individual of suitable ability and qualifications.
(c)Except with D&B’s consent (which may be arbitrarily withheld) individuals filling Key Ensono Positions may not be transferred or re-assigned to other positions with Ensono or its Affiliates (i) for at least one (1) year following their assignment (or expiration of the SOW, if any, under which they are identified as a Key Ensono Position, if shorter than one (1) year), and (ii) until a suitable replacement has been approved by D&B. No such transfer shall occur at a time or in a manner that would have a non-insubstantial adverse impact on delivery of the Services. Ensono shall establish and maintain an up-to-date succession plan for the replacement of individuals serving in Key Ensono Positions that shall be reviewed with D&B on a regular basis.
(d)So long as an individual is assigned to a Key Ensono Position and for twelve (12) months thereafter, Ensono shall not assign such individual to perform services for the benefit of any D&B Competitor, nor shall such individual at any time disclose any D&B Confidential Information to any third party or to any person at Ensono who does not have a need to know such Confidential Information in order for Ensono to provide the Services to D&B.

6.2	Qualifications, Retention and Replacement of Ensono Personnel.
(a)Ensono shall assign an adequate number of Ensono Personnel to perform the Services. Ensono Personnel shall be properly educated, trained, and fully qualified for the Services they are to perform, and Ensono shall ensure (to the extent reasonably possible) that any outgoing Ensono Personnel leaving the D&B account spend a reasonable period of time training the new Ensono Personnel who will be replacing such outgoing personnel. If any portion of the Services provided by Ensono

D&B/Ensono Confidential Information

Personnel is a separately chargeable resource Ensono shall not charge D&B for the time or other costs of training Ensono Personnel to become familiar with D&B’s account or business. Ensono is responsible for ensuring that Ensono Personnel assigned to perform the Services have the legal right to work in the country(ies) in which they are assigned to work.
(b)Background Checks.
(i)Ensono shall ensure that prior to assigning any individual to perform the Services in the UK, Ireland, Poland and the United States, Ensono shall have performed employment, drug and background screening on such person in accordance with Ensono’s standard employment screening policies, the version of which screening policies (as of the Effective Date) is provided in Schedule K. During the Term, Ensono shall provide D&B written notice of any material changes to such screening policies.
(ii)With respect to Services to be performed outside of the UK, Ireland, Poland and the United States, the relevant SOW shall set forth the equivalent background screening requirements under both local law and (to the extent applicable) U.S. law; provided however, that unless otherwise agreed within an SOW:
(A)in countries outside of the UK, Ireland, Poland and the United States that permit background checks, permit employment decisions based on background checks, and do not restrict employment decisions if a potential employee refuses to allow a background check, then background checks shall be performed; and
(B)in other countries (i.e., countries that do restrict background checks and/or employment decisions based on background checks in some manner), Ensono shall (1) so inform D&B and (2) unless D&B otherwise agrees (within an SOW) that the following are not necessary, Ensono shall (x) ensure that Services are provided from facilities in such country with appropriate physical and logical security, as agreed by the parties (e.g., provide Services from facilities that do not have printers or USB ports), or (y) restrict the type of work performed from facilities in such country (as agreed by the parties).
(c)While at D&B’s premises (or the premises of others receiving the Services hereunder), Ensono Personnel shall (i) comply with D&B’s requests, rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety, dress, behavior, and security practices or procedures) generally applicable to such premises; (ii) comply with D&B security policies; and (iii) otherwise conduct themselves in a businesslike and professional manner.
(d)If D&B determines in good faith (and for reasons that would not be legally impermissible for an employer to make as to one of its own employees) that the continued assignment to D&B’s account of one or more of the Ensono Personnel is not in the best interests of D&B, then D&B shall give Ensono notice to that effect. After receipt of such notice, Ensono shall have a reasonable period of time in which to

D&B/Ensono Confidential Information

investigate the matters stated in such notice, discuss its findings with D&B and resolve the problems with such person. If, following such period, D&B requests replacement of such person, Ensono shall replace that person with another person of suitable ability and qualifications. However, where D&B notifies Ensono that D&B has determined that the nature of the concern is of such that such Ensono Personnel should be removed immediately (albeit temporarily) from D&B’s account, Ensono shall immediately remove such individual(s) from D&B’s account. In any event, any request by D&B to remove an individual from D&B’s account shall not be deemed to constitute a termination of such individual’s employment by Ensono and in no event shall D&B be deemed an employer of any such person. This provision shall not operate or be construed to limit Ensono’s responsibility for the acts or omissions of Ensono Personnel.

6.3	Fair Employment Practices.
Ensono warrants, represents, and covenants to D&B that it will comply with all Applicable Laws and Regulations of the United States and those of the countries in which D&B receives Services (including laws relating to health and safety, labor, personal information privacy, law enforcement cooperation and environmental protection) to the extent such Applicable Laws and Regulations are applicable to Ensono’s implementation of this Agreement and performance of its obligations under this Agreement. Without limiting the generality of the foregoing, Ensono agrees:
(a)Not to knowingly use child labor in providing Services; provided that the term “child” will refer to an individual younger than the age of completing compulsory education, and in no case will any child younger than 16 years of age be employed in providing Services;
(b)To provide employees with a safe and healthy workplace in compliance with all applicable laws and to provide D&B with all information D&B may request about the facilities from which Services are provided;
(c)Only to employ individuals whose presence is voluntary and not to use prison labor, or to use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees;
(d)To comply with all applicable wage and hour laws, including those pertaining to minimum wage, overtime or maximum hours; and to utilize fair employment practices as provided in Applicable Law and Regulations;
(e)Not to discriminate in hiring or employment practices on grounds of race, religion, national origin, sexual orientation, political affiliation, social status, age, sex, or disability;
(f)To obtain all governmental licenses, approvals, authorizations and permits regulating Ensono as a services provider as required from time to time and to pay all fees and taxes associated with obtaining and maintaining such licenses, approvals, permits and authorizations throughout the Term;

D&B/Ensono Confidential Information

(g)To take all necessary steps to obtain any approval or registration of this Agreement (the “Required Registrations”) that may be required, either initially or at any time during the Term, in order to give this Agreement legal effect in the countries from which Ensono provides Services. Ensono shall, at its sole expense, take whatever steps may be necessary to secure such Required Registration, immediately and prior to commencing any activities which are subject to such approval or registration;
(h)Not to, directly or indirectly, make, offer or agree to make, or offer on behalf of D&B or its Affiliates, any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind, for the benefit of or at the direction of any candidate, committee, political party, political function, government or government subdivision, or any individual elected, appointed or otherwise designated as an employee or officer thereof, for the purposes of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything in order to obtain or retain business or other benefits in violation of the United States Foreign Corrupt Practices Act; and
(i)Not to, directly or indirectly, take any action that would cause D&B or any of its Affiliates or Ensono to be in violation of United States anti-boycott laws under the United States Export Administration Act or the United States Internal Revenue Code, or any regulation thereunder.

7.	RESPONSIBILITY FOR RESOURCES

7.1	Generally.
Except to the extent specifically provided elsewhere in this Agreement or in an SOW hereunder, Ensono shall be responsible for providing all resources (including facilities, services, telecommunications, Software, Equipment, personnel, storage, etc.) necessary or desirable to provide the Services and will only recover such costs through: the Charges for Services described in SOWs hereunder, the Resource Unit methodology, and the other charges expressly provided in Schedule C or in SOWs hereunder. Refresh of all such Equipment resources shall be at Ensono’s expense and in Ensono’s discretion, except as otherwise expressly provided in this Agreement or the relevant SOW, and shall not result in any increase in the Charges except (a) as otherwise expressly provided in an SOW or (b) as to Equipment that is owned or leased by D&B and for which Ensono does not have financial responsibility as provided in an SOW.

7.2	Financial Responsibility for Equipment.
Financial responsibility for (a) acquisition, lease, and ownership costs for Equipment, including current and future Equipment, upgrades, enhancements, growth and technology refreshments and (b) all costs and expenses related to operational support, including installation, support, hardware maintenance, disaster recovery, service levels, and moves, adds and changes shall be allocated between the parties as provided in the applicable SOW.

D&B/Ensono Confidential Information

7.3	Equipment Access and Operational and Administrative Responsibility.
(a)Operational and Administrative Responsibility. Except as provided in the next sentence, Ensono and its Affiliates shall be administratively and operationally responsible for the Equipment used to provide the Services, including provisioning, staging, configuring, warehousing, shipping, installing, operating, maintaining, upgrading, and enhancing the Equipment, all as set forth in more detail in Schedule A and in the applicable SOW, including any Financial Responsibility Matrix in such SOW. Any Equipment required to provide the Services (as opposed to Equipment that D&B itself uses in connection with the Services) for which D&B is financially, legally (i.e., the title or the lease in such party’s name), operationally (i.e., responsible for maintenance and operations) and administratively (i.e., responsible for lease or license renewals and for interacting with the third party vendor) responsible shall be expressly identified in an SOW hereunder, including the Charges therefor.
(b)Pass-Through Equipment. If the parties agree that Ensono’s or its Affiliates’ financial responsibility with respect to any Equipment is to be on a Pass-Through Expense basis, such Equipment shall expressly be identified in the applicable SOW hereunder. Any such Equipment that is provided on a Pass-Through Expense basis shall be purchased or leased in the name of D&B (or its designated Affiliate), unless otherwise provided within an SOW hereunder. Ensono shall be responsible for such Equipment during the Term to the same extent as if Ensono were the owner or lessee (as applicable) of such Equipment. If such Equipment is leased, Ensono shall comply with the requirements imposed on D&B (or, if applicable, its Affiliate) under the leases approved by D&B for such Equipment.

7.4	Financial Responsibility for Software.
(a)Generally. D&B will be responsible for the cost of all D&B proprietary Applications Software, except as otherwise expressly identified in this Agreement or in an SOW. Ensono will be responsible for the cost of all third party Applications Software, except as otherwise expressly identified in the applicable SOW. Ensono will be responsible for all Systems Software costs, including database management systems, except as otherwise expressly set forth in an SOW.
(b)Licenses. Where this Agreement or an SOW otherwise provides that D&B shall be the licensee for Software and Ensono can demonstrate to D&B’s satisfaction an economic advantage from Ensono, an Ensono Affiliate, or an Approved Subcontractor being the licensee of any particular Software, then Ensono, such Ensono Affiliate, or such Approved Subcontractor may (after obtaining D&B’s approval) be the licensee if Ensono provides D&B and its Affiliates with an appropriate license (with commercially reasonable maintenance terms) for such Software which shall become effective upon the expiration or termination of this Agreement and/or the applicable SOW (or the part of the Services to which such Software relates).

D&B/Ensono Confidential Information

7.5	Required Consents.
Except with respect to Software that is identified in an SOW hereunder as being D&B’s responsibility to obtain Required Consents, Ensono and its Affiliates shall be responsible, with D&B’s and its Affiliates’ reasonable co-operation, for obtaining the Required Consents for Software as necessary to perform the Services, and Ensono shall be responsible for those fees (including transfer or upgrade fees, additional licenses, sublicenses, and maintenance fees) required to obtain such Required Consents. The parties shall co-operate with each other so as to minimize such costs. As and to the extent consent is obtained for Ensono and its Affiliates to manage and utilize the Software or a contract but the relevant license or such contract remains in D&B’s or an Affiliate’s name, D&B and its Affiliates shall exercise termination, extension, and other rights thereunder as Ensono, after consultation with D&B, reasonably directs. If a Required Consent is not obtained, then, unless and until such Required Consent is obtained, Ensono shall determine and promptly adopt, subject to D&B’s approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consents.

8.	INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIONS
This Article addresses the parties’ respective rights in Software and other Materials. Grant by D&B to Ensono of a license to Use or of rights of Use pursuant to this Article 8 shall, subject to the other provisions of this Agreement, be deemed to include grant of such license or rights to Ensono’s Affiliates and Approved Subcontractors. Software made available to Ensono by D&B is made available on an “AS IS” basis, with no warranties whatsoever and any and all warranties that might be implied by statute are hereby excluded.

8.1	D&B Software & Materials.
D&B retains all right, title, and interest in and to D&B Software and other D&B Materials. D&B grants to Ensono a worldwide, fully paid-up, nonexclusive license to Use D&B Software and other D&B Materials during the Term solely to the extent necessary for performing the Services. D&B Software and other D&B Materials will be made available to Ensono in such form and on such media as exists on the Effective Date of the SOW under which they are to be made available or as are later obtained by D&B, together with available documentation and any other related materials. Ensono shall not be permitted to Use D&B Software or other D&B Materials for the benefit of any entities other than D&B and its Affiliates without the prior written consent of D&B, which may be withheld at D&B’s discretion. Ensono shall install, operate, and support (and otherwise treat in the same manner as D&B Software existing as of the Effective Date) additional D&B Software and/or D&B-provided Third Party Software that D&B may designate from time to time during the Term, subject to the parties’ agreement as to the charge for such. Except as otherwise permitted by this Agreement (e.g., Termination/Expiration Assistance) or as requested or approved by D&B, Ensono shall cease all Use of D&B Software and other D&B Materials upon expiration or termination of the SOWs under which they are required.

D&B/Ensono Confidential Information

8.2	Ensono Software and Materials.
This Section 8.2 provides terms that apply to all Ensono Software, except as provided otherwise in Sections 8.2(b) and 8.3(b) with respect to Ensono Software.
(a)Ensono retains all right, title and interest in and to Ensono Software and other Ensono Materials.
(b)This Section 8.2(b) shall apply solely with respect to Ensono Software:
(i)Each SOW shall list the Ensono Software (if any) that Ensono is permitted to Use under the SOW. Ensono shall not Use any additional Ensono Software (including any Ensono proprietary Software tools necessary to utilize work flows provided to D&B) to provide Services under an SOW (“New Ensono Software”) without first (A) notifying D&B in writing as to whether such New Ensono Software is Commercially Available or Non-Commercially Available; and (B) obtaining D&B’s prior written approval, which approval D&B may withhold in its discretion.
(ii)If Ensono Uses any New Ensono Software to provide Services without first notifying and obtaining approval from D&B as required by Section 8.2(b)(i) above, such New Ensono Software shall be deemed to be Commercially Available.
(iii)If any such New Ensono Software that will be Used to provide Services during an applicable SOW Term is Commercially Available, if D&B elects to do so, it shall have the right to obtain a license to such Software: (A) upon termination or expiration of the SOW, and (B) on commercially reasonable: (I) license, (II) maintenance (if Ensono provides maintenance with regard to such New Ensono Software and if D&B elects to obtain maintenance from Ensono), and (III) pricing terms; provided that such terms shall not be more restrictive or require greater consideration than offered by Ensono to similar entities in similar circumstances. The parties shall negotiate such post-termination/expiration license, maintenance, and pricing terms either (as elected by D&B): (1) prior to the Use of such Commercially Available New Ensono Software during the applicable SOW Term, or (2) upon provision of any notice of termination or of non-renewal of the SOW; provided however, that if the SOW expires or terminates prior to the parties’ agreement on the terms applicable to D&B’s Use of such New Ensono Software after termination or expiration of the SOW, then commencing upon such termination or expiration and extending until such time that appropriate terms are agreed to by the parties and take effect, D&B shall have the right to Use such New Ensono Software: (a) on the same terms (including pricing, if any) as existed prior to such termination or expiration, and (b) without impact to D&B’s ongoing Use of such New Ensono Software. If any New Ensono Software was being Used by D&B during the applicable SOW Term at no charge or fee and if the SOW expires or terminates prior to the parties’ agreement on the terms applicable to D&B’s Use of such New Ensono Software after termination or expiration of the SOW, then when such terms are

D&B/Ensono Confidential Information

agreed to by the parties and take effect, the relevant pricing included within such terms shall be retroactive to the effective date of termination or expiration of the SOW, unless otherwise agreed by the parties within such terms.
(c)Ensono shall be responsible for installing, operating, and maintaining Ensono Software at its own expense.

8.3	Third Party Software.
(a)With respect to the Third Party Software licensed by D&B, subject to the parties having obtained any Required Consents for Third Party Software in the manner provided in Section 7.5, D&B grants to Ensono solely to the extent necessary for performing the Services, the rights of Use of such Software (and available documentation and other related materials) that D&B has as of the Effective Date or as D&B later obtains. Ensono shall comply with the duties, including Use restrictions and those of nondisclosure, imposed on D&B by the licenses for such Software (and available documentation and other related materials), and Ensono shall not seek to modify or otherwise revoke such terms. Except as otherwise permitted by this Agreement (e.g., Termination/Expiration Assistance) or as requested or approved by D&B, Ensono shall cease all Use of such Software (and available documentation and other related materials) upon expiration or termination of the SOWs under which they are required.
(b)The terms in this Section 8.3(b) shall apply solely with respect to Use of Third Party Software.
(i)Each SOW shall list the Third Party Software (if any) that Ensono is permitted to Use to provide Services under the SOW. Ensono shall not Use any additional Third Party Software (including any third party-proprietary Software tools necessary to utilize work flows provided to D&B) to provide Services under the SOW (“New Third Party Software”) without first (A) notifying D&B in writing as to whether such New Third Party Software is Commercially Available or Non-Commercially Available; and (B) obtaining D&B’s prior written approval, which approval D&B may withhold in its discretion.
(ii)If any such New Third Party Software that will be Used to provide Services during the applicable SOW Term is Commercially Available, prior to granting its approval for the Use of such New Third Party Software, D&B shall have the right to negotiate and obtain appropriate license, maintenance or pricing terms from the New Third Party Software vendor applicable to D&B’s Use of such New Third Party Software upon termination or expiration of the SOW, and shall have the right to withhold its approval for the Use of such New Third Party Software if D&B is unable to obtain such terms from the New Third Party Software vendor. At D&B’s request, Ensono will assist D&B in negotiating and obtaining such terms.
(c)If requested by D&B during the applicable SOW Term (including if an event occurs that will result in a termination or expiration of the SOW), Ensono will provide to D&B a list of Third Party Software Used to provide the Services.

D&B/Ensono Confidential Information

8.4	Rights in Newly Developed Materials.
(a)Developed D&B Materials. “Developed D&B Materials” shall mean any of the following:
(i)newly developed Materials that do not modify or enhance pre-existing Materials;
(ii)as between D&B and Ensono and subject to any applicable third party license agreements, modifications to or enhancements (including derivative works) of, Third Party Software (including open source Software), and notwithstanding the exclusion in Sections 8.4(a)(i) above:
(A)any modifications to, or upgrades or enhancements (including derivative works) of: (1) D&B Software; (2) D&B Materials; or (3) Materials to the extent they contain D&B Confidential Information, subject to Section 8.4(f);
(B)interfaces and process flows developed pursuant to this Agreement;
(C)configurations of Software, methods of integration of Software, business rules, scoring models, business logic, work flows, business specifications, requirements, and related documentation that are (1) developed for the D&B Software or other D&B Materials; (2) developed for Third Party Software; (3) developed under this Agreement specifically for D&B to receive or use the Services; or (4) described in SOWs hereunder; and
(D)any Materials otherwise identified in this Agreement or an SOW as Developed D&B Materials; and any items expressly identified as “Deliverables” within any SOW.
(b)Developed Ensono Materials. “Developed Ensono Materials” shall mean any of the following Materials developed independently by Ensono or its Affiliates or Approved Subcontractors (alone or jointly with others) outside the scope of this Agreement or developed pursuant to this Agreement by Ensono or its Affiliates or Approved Subcontractors (alone or jointly with others):
(i)any modifications to, or upgrades or enhancements (including derivative works) of: (A) Ensono Software; (B) Ensono Materials; or (C) Materials to the extent they contain Ensono Confidential Information; provided such modifications, upgrades or enhancements do not contain any D&B Confidential Information, and excluding (in the case of items (A) through (C)) any Materials deemed Developed D&B Materials under Section 8.4(a); and
(ii)configurations of Software, methods of integration of Software, business rules, scoring models, business logic, work flows, business specifications, requirements, and related documentation that are developed for the Ensono Software or other Ensono Materials; provided such configurations, methods, business rules, scoring models, business logic, work flows, business specifications,

D&B/Ensono Confidential Information

(iii) requirements, and other documentation do not contain any D&B Confidential Information, and excluding any Materials deemed Developed D&B Materials under Section 8.4(a).
(c)Rights.
(i)D&B shall have all Intellectual Property Rights and all right, title, and interest (limited to the extent permitted by the terms of any governing Third Party Software licenses with respect to Section 8.4(a)(ii) above) in and to Developed D&B Materials and all copies made from them. With respect to Developed D&B Materials, Ensono shall have the rights granted in Section 8.1.
(ii)Ensono shall have all Intellectual Property Rights and all right, title, and interest (limited to the extent permitted by the terms of any governing Third Party Software licenses) in and to Developed Ensono Materials and all copies made from them, subject to any license rights granted to D&B under this Agreement.
(d)Ownership of Copyright. Developed D&B Materials created in the United States shall be deemed “works made for hire” for D&B for purposes of copyright law. All Developed D&B Materials shall belong solely and exclusively to D&B, and D&B will possess all ownership rights in and to such Developed D&B Materials, and all Intellectual Property Rights associated therewith. Ensono shall include and enforce appropriate provisions in all subcontracts to ensure D&B’s exclusive ownership of Deliverables as set forth and described herein. To the extent any of the Developed D&B Materials are not deemed “works made for hire” by operation of law (including in countries where the “works made for hire” doctrine does not apply), and in consideration of the sum of €1 (the receipt of which Ensono hereby expressly acknowledges) Ensono hereby assigns to D&B all of its right, title and interest, including future rights in and to such Developed D&B Materials, including all Intellectual Property Rights in such materials. D&B (and its successors and assigns) may obtain and hold in their own name all such Intellectual Property Rights in and to such materials. Ensono agrees to execute any documents or take any other actions as may reasonably be necessary, or as D&B may reasonably request, to perfect D&B’s ownership of any such Developed D&B Materials, without additional consideration and regardless of whether during or after the Term. Within a reasonable time after their creation (but in no event more than twice a year), Ensono shall provide D&B written notice of any Developed D&B Materials created hereunder.
(e)Source Code. To the extent any Developed D&B Material consist of Software, Ensono shall provide source code and artefacts (e.g., documentation, use cases, test scripts, design models, activity diagrams, systems configuration) that Ensono has in its possession or its Affiliates or subcontractors have in their possession for such Software portion of the Developed D&B Material promptly (i) upon any reasonable request from D&B during the Term, and (ii) upon termination or expiration of this Agreement (or an applicable SOW hereunder).
(f)Embedded Ensono Material In Developed D&B Materials. If Ensono, in connection with this Agreement or an SOW hereunder, intends to bundle,

D&B/Ensono Confidential Information

(g) embed, or otherwise include or append any Ensono Software or other Material owned by Ensono or a third party within or to any Developed D&B Materials (the foregoing in this sentence, collectively, “Embedded Ensono Material”), Ensono will provide D&B advance written notice and such written notice must include (i) a written description of any such Embedded Ensono Material and (ii) any third party terms that limit or qualify the license grant provided below. Ensono hereby grants (or provides, in the case of third party Embedded Ensono Material subject to any third party limitations or qualifications disclosed in the written notice referenced above) the following to D&B, D&B’s Affiliates, and D&B’s third party service providers who receive such materials for the sole purpose of providing services to D&B: a worldwide, perpetual, non-exclusive, irrevocable, and paid-up license to Use and modify such Embedded Ensono Material solely in connection with D&B’s use of the associated Developed D&B Materials and only to the extent that the Embedded Ensono Material remains integrated into or appended to the Developed D&B Materials. This license is transferable (i) among D&B and its Affiliates, and (ii) in connection with the assignment or transfer of this Agreement or the affected SOW. This license includes Use or inclusion of Embedded Ensono Material in or in connection with any distribution, sublicense, derivative work, adaptation, modification, display, performance, or reproduction of any such Developed D&B Materials by or on behalf of D&B but only to the extent such Use or inclusion remains consistent with the purposes for which the Developed D&B Materials were provided. This license does not include the right to reverse engineer, decompile, or disassemble the Embedded Ensono Material. Upon (A) any reasonable request from D&B during the Term and (B) upon termination or expiration of this Agreement (or an applicable SOW hereunder), Ensono will ***. When Ensono provides any such source code to D&B, the foregoing license shall be deemed *** the Embedded Ensono Material.

8.5	Residual Knowledge.
Nothing contained in this Agreement shall restrict a party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such party’s personnel relating to the Services which either party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such party does not breach its obligations under Article 16 or infringe the Intellectual Property Rights of the other party or third parties who have licensed or provided materials to the other party. Except for the license rights contained in this Article 8, neither this Agreement nor any disclosure made hereunder grants any license to either party under Intellectual Property Rights of the other party. This Section 8.5 shall survive termination or expiration of this Agreement.

8.6	Ensono’s Patents.
Ensono (on its own behalf and on behalf of its Affiliates) covenants not to assert against or sue D&B or its Affiliates (including Former Affiliates, without regard to how long they have been Former Affiliates, notwithstanding the twenty-four (24) month condition in the definition thereof) or any of their third party service providers during or at any time following the Term with respect to any claim for infringement of

D&B/Ensono Confidential Information

any patent owned or exclusively licensed by Ensono or its Affiliates that relates to the Services or technology, processes or other Material used to provide the Services; provided, however, that (a) this Section 8.6 shall not limit Ensono’s right to sue third party service providers for use of patents for purposes other than providing services to D&B or its Affiliates; and (b) if Ensono notifies D&B of a specific patent or patents that is or are being infringed upon by D&B or its Affiliates as of the date of the notice, identifying with reasonable particularity the process or function being performed by or for D&B or its Affiliates which infringes such patent (the “Specific Patent Notice”), (i) thirty-six (36) months after D&B’s receipt of such Specific Patent Notice if the Specific Patent Notice is provided during the Term; and (ii) twenty-four (24) months after D&B’s receipt of such Specific Patent Notice if the Specific Patent Notice is provided after the Term, Ensono or its Affiliates may bring suit against D&B and/or its Affiliates or any of their third party service providers for any infringement of the patent which was the subject of the notice and which occurs following the expiration of the applicable time period (as provided in items (i)-(ii) above).
8.7    Execution of Documents To Perfect D&B’s Intellectual Property Rights.
Upon D&B’s request, Ensono shall promptly sign, or secure any Ensono employee’s or Approved Subcontractor’s signature to, any lawful and reasonable document to which D&B is lawfully entitled under the express terms of this Agreement, to apply for or execute any application, assignment, or other instrument with respect to the perfection of D&B’s Intellectual Property Rights.
8.8    Waiver of Moral Rights.
Except for items of intellectual property to which Ensono or its Affiliates are lawfully entitled to under the express terms of this Agreement, Ensono agrees on its own behalf, and on behalf of its and its Affiliates and Approved Subcontractor’s employees, not to assert any “moral rights,” “rights of integrity,” “rights of paternity,” or similar rights to object to or prevent modification of any intellectual property, or to insist upon being identified as the creator or author of any intellectual property.
8.9    Export.
The parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under Applicable Laws and Regulations. Neither party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. To the extent within Ensono’s control, Ensono shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.
8.10    Certain Manuals/Procedures.
In its performance of the Services, Ensono shall provide D&B (whether newly developed or derivative of Ensono Materials) certain manuals, training materials and other materials containing Ensono’s technical or operational procedures,

D&B/Ensono Confidential Information

including the Procedures Manual, work flows, run books and the Change Control Procedure (the foregoing “Certain Manuals/Procedures”). Ensono hereby grants to D&B (and designees thereof for the sole purpose of providing services to D&B) for no additional consideration a perpetual, irrevocable, worldwide, fully paid-up, nonexclusive license to Use such Certain Manuals/Procedures both during the Term and after the expiration or termination of this Agreement.

9.	FACILITIES

9.1	D&B Obligations.
D&B will provide to Ensono during the Term use of workspace in D&B’s facilities as provided in Schedule Q. If necessary, SOWs hereunder shall identify any terms with respect to (i) D&B making available certain D&B facilities for use by Ensono in performing Services with respect to such SOW and (ii) Ensono’s use of such facilities. D&B facilities shall be made available to Ensono on an “AS-IS” basis, with no warranties whatsoever.

9.2	Ensono Obligations.
(a)Ensono shall use the D&B facilities in an efficient manner and in a manner that is coordinated, and does not interfere, with D&B’s other business operations. Ensono shall be responsible for any damage to the D&B facilities resulting from the abuse, misuse, neglect, or gross negligence of Ensono or other failure to comply with its obligations respecting the D&B facilities.
(b)Upon notice from D&B, Ensono shall provide D&B with appropriate, limited access to D&B data repositories in which D&B Data is stored, for the purpose of determining data problems with respect to D&B Data.

9.3	Ensono Facilities.
(a)To the extent an SOW provides that Ensono shall use particular Ensono facilities (e.g., Ensono’s data center in Leeds, UK or in Conway, Arkansas, USA), Ensono shall use those particular Ensono facilities to provide the Services unless D&B approves the use of another Ensono location in advance and in writing.
(b)To the extent an SOW does not identify particular Ensono facilities to be used, Ensono may use its facilities located in the United States and the United Kingdom, as well as those facilities located in Poland to the extent authorized in the last sentence of this Section 9.3(b) (collectively, the “Approved Locations” and each an “Approved Location”), subject to the other terms of this Agreement (including this Section 9.3 and Sections 8.3(a) and 8.9 and Article 16. Ensono’s facilities in Warsaw and Gdansk, Poland may be Approved Locations for SOW #9 and other specific SOWs, but only to the extent those specific SOWs expressly (A) designate the locations in Warsaw or Gdansk as Approved Locations and (B) list the specific functions that may be performed at the Approved Locations.

D&B/Ensono Confidential Information

(c)Prior to any Ensono-initiated relocation of any Services (including the material reallocation of the volume or nature of the work provided or processed) (i) from a facility identified in an SOW as the facility from which such Services are to be performed to another facility; or (ii) from any facility from which the Services are provided to a facility that is not an Approved Location for those particular Services, Ensono will seek D&B’s prior written approval, which may be granted or withheld in D&B’s reasonable discretion. Ensono will manage any such approved relocations in accordance with this Agreement and a migration plan to be prepared by Ensono and approved by D&B. Prior to seeking D&B’s approval of any such proposed relocation, Ensono will fully examine and evaluate the effects of the contemplated relocation on the Services and D&B, including the operational, technical, security, regulatory, and other effects, and will prepare and submit to D&B an analysis of the effects.
(d)Ensono will have financial responsibility for all additional costs, taxes and other expenses reasonably incurred by D&B or its Affiliates related to any Ensono-initiated relocation of an operational facility from which the Services are provided.

10.	PERFORMANCE STANDARDS

10.1	General.
(a)Quantitative performance standards for certain of the Services (“Service Levels”) are set forth, if necessary, in the applicable SOW to this Agreement. At all times Ensono’s level of performance shall be at least equal to the Service Levels.
(b)Except where a different level of performance is specifically agreed (such as where a specific Service Level is provided), Ensono shall perform the Services at least at the same level and with at least the same degree of accuracy, quality, timeliness, responsiveness, and efficiency as was provided during the twelve (12) months prior to the Effective Date by or for D&B and its Affiliates.

10.2	Failure to Perform.
(a)Each time Ensono fails to meet a Performance Standard, Ensono shall:
(i)investigate, assemble, and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem(s);
(ii)advise D&B, as and to the extent requested by D&B, of the status of remedial efforts being undertaken with respect to such problem;
(iii)minimize the impact of and correct the problem(s) and begin meeting the Performance Standard; and
(iv)and take appropriate preventive measures so that the problem does not recur.

D&B/Ensono Confidential Information

(b)Ensono recognizes that its failure to meet Critical Service Levels (as set forth in each SOW hereunder) may have a material adverse impact on the business and operations of D&B and that the damage from Ensono’s failure to meet a Critical Service Level is not susceptible of precise determination. Accordingly, if Ensono fails to meet Critical Service Levels for reasons other than the wrongful actions of D&B, circumstances that constitute a Force Majeure Event, or circumstances described in the “Excused Performance” section of the applicable SOW then D&B shall be entitled to receive the Service Level Credits specified in each SOW hereunder. Such Service Level Credits shall be D&B’s sole and exclusive monetary remedy for Ensono’s failure; provided that such remedy shall not be D&B’s sole and exclusive monetary remedy (i) with regard to any *** obligations of Ensono expressly provided in this Agreement or the relevant SOW, (ii) if the reason Ensono failed to achieve the Critical Service Level was within the scope of ***, (iii) for any month in which one or more Revenue Critical Services (as defined in Schedule B) is unavailable for *** or longer (as a result of one or multiple outages), (iv) for any month in which *** Severity 1 or Severity 2 incidents occur (including outages of any duration) involving one or a combination of multiple Revenue Critical Services, (v) if there is a delay of *** or more for batch processing of any system or component listed in Schedule F, (vi) if Service Level Credits that would be payable would have exceeded the Amount at Risk limit in any *** consecutive months; or (vii) if Service Levels Credits that would be payable would have exceeded the Amount at Risk limit in any *** months in a rolling *** period. Failures to meet Service Levels that result from *** and/or that are described in items (iii) through (vi) above are individually and collectively referred to hereunder as “Chronic or Extreme Service Level Failures”. This Section 10.2(b) shall not limit D&B’s rights with respect to the events upon which D&B may rely as a basis for D&B’s termination of this Agreement for cause, which are in addition to, and not a substitution for, such provisions.
(c)With respect to the Service Levels provided in an SOW, *** percent (***%) of Ensono’s aggregate monthly At Risk Charges under the applicable SOW (as defined in Section 10.2(d) below) shall be at risk each month for Service Level Credits (the “Amount at Risk”). D&B may allocate *** percentage points among Critical Service Levels in the applicable SOW hereunder, for the purpose of calculating Service Level Credits; provided, however, that D&B may not allocate more than *** percentage points to any single Critical Service Level. For example, if Ensono fails to meet a Critical Service Level to which D&B has allocated *** percentage points, the applicable Service Level Credit will equal *** of the Amount at Risk, for the month in which the failure occurred.
(d)“At Risk Charges” as specified for each SOW shall mean the Charges provided in such SOW (but without deduction for any Service Level Credits). The term “At Risk Charges” does not include (i) Pass-Through Expenses, (ii) Out-Of-Pocket Expenses, or (iii) taxes. Ensono proposals for any New Services that would be ongoing during the Term (and Change Orders or SOWs implementing such new Services) shall not include assumptions or conditions excepting the proposed charges (which would become Charges pursuant to an SOW) for such proposed New Services from any ultimate At Risk Charges.

D&B/Ensono Confidential Information

10.3	User Satisfaction.
Ensono and D&B will conduct a survey at agreed-to intervals (not less than annually) of an agreed upon percentage of the D&B user community. The surveys shall be designed to determine the level of user satisfaction and areas where user satisfaction can be improved. Such surveys shall include representative samples of each major category of user of the Services within D&B. Ensono and D&B will mutually agree on the form and content of the surveys, which shall be no less thorough than Ensono’s customary user satisfaction program. The parties will jointly review the results of the surveys, and Ensono will develop and implement a plan to improve user satisfaction in areas where user satisfaction is low. D&B’s satisfaction shall be an element of Ensono employees’ personnel measurements and a key factor in determining business unit success. Such factors shall comprise a significant percentage of the variable incentive compensation pay of each individual holding a Key Ensono Position.

10.4	Periodic Reviews.
As more fully described in Schedule B, at least annually the parties shall review the Service Levels and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services. The parties expect and understand that the Service Levels will be improved over time.

10.5	Measurement and Monitoring Tools.
Ensono shall utilize the necessary measurement and monitoring tools and procedures required to measure and report Ensono’s performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and shall be subject to audit by D&B. Ensono shall provide D&B with access to Service Level performance data, and during the Term, Ensono shall implement (and provide for D&B’s use) functionality allowing D&B the ability to monitor Service Level performance via on-line access to monthly reports.

11.	PROJECT AND CONTRACT MANAGEMENT

11.1	Steering Committee.
The parties shall form a steering committee to facilitate communications between them (the “Steering Committee”). The Steering Committee shall be initially composed of (i) D&B’s Chief Content and Technology Officer and Chief Technology Officer or their designees; (ii) the Ensono Account Executive and the Ensono Delivery Director, or their designees; and (iii) such other persons as may be mutually agreed by the parties. D&B and Ensono may substitute other individuals, either temporarily due to the unavailability of a designated individual or permanently.

D&B/Ensono Confidential Information

11.2	Reports and Meetings.
(a)Reports. With respect to each SOW, Ensono shall provide the reports indicated in the applicable SOW, at the frequency indicated therein. Ensono shall provide D&B with suggested formats for such reports for D&B’s review and approval. As specified in the applicable SOW, Ensono shall provide D&B the capability to (A) remotely access reports (both management and operational reports) online; (B) access all supporting information for reports (which shall be the property of D&B); and (C) manipulate such reports and supporting information and generate new reports. In addition, Ensono shall offer to D&B those reports that Ensono then-currently makes generally available to its customers.
(b)Meetings. The parties shall hold joint meetings between representatives of D&B and Ensono as described below and as set forth in each SOWs. As applicable, an SOW shall indicate the meetings and frequency of meetings to be held between representatives of the parties with respect to the subject matter of such SOW. Ensono shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. Ensono shall incorporate into such agenda items that D&B desires to discuss. At D&B’s request, Ensono shall prepare and circulate minutes promptly after a meeting, although D&B shall not be bound thereto and D&B shall not be obligated to correct or object to any errors therein. Such meetings shall include the following:
(i)a weekly meeting of the D&B Contract Executive and the Ensono Delivery Director to discuss day-to-day operations and such other matters as appropriate;
(ii)a monthly meeting among operational personnel representing D&B and Ensono to discuss the Monthly Performance Report, daily performance, planned or anticipated activities and changes that might adversely affect performance, and otherwise to address, review and discuss matters specific to D&B;
(iii)a quarterly management meeting of the Steering Committee to review the reports for the quarter, review Ensono’s overall performance under this Agreement, review progress on the resolution of issues, provide a strategic outlook for D&B’s IT requirements, and discuss such other matters as appropriate;
(iv)an annual senior management meeting by the parties to review relevant contract and performance issues; and such other meetings between D&B representatives and Ensono Personnel reasonably requested by either party as necessary to address performance of the Services.

11.3	Procedures Manual.
(a)An SOW may specify that Ensono shall develop, establish, maintain, and comply with a procedure manual (the “Procedures Manual”) for the Services provided under such SOW. D&B’s rights to use such Procedures Manual are

D&B/Ensono Confidential Information

as provided in Section 8.10 above. The Procedures Manual shall be suitable for use by D&B to understand the Services under the applicable SOW and shall describe:
(i)how Ensono shall perform and deliver the Services under the applicable SOW;
(ii)the Equipment and Software being used, and the documentation (e.g., operations manuals, user guides, specifications) which provides further details of such activities;
(iii)the activities Ensono proposes to undertake in order to provide the Services, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type Ensono is to provide hereunder;
(iv)descriptions of the acceptance testing and quality assurance procedures approved by D&B; and
(v)Ensono’s problem management and escalation procedures, and the other standards and procedures of Ensono pertinent to D&B’s interaction with Ensono in obtaining the Services.
(b)Ensono shall periodically update each Procedures Manual to reflect changes in the operations or procedures described therein. Updates of the Procedures Manuals shall be provided to D&B for review, comment, and approval. Ensono shall perform the Services in accordance with the Procedures Manuals. The Procedures Manuals shall not be used to amend this Agreement. If there is a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control.

11.4	Change Control.
(a)The responsibility for establishing the performance standards and strategic direction of D&B shall at all times remain with D&B. Ensono, in performing the Services, shall conform to and shall support such performance standards and strategic direction (including those performance standards included within each SOW).
(b)Ensono shall comply with the following change control requirements:
(i)Prior to using any new Software or new Equipment to provide the Services, Ensono shall have verified that the item (A) is consistent with (1) the performance standards provided in Schedule B and provided within each SOW, and (2) the strategic direction specified by D&B, (B) has been properly installed, (C) is operating in accordance with its specifications, and (D) is performing its intended functions in a reliable manner. In all circumstances the ability to restore to prior operational capabilities shall be maintained.

D&B/Ensono Confidential Information

(ii)Ensono shall not make the following changes to the Services or the resources or environment used to provide or receive the Services, including implementing a change in technology, without first obtaining D&B’s approval, which approval D&B may withhold in its discretion:
(A)a change adversely affecting the function or performance of, or decreasing to any significant degree the resource efficiency of, the Services;
(B)a change increasing D&B’s Charges, or other costs or fees of (or to) D&B; or
(C)a change inconsistent with the performance standards or strategic direction specified by D&B; or a change impacting the way in which D&B conducts its business or operations, which impact D&B considers to be adverse.
(iii)Ensono may make temporary changes required by an emergency if it has been unable to contact an appropriate D&B manager to obtain such approval after making reasonable efforts. Ensono shall document and promptly report such emergency changes to D&B, which changes shall then be subject to D&B’s approval hereunder.
(iv)Ensono shall move programs from development and test environments to production environments in a controlled and documented manner, so that no changes are introduced into the programs during such activity, and with the full capability of restoring to the prior state until the programs have been established as fully operational.
(c)Schedule A to each SOW shall include the parties’ approved change control procedure (the “Change Control Procedure”) detailing how Ensono will control changes to D&B’s IT environment pertaining to the Services. The parties may agree to further more detailed and technical procedures for implementing changes, provided that such further procedures comply with the Change Control Procedure. The Change Control Procedure shall not be used to amend this Agreement (or any SOW hereunder). If there is a conflict between the provisions of this Agreement (or any SOW hereunder) and the Change Control Procedure, the provisions of this Agreement (or such SOW) shall control.
(d)Each time that Ensono makes a change in the operating environment (a “System Change”) that (individually or cumulatively with prior changes) results in a material increase in the amount of Charges due under any SOW, Ensono shall perform a benchmark comparison, at a reasonable and mutually agreed upon level of detail, between the amount of billable Resource Units or other chargeable resources pursuant to an SOW required to perform a representative sample of the processing affected by such change being performed for D&B (i) immediately prior to the System Change and (ii) immediately after the System Change.

D&B/Ensono Confidential Information

(e)D&B shall be required to pay for increased resource usage due to a System Change only:
(i)if D&B requests the System Change or has provided informed consent for such System Change (i.e., specifically recognizing in such consent that it might result in increased Charges), or
(ii)such System Change is required by this Agreement, or such increased resource usage is caused by D&B’s increased or changed requirements.
(f)If following a System Change Ensono contends that D&B should be required to pay for increased resource usage, D&B shall be required to pay for increased usage only as and to the extent that Ensono is able to demonstrate that increased usage is due to one of the conditions set forth in the first sentence of this paragraph.

11.5	Use of Subcontractors and Other Support.
(a)Subject to Section 11.5(c), except as and to the extent D&B may agree otherwise in writing, Ensono may subcontract its obligations under any SOW only in accordance with the following:
(i)The agreed upon subcontractors of Ensono, if any, shall be listed in Schedule E of the applicable SOW for the particular scope of the efforts described therein.
(ii)Prior to entering into any subcontract with a third party, Ensono shall give D&B reasonable prior notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed subcontractor. At D&B’s request, Ensono shall forward to D&B a description of the scope and material terms (other than financial) of the subcontract or proposed subcontract. D&B may approve or disapprove of proposed subcontractors, such approval not to be unreasonably withheld (except in the case of D&B Competitors, in which case D&B may withhold its approval in its sole discretion).
(iii)If any subcontractor is approved (as provided in this Section 11.5(a)) to provide Services pursuant to an SOW, then such SOW shall list the subcontractor, including the firm name, a description of the work to be subcontracted, and information about such subcontractor’s qualifications.
(b)D&B may revoke its approval of a subcontractor and direct Ensono to replace such subcontractor if the subcontractor (i) breaches obligations or performance requirements pursuant to this Agreement, (ii) commits material misconduct or wrongdoing, or (iii) is responsible for failures to meet Performance Standards pursuant to this Agreement. Approval of a subcontractor that at the time of approval is a Majority-Owned Affiliate of Ensono shall be automatically revoked if

D&B/Ensono Confidential Information

such subcontractor becomes a D&B Competitor or a Majority-Owned Affiliate of a D&B Competitor.
(c)Ensono may, without D&B’s approval and without the necessity of providing notice to D&B as provided in Section 11.5(a)(i), in the ordinary course of business, subcontract for third party services or products that are not dedicated to D&B or that are not material to a particular function constituting a substantial part of the Services, and that, in either case, do not result in a material change in the way Ensono conducts its business, provided such subcontract does not adversely affect D&B, whether in performance of or Charges for the Services or otherwise. If D&B expresses concerns to Ensono about a subcontract covered by this Section 11.5(c), Ensono shall discuss such concerns with D&B and work in good faith to resolve D&B’s concerns on a mutually acceptable basis.
(d)Ensono shall remain responsible for obligations, services, and functions performed by subcontractors to the same extent as if such obligations, services, and functions were performed by Ensono employees, and for purposes of this Agreement and any applicable SOW: (i) such work shall be deemed work performed by Ensono’s employees; and (ii) references to a “party” shall include Ensono’s subcontractors (e.g., for liability purposes, as provided in Section 20.2(c)(v) of this Agreement). Ensono shall ensure that its contracts with each subcontractor substantially comply with all confidentiality, regulatory, and similar obligations of Ensono, such as GLB and Privacy Shield. Even if there is no breach of the underlying obligation in the previous sentence, a failure to obtain such contractual “substantial compliance” from a subcontractor with access to D&B Confidential Information or D&B Data shall be a material breach of this Agreement. Ensono shall be D&B’s sole point of contact regarding the Services, including with respect to payment. Ensono shall not disclose D&B Confidential Information to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Ensono under this Agreement.
(e)To the extent subcontractors, agents, representatives and other entities perform, or otherwise provide support to Ensono related to, the Services, Ensono shall cause such entities to substantially comply with the obligations and restrictions applicable to Ensono under this Agreement, and Ensono shall disclose D&B Confidential Information to subcontractors only on a need-to-know basis.

11.6	Technology Plan.
Each year during the Term, Ensono shall prepare (in collaboration with D&B) an annual technology plan in accordance with the provisions of this Section 11.6 and subject to Section 11.4(a) (the “Technology Plan”). For clarification, if the Technology Plan recommends modification to D&B equipment, software and/or technology assets, the express written approval of D&B shall be required before Ensono implements any such recommendations. Each Technology Plan after the first shall review and assess the immediately preceding Technology Plan. The Technology

D&B/Ensono Confidential Information

Plan shall consist of a three-year plan and an annual implementation plan as described below.
(a)Three-Year Plan. The Technology Plan shall focus on the then-next three (3) year time-frame for provision of such products and services to D&B, and shall include an assessment of the appropriate direction for such systems and services in light of D&B’s business priorities and strategies and competitive market forces (to the extent such business information is provided by D&B to Ensono). The Technology Plan shall include a specific identification of proposed software and hardware strategies and direction, a cost projection, a cost/benefit analysis of any proposed changes, a description of the types of personnel skills and abilities needed to respond to any recommended changes or upgrades in technology, a general plan and a projected time schedule for developing and achieving the recommended elements, and references to appropriate information services operations platforms that support service level requirements, exploit industry trends in production capabilities and provide potential price performance improvement opportunities.
(b)Annual Implementation Plan. As necessary to support the overall objectives and directions of the three-year plan, the annual implementation plan shall provide specific guidance as to the information services requirements, projects and plans for the upcoming year, including details on operations, maintenance backlog and development activities. The annual implementation plan shall include a summary review of Ensono’s performance of the Services in the year then concluding, and shall provide updates and revisions of the long-term plan as appropriate. An annual implementation plan shall be prepared for each year of this Agreement. As part of the process for preparing the annual implementation plan, the parties shall review the overall operation of this Agreement to ensure that the Services continue to meet D&B’s strategic IT requirements.
(c)Drafting Responsibility. Ensono shall submit to D&B a draft of each Technology Plan for D&B’s review and approval (subject to the last sentence of this Section 11.6(c)), which draft shall have been developed with input from key business users of D&B. Ensono shall submit the final Technology Plan within fifteen (15) days after receiving D&B’s comments. With respect to D&B’s review and approval of each Technology Plan, D&B shall have the right to review the entirety of each draft of the Technology Plan, and D&B shall have the right to approve only those portions of the Technology Plan that describe changes (including proposed changes) that (i) would require D&B to invest in additional equipment, software and/or technology assets, and/or (ii) could adversely impact (A) the Services or (B) D&B equipment, software and/or technology assets that interact with Ensono’s infrastructure.
(d)Technology Plan Timing and Update. The schedule for developing and delivering each Technology Plan shall be coordinated to support D&B’s annual business planning cycle and the annual senior management meeting described in Section 11.2(b)(iv). Ensono shall recommend modifications to the Technology Plan as it deems appropriate, and shall revise the Technology Plan as requested or approved by D&B.

D&B/Ensono Confidential Information

11.7	Quality Assurance and Improvement Programs.
As part of its total quality management process, Ensono shall provide continuous quality assurance and quality improvement through: (a) the identification and application of proven techniques and tools from other installations within its operations (i.e., “Best Practices”); and (b) the implementation of concrete programs, practices and measures designed to improve Performance Standards. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for D&B to confirm the quality of Ensono’s performance, and shall be included in the Procedures Manual. Ensono shall utilize project management tools, including productivity aids and project management systems, as appropriate in performing the Services.

11.8	Coordination of Additional Marketing to D&B.
Ensono shall coordinate all marketing efforts for expansion of the Services (including any proposed New Services) to D&B and its Affiliates with, and comply with the rules of engagement provided from time to time by, the D&B Contract Executive.

11.9	Cooperation With D&B Third Parties.
Ensono shall cooperate fully with D&B or with any third party appointed or engaged by D&B to the extent that such cooperation may be necessary to permit D&B or such third party to complete its work (including to the extent such D&B or third party work is related to or impacted by the Services).

11.10	Public Cloud Services.
(a)D&B is responsible for all Public Cloud Services ordered via the Public Cloud Services provider site through Ensono’s account. D&B and agrees to pay for such Public Cloud Services as invoiced by Ensono in accordance with the terms of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, with respect to the Public Cloud Services only (and expressly excluding any Ensono Services delivered in connection therewith), except to the extent caused by Ensono or Ensono’s failure to perform a portion of the Services for which Ensono is responsible pursuant to Schedule A and Exhibit A-9, Ensono shall have no liability or responsibility whatsoever for any service quality or performance deficiency or failure of any kind. In addition, given that D&B can self-provision and self-configure the Public Cloud Services and the D&B environment in such Public Cloud Services in ways that may reduce D&B security, Ensono shall have no responsibility for any security failure or breach to the extent caused by any such self-provisioning or self-configuration (unless resulting from Ensono failure to perform a portion of the Services for which Ensono is responsible pursuant to Schedule A and Exhibit A-9).
(b)Unless (and then only to the extent) that D&B and Amazon Web Services, Inc. (“AWS”) agree that different terms shall apply to D&B’s acquisition of AWS Public Cloud services thru resellers (including Ensono), the AWS Terms attached

D&B/Ensono Confidential Information

as Schedule M shall be applicable to any AWS Services sold by Ensono to D&B hereunder and constitute a separate agreement between D&B and AWS.

11.11	***.
***.

12.	AUDITS; RECORDS RETENTION

12.1	Audit Rights.
(a)Ensono shall maintain a complete audit trail of all financial and non-financial transactions resulting from this Agreement. Ensono shall provide to D&B, its auditors (including internal audit staff and external auditors), inspectors, regulators, customers and other representatives as D&B may from time to time designate in writing, access at all reasonable times (and in the case of regulators at any time required by such regulators) to any facility or part of a facility at which either Ensono or any of its subcontractors is providing the Services, to Ensono Personnel, and to data and records relating to the Services for the purpose of performing audits and inspections of either Ensono or any of its subcontractors during the Term and for the period Ensono is required to maintain records hereunder to:
(i)verify the accuracy of charges hereunder (including the Charges) and invoices;
(ii)verify the integrity of D&B Data and examine the systems that process, store, support and transmit that data; and examine Ensono’s performance of the Services and conformance to the terms of this Agreement including, to the extent applicable to the Services and to the charges hereunder (including the Charges) therefor, by performing audits:
(A)of practices and procedures;
(B)of systems, Equipment and Software;
(C)of supporting information and calculations regarding compliance with Performance Standards;
(D)of general controls, including those related to information privacy and security practices and procedures;
(E)of disaster recovery and back-up procedures; and as necessary to enable D&B to meet, or to confirm that Ensono is meeting, applicable regulatory and other legal requirements.
(b)Ensono shall provide to such auditors, inspectors, regulators, and other representatives such assistance as they request, including installing and operating audit software on those systems and solutions that are solely dedicated to D&B. Ensono shall cooperate fully with D&B or its designees in connection with audit

D&B/Ensono Confidential Information

functions and with regard to examinations by regulatory authorities. D&B’s auditors and other representatives shall comply with Ensono’s standard and customary security requirements, and D&B’s auditors shall execute with Ensono a nondisclosure agreement in a form substantially similar to that in Schedule J.
(c)Ensono shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well managed operations performing services similar to the Services. Ensono shall perform a security audit (of a scope and type mutually agreed to by the parties) at least annually and (unless such an audit is otherwise provided for in an SOW), D&B shall reimburse Ensono for the reasonable costs associated with the annual security audit.
(d)Ensono’s obligations with respect to this Section 12.1 are subject to the following:
(i)Except as otherwise provided in Section 12.1(c) with regard to the annual security audit, *** each Contract Year supporting up to *** D&B audits (designated among all the D&B audits that Contract Year) shall be provided by Ensono at no-charge to D&B; provided that D&B shall be entitled to perform additional audits so long as D&B pays certain Ensono costs relating to such audits as described in Section 12.1(d)(ii) below. Notwithstanding the previous sentence, “privacy and security walk-throughs” of Ensono premises shall not be considered chargeable “audits” and shall not count against the *** and *** allocation described in the previous sentence, and Ensono agrees that it will cooperate with and provide such privacy and security walk-throughs D&B during the Term at no charge including providing reasonable opportunity for D&B to inspect Ensono facilities directly involved with processing of D&B PII and interview responsible Ensono Personnel concerning specific aspects of logical and physical security at the inspected facility as they related to the processing of D&B PII.
(ii)With regard to additional audits during a calendar year (after the first *** D&B audits during such calendar year, subject to the ***), if Ensono’s provision of cooperation and support for any audit will cause Ensono to expend additional resources that it otherwise would not spend in the normal course of providing the Services, Ensono will notify D&B of such requirement for additional resources. Upon D&B’s authorization, Ensono will provide such assistance, and D&B will be charged at the T&M Rates provided in Schedule C for person hours expended by Ensono Personnel in providing such cooperation and assistance specifically requested by D&B in connection with such additional audits. Notwithstanding the previous sentence, there shall be no additional charge to D&B for any cooperation and assistance provided by any Ensono Personnel who fills a Key Ensono Position. Except as provided in Section 12.1(c) and in this Section 12.1(d)(ii), there shall be no additional charge to D&B for cooperation and assistance provided by Ensono in connection with audits.
(iii)Any third party auditors, inspectors, and other such representatives utilized by D&B in the performance of audits may not be Ensono Competitors.

D&B/Ensono Confidential Information

(iv)D&B shall provide Ensono reasonable advance notice (not less than two (2) weeks) of any audit; provided that advance notice shall not be required: (A) in the case of suspected fraud or unlawful activity; (B) in the case of regulatory audits, if such regulators do not provide D&B advance notice but require an immediate audit (and D&B notifies Ensono of such in a timely manner); or (C) if D&B has opted to have Ensono provide a dedicated resource (which shall be chargeable to D&B).
(v)Audits shall be designed not to (A) interfere with Ensono’s ability to perform the Services in accordance with the Service Levels, unless D&B provides Ensono with appropriate relief from meeting the affected Service Levels, or (B) disrupt Ensono’s performance of services for other Ensono customers.
(vi)Ensono shall present D&B with a plan pursuant which Ensono shall achieve ISO 27001 and ISO 27002 certification. Ensono shall use Commercially Reasonable Efforts to achieve such certification in accordance with such plan.

12.2	SSAE 16 Audit.
(a)In addition to the audits provided in Section 12.1 and audits that may be required in any SOW to this Agreement, Ensono will cause to be conducted an annual third party audit of its data center operations in the United States that are utilized in providing the Services. Ensono’s management will provide such auditors with such management attestations as such auditors may require. The audit described in this Section for the United States data center operations will be conducted by a national major auditing firm, in conformance with the requirements for SOC 1 Type II audits under American Institute of Certified Public Accountants’ SSAE 16 standards (“SSAE 16”), or any successor or substitute statement adopted by such or as otherwise agreed to by the parties, and its scope will include the physical and environmental processes and internal controls maintained by Ensono in the data centers used to provide the Services.
(b)If D&B requests a SSAE 16 or similar audit of Ensono’s data center operations outside the United States, the parties will document the scope and associated third party charges for such audit through the Change Control Procedure. If Ensono desires to use or disclose the audit for any internal purpose or for any third party, it shall first obtain D&B’s prior written approval, which approval D&B will not unreasonably withhold if the parties are able to agree upon an equitable pro-ration of the costs for such audit between D&B and Ensono.
(c)Promptly after completion of each SSAE 16 audit (or comparable audit), Ensono will provide D&B with a copy of the audit report. In addition, Ensono will promptly correct any concerns or weaknesses expressed in the audit report and will provide a summary report promptly to D&B of those responses and Ensono’s success in correcting those concerns or weaknesses.
(d)If D&B requests that a SSAE 16 audit be performed by Ensono at a time that is different than as provided by Ensono pursuant to its regular auditing

D&B/Ensono Confidential Information

and reporting cycle, Ensono shall deliver to D&B a written certification from a knowledgeable financial executive of Ensono that: (i) contains a written representation that Ensono’s internal controls as represented in the most recent SSAE 16 audit report remain in all material respects unchanged through the date of the letter; or (ii) identifies all material changes in Ensono’s internal controls (including any newly implemented internal controls) since the most recent SSAE 16 audit report (and the reasons such changes were made). If D&B’s auditors have any questions with respect to the information provided in such written certification, D&B will direct such questions to the Ensono Delivery Director, who will forward such questions in a timely manner to the Ensono personnel who provided the information contained in such written certification. Ensono will respond to such questions in a timely manner. D&B will be responsible for additional Out-of-Pocket Expenses that may be incurred by Ensono in its provision of cooperation and support with respect to such written certification (which shall include the costs on an Out-of-Pocket Expenses basis, if any, of the auditor).

12.3	Sarbanes Oxley Compliance.
(a)D&B and its Affiliates may be subject to additional financial reporting and legal requirements imposed upon publicly traded companies. Among these legal requirements are those imposed by Section 404 of the Sarbanes Oxley Act of 2002, as the same may be amended from time to time, which requires management to evaluate and certify as to the maintenance of adequate internal controls over financial reporting. Accordingly, Ensono agrees to abide by such D&B internal control procedures as D&B may, from time to time, maintain in effect with respect to the Services provided hereunder (including pursuant to SOWs hereunder), provided that (i) D&B shall give reasonable prior notice to Ensono of such procedures, and any changes therein; and (ii) Ensono shall have the ability, or can reasonably gain the ability, to comply with such procedures if and as so changed; provided further, that: (A) any changes to the Services necessary to comply with such internal control procedures shall be implemented pursuant to the Change Control Procedure, and (B) Ensono shall be permitted to charge D&B for any such changes only to the extent that a change is in addition to activities Ensono provides for itself or other Ensono customers.
(b)Failure by Ensono to adequately conduct itself in accordance with such applicable internal control procedures, where such failure is material to D&B’s maintenance of adequate internal controls over financial reporting in areas being benefited by the Services, shall be grounds for D&B declaring a material breach by Ensono of its performance under this Agreement.

12.4	Audit Follow-up.
(a)Following an audit or examination, D&B may conduct, or request its external auditors or examiners to conduct, an exit conference with Ensono to obtain factual concurrence with issues identified in the review.

D&B/Ensono Confidential Information

(b)Whether or not resulting from an audit and subject to any reasonable restriction placed on Ensono by any law enforcement agency in the process of conducting an investigation, Ensono will notify D&B promptly if Ensono becomes aware of any security and/or privacy threat that specifically affects D&B Data, D&B’s clients, or the D&B environment at Ensono. Security releases, updates and patches of Ensono Software shall not be considered responses to security threats “specific to” D&B.
(c)Ensono and D&B shall promptly meet to review each audit report provided to (or performed by) D&B hereunder, after the issuance of such report, in order to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. D&B and Ensono agree to develop operating procedures for the sharing of audit and regulatory findings and reports related to Ensono’s operating practices and procedures produced by auditors or regulators of either party.

12.5	Records Retention.
(a)Subject to Section 12.5(c), Ensono shall maintain and provide access upon request to the records, documents and other information required to meet D&B’s audit rights under this Agreement, until the latest of:
(i)seven (7) years after the creation of such record, document, or information; and
(ii)all pending matters relating to this Agreement (e.g., disputes) are closed; or the information is no longer required for either party to comply with Applicable Laws and Regulations.
(b)After such time period as provided above, Ensono shall be permitted to destroy or otherwise dispose of any such information, unless D&B has notified Ensono in writing that D&B has elected to retain such information. If D&B so elects to retain any such information, Ensono shall recover such information (as necessary) and deliver such information to D&B, with D&B reimbursing Ensono for Ensono’s Out-of-Pocket Expenses.
(c)Upon expiration or termination of this Agreement, or at any time upon D&B’s request, Ensono, its employees, agents, subcontractors and any authorized third parties shall, upon notice, promptly use Commercially Reasonable Efforts to return to D&B and/or destroy all originals and copies of PII in any media including, without limitation, recordings, electronic or hard copy format, in accordance with the requirements of this Agreement and applicable privacy laws and regulations; provided, however, that Ensono shall be permitted to retain backup tapes (which may include PII) for compliance purposes, and with regard to such backup tapes, Ensono shall not access the information on such tapes absent prior consent from D&B or pursuant to an administrative or judicial order. Promptly after such return or destruction of data at D&B’s written request, Ensono shall send D&B a written certification signed by an officer of Ensono that acknowledges that, except for those backup tapes needed by Ensono for compliance purposes (if any), all PII

D&B/Ensono Confidential Information

identified by Ensono using such Commercially Reasonable Efforts has been properly and securely returned or destroyed.

12.6	Overcharges.
(a)If as a result of an audit or otherwise it is determined that Ensono has overcharged D&B Ensono shall credit D&B’s account (or, at D&B’s option, pay D&B directly) an amount equal to the overcharge plus interest at the lesser of (i) one percent (1%) per month or (ii) the highest rate allowed by applicable law, which interest shall apply from the date the overcharge was paid by D&B.
(b)Provided (i) that D&B first requests Ensono to conduct a review of its billings prior to the applicable audit; and (ii) that the audit is not performed on a contingency fee basis; if an audit discloses that Ensono’s overcharges exceeded *** percent of the Charges during the period audited, Ensono shall also reimburse D&B for the reasonable cost of the audit.

13.	D&B RESPONSIBILITIES

13.1	Responsibilities.
D&B’s responsibilities with respect to the Services will be limited to those expressly set forth in this Agreement or in an applicable SOW. In addition to D&B’s responsibilities expressly set forth elsewhere in this Agreement (including Schedule A of the relevant SOW), D&B shall be responsible for the following:
(a)D&B shall designate one (1) individual to whom Ensono may address overall contractual and relationship questions and communications concerning this Agreement (the “D&B Contract Executive”). Additionally, in each SOW, D&B shall designate one (1) individual to whom Ensono may address operational communications concerning the Services provided pursuant to such SOW (the “D&B SOW Executive”). The D&B Contract Executive and the D&B SOW Executive may be the same person.
(b)D&B shall cooperate with Ensono, including by making available management decisions, information, approvals and acceptances, as reasonably requested by Ensono so that Ensono may accomplish its obligations and responsibilities hereunder.
(i)The D&B Contract Executive or such person’s designee will be the principal point of contact for obtaining such decisions, information, approvals, and acceptances with respect to the main body of this Agreement. Only personnel as expressly so designated by the D&B Contract Executive will be authorized to make commitments on the part of D&B that amend this Agreement or commit to acquire Resource Units (subject to Section 13.1(b)(ii) below). To the extent Ensono relies on the apparent authority of other it does so at its own risk and without obligation on D&B’s part.

D&B/Ensono Confidential Information

(ii)The D&B SOW Executive or such person’s designee will be the principal point of contact for obtaining such decisions, information, approvals, and acceptances with respect to such SOW. Only personnel as expressly so designated by the D&B Contract Executive or the D&B SOW Executive will be authorized to make commitments on the part of D&B that amend such SOW. To the extent Ensono relies on the apparent authority of other it does so at its own risk and without obligation on D&B’s part.
Collectively, such D&B responsibilities are referred to in this Agreement as the “Retained Responsibilities”.

13.2	Savings Clause.
(a)Due to the material adverse impact termination or suspension of performance of the Services under this Agreement or an SOW would have on D&B’s business, ***.
(b)Ensono acknowledges that ***.
(c)Ensono’s nonperformance of its obligations under this Agreement or any SOW shall be excused if and to the extent (i) Ensono’s nonperformance results from D&B’s failure to perform its responsibilities under this Agreement; and (ii) Ensono provides D&B with reasonable notice of such nonperformance and (if requested by D&B) uses Commercially Reasonable Efforts to perform notwithstanding D&B’s failure to perform (with D&B being responsible to reimburse Ensono for its additional Out-of-Pocket Expenses and incremental personnel efforts (at the T&M Rates)).

14.	CHARGES

14.1	General.
(a)All amounts Ensono may charge for the Services are set forth in this Article 14, Sections 12.1(d), 13.2, 16.5, 19.5, 23.8, 23.10 and 24.7, the provisions relating to Termination for Convenience Charges (and amounts based on percentages of the Termination for Convenience Charges, and the Charges portions of each SOW hereunder (including its Schedule C). Ensono shall not have the right to charge, and D&B shall not be required to pay to Ensono, any amounts for the Services other than or in addition to those payable to Ensono under this Article 14, the sections and SOWs referenced above, or Schedule C. In determining what charges are payable under this Agreement, the structure and amount of D&B’s charges to its customers is not relevant. In no event will information or changes in circumstances discovered after the Effective Date regarding D&B’s operations of any kind serve as the basis for Ensono to adjust the Charges or terms of this Agreement or any of the Schedules, ***.
(b)The Charges, the T&M Rates provided in Schedule C, any development charges provided in Schedule C or SOWs hereunder, the other charges described in the Charges portion of each SOW hereunder, and the charging

D&B/Ensono Confidential Information

methodology provided therein shall fully compensate Ensono for providing the Services. If a portion of the Service is not measured by a specific Resource Unit or other chargeable resource, the cost to Ensono of providing that portion of the Service is subsumed in the charging methodology hereunder and there shall be no separate charge for variations in volumes of portions of the Services not measured by a Resource Unit or other chargeable resource; provided that any mutually agreed Services in an SOW shall be charged as agreed by the parties. Notwithstanding any provision in Schedule C to the contrary, Ensono will not be permitted to decline to make investments required to provide the Services and/or to maintain Performance Standards on the basis that there is insufficient time left in the then current SOW Term for Ensono to recoup the required investment, ***.

14.2	Annual Minimum Charges.
(a)Subject to Section 14.3, each calendar year during the Initial Term the Adjusted Charges shall be subject to the Annual Minimum Charges provided in Schedule N (the “Annual Minimum Charges”). If there is a shortfall (a “Annual Minimum Charges Shortfall”), Ensono shall notify D&B within sixty (60) days of the end of the relevant year (time being of the essence, if not billed during such period the Annual Minimum Charges Shortfall shall be waived) and invoice D&B for the amount of the Annual Minimum Charges Shortfall.
(b)The “Adjusted Charges” shall be:
(i)The actual Charges for Services provided (including amounts for 12 Month Rule Charges but not including Pass-Through Expenses, Out-Of-Pocket Expenses, or taxes); plus
(ii)With regard to any Substitute Services the difference between the Charge for the Substituted Service and the Charge for the Substitute Service as of the date that the substitution occurred, as documented by the parties at the time. Such credit shall recur annually, so long as D&B continues to use the Substitute Services (or a substitute for such Substitute Service). By way of example, if the annual Charge for a Service that was being substituted was $10,000 and D&B switches to a Substitute Service that is $8,000 a year, then the $2,000 difference shall be credited in the year of substitution (appropriately pro-rated) and the full amount shall be credited in all following years of the Initial Term. The aggregate amount of such credits is referred to as “Imputed Substitute Services Charges”. Ensono shall track and report to D&B *** on all Substitute Services and the applicable Imputed Substitute Services Charges; plus
(iii)If Ensono has materially failed to provide Services Ensono is obligated to provide pursuant to this Agreement during the calendar year (whether or not excused as a Force Majeure Event pursuant to Section 20.3), the estimated amount of the Charges that would have been incurred had Ensono performed.
(c)Annual Minimum Charges Shortfall payments shall not count toward the Annual Minimum Charges in the year in which paid (e.g., an Annual Minimum Charges Shortfall payment made in 2018 for 2017 shall not count as

D&B/Ensono Confidential Information

Charges for determining 2018’s Annual Minimum Charges). Annual Minimum Charges Shortfall payments shall count toward the Commitment Cap. If there is an overachievement with respect to Annual Minimum Charges in any calendar year the overachievement shall not “roll over” or otherwise be creditable to the Annual Minimum Charges in any following year, although it shall count towards the Commitment Cap as provided in Section 14.3.
(d)Determination of the Minimum Charge shall be on a Services delivered and not on a charges payable basis. In other words, in determining the Adjusted Charges for a calendar year, the Charges for the Services delivered during that calendar year shall be used, regardless of when invoiced. Accordingly the Charges for the Services delivered in December of a year (even though invoiced in January and paid in February) shall be used for that year, not the following year. As a result, the Annual Minimum Charges for a calendar year cannot be determined until the invoice for December’s Services is prepared in January of the following year.
(e)Ensono shall provide D&B with detailed calculations and backup each *** regarding the Annual Minimum Charges Shortfall calculation within sixty (60) days following Ensono’s delivery of the invoice covering Services provided during the last month of each calendar quarter during the Term.
(f)If D&B fully Terminates for Convenience (or Ensono terminates for D&B’s breach in accordance with Section 23.1(b)) other than a termination that is effective on the first day of a calendar year, the Annual Minimum Charges shall apply for such year, pro-rated for the number of days in the year until the effective date of termination.
(g)The Annual Minimum Charges shall not be applicable in the year of termination if D&B fully terminates pursuant to Section 23.1(a).

14.3	Commitment Cap.
(a)If (x) the total Charges payable under this Agreement during the Initial Term (including Annual Minimum Charges Shortfalls, and 12 Month Rule Charges but not including Pass-Through Expenses, Out-Of-Pocket Expenses, or taxes) plus (y) the aggregate amount of Imputed Substitute Services Charges, equal or exceed the Commitment Cap provided in Schedule N (the “Commitment Cap”) then:
(i)***
(ii)***.
(b)This Section 14.3 shall not limit the applicability of 12 Month Rule Charges, they shall apply even if the Commitment Cap has been exceeded.
(c)Calculations under this Section 14.3 shall be made on a Services delivered and not on a charges payable basis, provided that D&B in fact ultimately pays the underlying amounts.

D&B/Ensono Confidential Information

(d)All other Charges (including 12 Month Rule Charge) shall be applied to the Commitment Cap before Annual Minimum Charges Shortfall and Termination For Convenience Charges are applied.
(e)If a Termination For Convenience Charge or Annual Minimum Charges Shortfall would cause the Commitment Cap to be achieved only the portion of such Charge that causes the Commitment Cap to be exceeded shall be payable. For example, if the Commitment Cap is $***, total Charges to date are $*** and the Termination For Convenience Charge would be $***, only the first $*** shall be payable, as the rest is in excess of the Commitment Cap.
(f)Within sixty (60) days following Ensono’s delivery of the invoice covering Services provided during the last month of each quarter during the Initial Term (other than the last quarter) Ensono shall provide D&B with a statement showing Ensono’ calculation of the amounts creditable toward the Commitment Cap.
(g)For the avoidance of doubt, any charges paid by D&B with respect to Services provided by Ensono prior to January 1, 2017 shall not be creditable toward the Commitment Cap, even if paid during the Initial Term.

14.4	[Intentionally Omitted]

14.5	Termination For Convenience Charges.
(a)Subject to Section 14.3, if D&B terminates this Agreement for Convenience, there shall be a Termination For Convenience Charge as provided in Schedule N (the “Termination For Convenience Charge”), calculated as of the effective date of termination. The Termination For Convenience Charge shall be invoiced on or after the effective date of termination and paid in the same manner as any other Charge, and payment shall not be a condition precedent to the effectiveness of termination.
(b)12 Month Rule Charges shall apply in addition to any Termination For Convenience Charge. Other than 12 Month Rule Charges there shall be no other Charges (including any so-called wind down charges) applicable to a termination by D&B.
(c)As provided in Section 14.3(e), if the amount of the applicable Termination For Convenience Charge would exceed the remaining amount of the Commitment Cap, only the portion of the Termination For Convenience Charge necessary to reach the Commitment Cap shall be payable.

14.6	12 Month Rule Charges.
(a)Unless otherwise provided in an SOW, if D&B terminates either an Additional Resource Unit or a New Service (other than a New Service as to which the parties have stipulated that the 12 Month Rule Charges will not apply) during the first twelve (12) months after being placed into service (other than a termination resulting from a Force Majeure Event or termination pursuant to Section 23.1(a)), then the

D&B/Ensono Confidential Information

Charge for such New Service or Additional Resource Unit shall continue until twelve (12) months have elapsed. If D&B so elects (or where D&B has terminated for convenience), Ensono shall bill D&B for the remaining months in a lump sum, which D&B shall pay in accordance with the terms of this Agreement. Such Charges are referred to a “12 Month Rule Charges”.
(b)For purposes hereof, an “Additional Resource Unit” shall mean a Resource Unit that is designated in Schedule T as being subject to being 12 Month Rule Charges, is so designated in the relevant Project Definition executed after the SOW Effective Date, and which is incremental to the then existing number of Resource Units used by D&B in that Resource Unit category. For example, if a “Mid-Range Server” is so designated in Schedule T and the relevant Project Definition and D&B’s usage of that Resource Unit had been 10 but D&B adds 3 additional Mid-Range Servers, such 3 additional Mid-Range Servers shall be Additional Resource Units. In such example, the existing Mid-Range Servers would not be Additional Resource Units and if D&B terminated such previously existing Mid-Range Servers no 12 Month Rule Charges would apply to their termination.
(c)Ensono shall track and report *** to D&B on the status of each Additional Resource Unit.

14.7	Coordination with the IMSA.
All calculations in Sections 14.2, 14.3, 14.5, and 14.6 shall include the comparable amounts incurred under the IMSA (for clarity the Annual Minimum Charges, Commitment Cap, and Termination For Convenience Charges amounts provided herein are amounts that have been established by the parties taking both agreements into account). If such provisions require a payment by D&B the amount of such payment shall be allocated between the GMSA and the IMSA (and therefore D&B and DBIS) as D&B and DBIS may jointly direct.

14.8	Pass-Through Expenses.
(a)“Pass-Through Expenses” shall mean third party charges that are to be (i) administered by Ensono, and (ii) paid by D&B (either (A) directly to the third party or (B) to Ensono, which, in turn, pays the third party) on an Out-of-Pocket Expenses basis, provided that any third party charges paid by Ensono will be subject to a 3% mark-up unless otherwise provided in the applicable SOW. All Pass-Through Expenses are listed in the applicable SOW. Ensono shall arrange for delivery by third parties to Ensono of invoices for Pass-Through Expenses, and Ensono shall promptly review such invoices and provide D&B with a copy of or the original invoice, together with a statement identifying which charges are proper and valid and should be paid by D&B.
(b)Ensono shall use Commercially Reasonable Efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expenses basis, D&B may:

D&B/Ensono Confidential Information

(i)obtain such services or materials directly from one or more third parties;
(ii)designate the third party source for such services or materials;
(iii)designate the particular services or materials (e.g., equipment make and model) Ensono shall obtain (although if Ensono demonstrates to D&B that such designation will have an adverse impact on Ensono’s ability to meet the Service Levels, such designation shall be subject to Ensono’s approval);
(iv)designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time);
(v)require Ensono to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

14.9	Incidental Expenses.
Except as may be otherwise provided in Schedule C, or as may be otherwise agreed as to New Services, expenses that Ensono incurs in performing the Services (including travel and lodging, document reproduction and shipping, and long-distance telephone) are included in Ensono’s Charges and rates set forth in this Agreement. Accordingly, such Ensono expenses are not separately reimbursable by D&B unless, on a case-by-case basis for unusual expenses, D&B has agreed in advance and in writing to reimburse Ensono for the expense.

14.10	Taxes.
The parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:
(a)Each party shall be responsible for:
(i)any personal property taxes on property it uses, regardless of whether such property is owned or leased;
(ii)franchise and privilege taxes on its business, and taxes based on its net income or gross receipts.
(b)Ensono shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes and duties payable by Ensono on the goods or services used or consumed by Ensono in providing the Services where the tax is imposed on Ensono’s acquisition or use of such goods or services and the amount of tax is measured by Ensono’s costs in acquiring such goods or services. Ensono will be responsible for all taxes imposed by or in any country in which Ensono performs any portion of the Services if the Services are to be used by D&B in another country

D&B/Ensono Confidential Information

(unless the country in which the Services are to be provided from is the United States or a member of the European Union); provided that if (i) there would have been a tax imposed if the Services had been provided from the United States or the European Union, (ii) D&B would have been responsible for such tax (either directly or through reimbursement to Ensono), and (iii) there is a higher tax burden in the country from which the Services are actually provided, then Ensono shall only be responsible for the amount by which the actual tax burden is higher and D&B shall be responsible for the tax amount that is equal to the amount of tax that would have been imposed on the Services if the Services were provided from the United States or a member of the European Union. For instance, if Ensono chooses to perform in India any portion of the Services for use by D&B in the United States or Europe, Ensono shall be responsible for all taxes imposed by or in India, less the amount of taxes that would otherwise have been imposed on the Services if such Services had been performed in the United States or the European Union.
(c)D&B shall be responsible for all sales, use, excise, value-added, services, consumption, and other taxes and duties that are assessed on the provision of the Services as a whole or on any particular Service received by D&B from Ensono (or shall provide Ensono exemption or direct pay certificates).
(d)If a sales, use, excise, value added, services, consumption or other tax is assessed on the provision of any of the Services, the parties shall work together to segregate the payments under this Agreement into three (3) payment streams: (i) those for taxable Services; (ii) those for which Ensono functions merely as a payment agent for D&B in receiving goods, supplies, or services (including leasing and licensing arrangements); and (iii) those for other nontaxable Services.
(e)If taxable and non-taxable Services are provided by Ensono, Ensono will cooperate with D&B to provide invoices that accurately reflect which portions are subject to, and which portions are not subject to, tax. There will be no gross-up for any international withholding taxes.
(f)D&B shall have the right to control any tax disputes, and Ensono shall, when requested by D&B, assist and cooperate with D&B in challenging the validity of a tax, provided that D&B shall bear all of Ensono’s reasonable costs and expenses in connection with any such challenge.
(g)D&B shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by D&B.

14.11	New Services.
If D&B requests Ensono to perform functions that are (1) designated as Retained Responsibilities; or (2) materially different from, and in addition to, the scope of the Services (i.e., not “more of the same”) (collectively, “New Services”), the parties shall document such New Services pursuant to an SOW (and utilize the Project Management Process, as applicable). The parties’ obligations with respect to such functions shall be as follows:

D&B/Ensono Confidential Information

(a)If, although the parties cannot agree upon the pricing applicable to such New Services, (1) D&B nonetheless desires Ensono to perform them, (2) as the incumbent service provider Ensono has a competitive advantage over third parties in providing such New Services, and (3) any proposed New Services are reasonably expected to be *** then upon D&B’s instruction to proceed, Ensono shall begin performance pursuant to the T&M Rates and pursuant to a SOW hereunder (utilizing, as applicable, the Project Management Process), and the following price determination mechanism shall apply:
(i)The parties shall mutually agree upon the appointment of one (1) independent appraiser. If the parties are unable to agree upon such appraiser, then the Gartner Group (or such other entity mutually agreed by the parties) will appoint the appraiser.
(ii)Each of Ensono and D&B will submit, sealed and in writing, a proposed price for the New Services. After independently performing necessary research and analysis and internally valuing and pricing the New Services as though there were a competitive market for such services, the appraiser shall open the sealed pricing proposals from Ensono and D&B. The appraiser shall then choose the pricing proposal that is closest to its own internal value and price, and shall notify Ensono and D&B in writing of its choice. The price that is included within the proposal that is chosen by the appraiser shall thereafter apply to the New Services.
(iii)Until such price determination is completed, Ensono may (without waiving its right to use the price determination mechanism) provisionally bill D&B (pursuant to applicable T&M Rates or other charges suggested by Ensono, unless the T&M Rates or charges suggested by D&B are higher, in which case Ensono may provisionally bill D&B at the T&M Rates or charges suggested by D&B), subject to Ensono’s providing a prompt credit or refund should the charges be determined to be lower than the provisional charges and/or T&M Rates utilized.
(b)D&B may in its discretion elect to solicit and receive bids from, or otherwise enter into agreements with, third parties to perform or to perform itself such New Services. If D&B so elects, Ensono shall cooperate, at D&B’s expense and subject to compliance with Ensono’s reasonable and customary confidentiality and security requirements, with D&B and the third parties with respect to the provision of such services.

14.12	Benchmarks.
Beginning *** after the applicable SOW Effective Date D&B may benchmark the Charges for all of the Services under such SOW, provided that benchmarking of the Charges may not be undertaken more than *** time in any rolling *** month period, as follows:
(a)A benchmarking under this Section shall be conducted by an independent industry-recognized benchmarking service provider designated by D&B and approved by Ensono (“Benchmarker”). Ensono agrees that Gartner Group, Nautilus Advisors and Compass Group are acceptable as a Benchmarker. The

D&B/Ensono Confidential Information

Benchmarker shall not be an Ensono Competitor. If Ensono rejects any other Benchmarker suggested by D&B, Ensono shall also provide D&B with the names of three (3) other Benchmarkers that would be acceptable to Ensono. D&B shall retain and pay the charges for the Benchmarker, but the Benchmarker may not be retained on a contingency basis. The parties shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records.
(b)The Benchmarker shall perform the benchmarking in accordance with the Benchmarker’s documented procedures that shall be provided to the parties prior to the start of the benchmarking process. The Benchmarker shall compare the Charges for the Services benchmarked to the costs being incurred in a representative sample of similar services, not including in-house IT operations. The Benchmarker shall select the representative sample from entities (i) identified by the Benchmarker and approved by the parties, and (ii) identified by agreement of the parties and approved by the Benchmarker. The representative sample: (A) shall include at least eight (8) entities; and (B) may include entities that are outsourcing customers of Ensono, subject to express confidentiality restrictions within Ensono’s agreements with such customers.
(c)The Benchmarker shall conduct a benchmarking as promptly as is prudent in the circumstances. In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of service, scope of services, service levels, financing or payment streams, bundling of multiple resource units (e.g., including or excluding systems software from hardware pricing), and other pertinent factors. Ensono will provide to the Benchmarker reasonably detailed information about the component elements of Ensono’s charges and pricing methods under this Agreement (although if Ensono fails to do so the Benchmarker shall proceed with such assumptions as it determines are reasonable under the circumstances), and the Benchmarker shall gather and utilize reasonably detailed information with respect to the representative samples being used for comparison. At the appropriate stage early in the process; but, in any event, prior to completing its report, the Benchmarker will meet with the parties and describe in reasonable detail the steps that the Benchmarker proposes to take to normalize the data for comparison. The parties shall have a reasonable opportunity to comment on those steps, and the Benchmarker shall incorporate into its normalization process the reasonable suggestions made by either party; provided that if those suggestions are in conflict, the conflict will be resolved as provided below. After the Benchmarker issues its preliminary report, each party shall be provided a reasonable opportunity to review, comment on, and request changes in the Benchmarker’s preliminary report. Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions, indicating what it believes all the Charges would be at the best quartile (viewed from the perspective of most beneficial to D&B (e.g., lowest charges shall be the “best” charges)) and at the median. In doing so, the Benchmarker will set all Charges at the best quartile and the median, not only those individual items of Charges which it believes need to be reduced (e.g., certain items of the Charges may increase while others may decrease).

D&B/Ensono Confidential Information

(d)If the suggestions of D&B and Ensono to the Benchmarker concerning the normalization process are in conflict, the parties will: (i) use the internal dispute resolution process reflected in this Agreement; (ii) if the internal dispute resolution process is not successful within fifteen (15) days, the parties will submit the Benchmarker’s proposed normalization process, as supplemented by the D&B suggestions (the “D&B Process”) and as supplemented by the Ensono suggestions (the “Ensono Process”), to a recognized national accounting firm (although not necessarily one of the “Big Four”) who is not the principal tax advisor or the outside auditor for either Ensono or D&B or any of their Affiliates (the “Accounting Firm”), who shall select one or the other of the two processes as the process more likely to produce valid comparisons. The decision of the Accounting Firm shall be final and binding on the parties, and the Benchmarker shall be required to follow its normalization process, as supplemented by the suggestions of the party selected by the Accounting Firm. The Accounting Firm shall be instructed that its decision should be rendered in thirty (30) days or less. At the request of either party, soon after retaining the Accounting Firm, the parties (and, if either desires, the Benchmarker) shall meet with the Accounting Firm to discuss its concerns with the approach proposed by the other party and the reasons why its proposal differs. The party whose process is not selected as the more likely to produce valid comparisons shall pay the fees of the Accounting Firm.
(e)If in the final report of the Benchmarker, the Charges to D&B for the benchmarked Services are greater than the highest charge within the best *** of the representative sample the parties shall meet and work in good faith to adjust the Charges in an attempt to achieve such best ***.
(f)If in the final report of the Benchmarker, the Charges to D&B for the benchmarked Services are greater than the median charge within the representative sample, the Charges shall be reduced ***. Such reductions shall be effective forty-five (45) days after ***. This Subsection 14.12(f) not a substitution for Subsection 14.12(e); if the Benchmarker’s report is that the Charges under this Agreement are greater than the median and the best quartile then both subsections shall apply (i.e., the Charges shall be reduced to at least the median level, and the parties shall work in good faith to further reduce them to the best quartile).
(g)If in the final report of the Benchmarker, the Charges to D&B for the benchmarked Services under SOW No. 9 are lower than the median charge within the representative sample (viewed from the perspective of most beneficial to D&B), then no adjustment shall be made. In no event shall the Charges be increased as a result thereof.
(h)Unless it is alleged and held that there has been fraud or collusion, material arithmetic error, or material failure of the Benchmarker to follow the methodology provided for above, the determination of the Benchmarker shall be final and binding on the parties.

D&B/Ensono Confidential Information

15.	INVOICING AND PAYMENT

15.1	Invoicing.
(a)Ensono shall invoice D&B for all amounts due under this Agreement on a monthly basis. Ensono will render to D&B a single consolidated invoice for each month’s Charges, including all amounts payable under this Agreement and all SOWs hereunder, showing the details reasonably specified by D&B, including as necessary to satisfy D&B’s internal accounting and chargeback requirements as have been made known to Ensono. Such invoice shall clearly delineate the Charges due under each SOW, in separate line items (for each SOW) within such invoice. Notwithstanding the previous sentence, upon the written approval of the D&B GS&P as evidenced by execution of the applicable SOW, D&B shall have the right to request that any New Services or any Charges pursuant to a particular SOW not be included within such monthly consolidated invoice, but rather, be billed directly to the D&B entity receiving such Services (including (i) as provided in Section 3.5(a) and/or (ii) as necessary to satisfy D&B’s internal accounting and chargeback requirements). Fixed Charges shall be billed in the month for which they relate, and variable Charges and credits shall be billed or credited, as the case may be, in arrears during the following month. For any disputed Charge, Ensono shall provide D&B with written information citing the specific section(s) of this Agreement on which such Charge is based. Ensono shall include the calculations utilized to establish the Charges. The approved form of invoice for each SOW shall be a Schedule to the SOW.
(b)If a credit is due D&B pursuant to this Agreement, Ensono shall provide D&B with an appropriate credit against amounts then due and owing; if no further payments are due to Ensono, Ensono shall pay such amounts to D&B within thirty (30) days.
(c)Ensono shall provide D&B access to volume data on a timely basis, in order to permit D&B to promptly charge its customers. The invoice will separately identify Pass-Through Expenses for the month, credits for amounts previously incurred by D&B, and the amount of taxes Ensono is proposing to collect. Ensono will include with the invoice the calculations utilized to establish the Charges in sufficient detail to enable D&B to confirm the accuracy thereof.
(d)Each month’s invoice shall be complete as to the fixed Charges for such month and the variable Charges for the previous month. Ensono may not charge D&B any additional amounts for a month for which an invoice has been rendered, except (i) that if a particular month’s invoice indicates that certain Charges are incapable of being determined as of the date of such invoice, then such Charges may be billed on a later invoice, although in no event shall they be billed more than *** after the end of the month in which incurred and (ii) that Ensono may correct an invoice within *** after it was provided to D&B ***; provided, however, that the foregoing limitations on Ensono’s ability to invoice previously incurred Charges shall not apply to the extent that D&B is withholding payment (i) for Ensono’s failure to meet any Payment Milestone, as provided in this Agreement or an SOW hereunder or (ii) pursuant to Section 15.7.

D&B/Ensono Confidential Information

15.2	Payment Due.
Subject to the other provisions of this Section 15, invoices provided for under Section 15.1 and properly submitted to D&B pursuant to this Agreement shall be due and payable by D&B within *** days after receipt thereof; provided that with respect to any invoice that would otherwise be payable in ***, D&B’s payment obligation shall be extended until ***. Any amount due under this Agreement for which a time for payment is not otherwise specified shall be due and payable within *** days after receipt of a proper invoice for such amount. Any undisputed amount not paid when due will thereafter bear interest at a rate equal to the lesser of (a) *** per month, or (b) the highest rate allowed by applicable law; ***. Unless otherwise elected by D&B and included within an SOW hereunder, all amounts stated in this Agreement and any SOW are in United States Dollars (“US$”) and shall be paid to Ensono in the United States and in United States Dollars; provided however, that if elected by D&B, Services that are provided outside of the United States pursuant to an SOW (e.g., an Ensono Affiliate within the E.U. provides Services in the E.U. to a D&B Affiliate within the E.U.) may be invoiced to D&B and paid by D&B within the currency of such SOW country or region (e.g., the Euro, with respect to the example provided in this sentence).

15.3	Accountability.
Ensono shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by D&B hereunder. Ensono agrees to provide D&B with documentation and other information with respect to each invoice as may be reasonably requested by D&B to verify that Charges are accurate and comply with the provisions of this Agreement.

15.4	Proration.
Except as may be otherwise provided in this Agreement, periodic Charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

15.5	Refundable Items.
(a)Prepaid Amounts. Where D&B has incurred or prepaid for a third party service or function for which Ensono is assuming financial responsibility under this Agreement, upon either party identifying the prepayment Ensono shall refund to D&B that portion of such prepaid expense that is attributable to periods on and after the Effective Date.
(b)Refunds and Credits. If Ensono should receive a refund, credit or other rebate for goods or services previously paid for by D&B on a Pass-Through Expenses basis, Ensono shall promptly notify D&B of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to D&B; if no further payments are due to Ensono, Ensono shall pay such amounts to D&B within forty-five (45) days. To the extent a Service Level Credit is due to D&B pursuant to an SOW, Ensono shall provide D&B with an appropriate credit

D&B/Ensono Confidential Information

against amounts then due and owing on the next invoice submitted to D&B; if no further payments are due to Ensono, Ensono shall pay such amounts to D&B within thirty (30) days.

15.6	***.
***.

15.7	Disputed Charges.
Subject to Section 15.6, D&B shall pay undisputed Charges when such payments are due under this Article 15 and Schedule C. D&B may withhold payment of particular Charges that D&B disputes in good faith.

16.	SAFEGUARDING OF DATA; CONFIDENTIALITY

16.1	D&B Information.
(a)D&B Information shall be and remain, as between the parties, the property of D&B. Ensono shall not possess or assert any lien or other right against or to D&B Information. No D&B Information, or any part thereof, shall be:
(i)used by Ensono for any purpose other than in connection with providing the Services;
(ii)incorporated into Ensono databases;
(iii)sold, assigned, leased or otherwise disposed of to third parties by Ensono; or commercially exploited by or on behalf of Ensono.
(b)Upon D&B’s request, the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular D&B Information, on such earlier date that the same shall be no longer required by Ensono in order to render the Services hereunder, D&B Information (including copies thereof) shall be promptly returned to D&B by Ensono in a form reasonably requested by D&B or, if D&B so elects, shall be destroyed by Ensono.
(c)Personally Identifiable Information
(i)Ensono acknowledges that, in connection with its work for and on behalf of D&B, it may receive access to “Personally Identifiable Information” (as used herein, “PII”) as defined by applicable privacy, data breach and information security laws and regulations, and potentially including, but not limited to, a person’s name in conjunction with the person’s Social Security Number or other government issued identifier, driver’s license number, account number, credit or debit card number, or personal identification number or password that would permit access to the person’s account; provided, however, that (without in anyway limiting Ensono’s obligation with regard to D&B Data) such information does not include any publicly

D&B/Ensono Confidential Information

available information about a person if, under Applicable Law and Regulations, that is not considered PII.
(ii)Any other information that can be considered PII under Applicable Laws and Regulations (including date of birth, health information, sexual orientation, race, religion, nationality and political interest), shall also be considered PII under this Agreement.
(iii)Only to the extent any information that would otherwise be defined as PII is encrypted in such a manner that under Applicable Laws and Regulations it would not be considered PII, then it shall not be considered PII under this Agreement. This exception shall not apply to encrypted information where the encryption key is associated and usable with the encrypted information.
(iv) D&B has the right to direct Ensono in connection with the collection, processing, use, disclosure and retention of such PII, and Ensono shall process such PII only in accordance with such directions. Ensono and D&B shall also comply with all Applicable Laws and Regulations with respect to such PII to the extent such Applicable Laws and Regulations are applicable to each party’s performance under this Agreement.
(v)Ensono and D&B each acknowledge and agree that D&B retains all rights and interest in the PII, including the right to act as Data Controller under Applicable Laws and Regulations including the relevant EEA member state law transposing the EU Data Protection Directive (Directive 95/46/EC), if PII is collected, used, disclosed or retained within the European Economic Area or from its citizens. Additionally, D&B retains the right to direct the disclosure of PII by Ensono to third parties with the exception of Ensono providing it to third party service providers approved by D&B where necessary to fulfill its obligations pursuant to this Agreement.
(vi)Ensono shall promptly notify D&B in writing of any subpoena or other court or administrative order, proceeding or other request seeking access to, or disclosure of, PII, unless Ensono is prohibited from making such notification by Applicable Law or Regulations. Ensono shall limit the nature and scope of the required disclosure and/or cooperate fully with D&B in any effort to intervene and quash or limit the disclosure requirement to the extent not prohibited by Applicable Laws and Regulations. D&B shall reimburse Ensono for Ensono’s reasonable expenses incurred in relation to any action taken by Ensono pursuant to this Section 16.1(c)(vi).

16.2	Safeguarding D&B Data.
(a)Ensono shall establish and maintain safeguards against the destruction, loss or alteration of D&B Data in the possession or control of Ensono as required under Applicable Laws and Regulations as applicable to Ensono or, if applicable to D&B, as Ensono has been instructed by D&B, and which are no less rigorous than those provided in Schedule I (subject to the process described in Section 16.3(d)) and which are no less rigorous than those maintained by Ensono for

D&B/Ensono Confidential Information

its other customers’ information of a similar nature. D&B may establish backup security for D&B Data and to keep backup D&B Data and D&B Data files in its possession if it chooses.
(b)Without limiting the generality of Section 16.2(a):
(i)Ensono Personnel shall not attempt to access, or allow access to, any D&B Data that they are not permitted to access under this Agreement. If such access is attained (or is reasonably suspected), Ensono shall immediately report such incident to D&B, describe in detail the accessed D&B Data, and if applicable return to D&B any copied or removed D&B Data.
(ii)Ensono shall utilize Commercially Reasonable Efforts, including thorough systems security measures, to guard against the unauthorized access, alteration, or destruction of Software and D&B Data. Such measures shall include the use of Software which: (A) requires all users to enter a user identification and password prior to gaining access to the information systems; (B) controls and tracks the addition and deletion of users; and (C) controls and tracks user access to areas and features of the information systems.
(iii)In connection with the collection, processing, use, disclosure, retention, destruction and/or maintenance of PII by Ensono, Ensono represents and warrants that it has implemented appropriate controls to:
(A)Confirm that each Ensono and Ensono Affiliate employee, agent, subcontractor and any authorized third party with access to PII: (1) complies in all material respects with the provisions of this Agreement regarding the privacy and security of PII; and (2) is trained regarding their handling of PII. Ensono shall be responsible for any failure of its and its Affiliates’ employees, agents, subcontractors and any authorized third parties to comply with these terms and conditions regarding PII.
(B)Cause its employees, agents, subcontractors and any authorized third parties with access to D&B’s (or Ensono’s) premises follow all applicable general, visitor, privacy and physical security policies and only access authorized areas.
(C)Subject to Section 16.3(d), Ensono shall implement security controls defined by D&B based on the data classification of the data store. These responsibilities are described in the Data Classification, Data Handling & Destruction and Cryptographic Standards and Cryptography & Key Management policies.
(D)Grant access to PII based on individuals’ specific roles and responsibilities. Ensono shall adhere to the principle of “least privilege” in its role-based access controls, wherein only those Ensono and its Affiliates employees, agents, subcontractors and/or other authorized third parties who need access to specific D&B and PII data elements in order to fulfill their obligations pursuant to this Agreement are granted such access.

D&B/Ensono Confidential Information

(E)Access permissions shall not allow public groups to have read and/or write access to PII or any other D&B data.
(F)Confirm that there are no common or group system user IDs on systems where D&B data, including PII, is maintained (i.e., users must be uniquely identified).
(G)Conduct revalidation of access rights to PII at least annually.
(H)Prohibit downloading and/or use of file-sharing and other software that can open security vulnerabilities to areas that hold D&B data, including PII.
(I)Notify D&B within *** of the termination of any Ensono or its Affiliates employee, agent, subcontractor or other authorized third party who had access to a D&B network account. Ensono explicitly acknowledges that this notice is necessary to enable the D&B Service Desk to terminate all account- and system-level access (application, e-mail, network and remote) upon resource termination. Subject to the confidentiality provisions of Section 16.4 (Confidentiality), Ensono also agrees to provide D&B advance notice (as soon as reasonably practicable) of (i) any material disciplinary action to be taken against any of its employees (i.e., an involuntary termination) who have D&B network accounts, or (ii) any material sanction to be taken against any of its agents, subcontractors or other authorized third parties who have D&B network accounts, each as and when relevant, including within the context of a breach of an applicable security policy that has, or is reasonably likely to have, a material, adverse impact on D&B.
(J)During the Term, unless otherwise agreed to in writing and in advance by D&B, maintain a security breach incident response plan that addresses security breach incident handling.
(K)Provide D&B with prompt written notice of any security breach incident that involves, or which Ensono reasonably believes to involve, the unauthorized access, use or disclosure of PII provided to Ensono by, or on behalf of, D&B. In no event shall such notice be given more than *** after Ensono becomes aware of such a security breach incident. Such notice shall summarize, in reasonable detail and to the best of Ensono’s knowledge at that time, the nature of the breach or unauthorized use or disclosure of, or access to, PII and the corrective action that has been taken or that will be taken by Ensono.
(L)Promptly inform D&B’s Chief Privacy Officer, D&B’s Chief Information Security Officer or their designees, or the local D&B contact(s) specified for notice under this Agreement, upon becoming aware of any use, disclosure or transfer of PII that is not permitted by this Agreement.

D&B/Ensono Confidential Information

16.3	GLB & PCI Compliance.
(a)In addition to and not in limitation of Ensono’s other obligations of confidentiality and non-disclosure under this Agreement: (i) Ensono will implement appropriate administrative, technical, and physical safeguards and other appropriate measures to protect the security, confidentiality, and integrity of nonpublic personal information relating to customers of D&B and other D&B Information received by Ensono from D&B, all as may be appropriate to comply with Applicable Laws and Regulations governing data security to the extent such Applicable Laws and Regulations are applicable to Ensono’s performance of its obligations under this Agreement (but subject to Section 24.7 below), and (ii) Ensono shall not use any PII relating to D&B’s customers received from D&B or obtained as a result of Services performed for D&B (“D&B Customer Information”) except as necessary in the ordinary course of business to perform Services under this Agreement.
(b)Therefore, notwithstanding anything to the contrary contained in this Agreement and in addition to (and not in substitution for) Ensono’s other obligations hereunder, Ensono agrees that:
(i)it will not disclose or use any D&B Data except to the extent necessary to carry out its obligations under this Agreement and for no other purpose;
(ii)it will not disclose D&B Data to any third party, including, without limitation, its third party service providers without the prior consent of D&B and an agreement in writing from the third party to use or disclose such D&B Data only to the extent necessary to carry out Ensono obligations under this Agreement and for no other purposes; and it will maintain, and will require all third parties approved under subsection (ii) to maintain, effective information security measures to protect D&B Data from unauthorized disclosure or use; and it will provide D&B with information regarding such security measures upon the reasonable request of D&B. Ensono shall promptly provide D&B with information regarding any failure of such security measures or any security breach that Ensono reasonably believes has affected or will affect D&B Data.
(c)Ensono will also ensure that any such third party to whom D&B authorizes Ensono to transfer or provide access to D&B Customer Information: (i) signs a written contract to restrict its use of D&B Customer Information to the use specified in the agreement between the Ensono and the third party (which use must be in coordination with Ensono’s performance of its obligations hereunder); and (ii) agrees to comply with all Applicable Laws and Regulations to the extent that such Applicable Laws and Regulations are applicable to such third party’s performance of its obligations under this Agreement, as well as the privacy notice provided by D&B to its customers. Ensono will be responsible for the acts or omissions of any third party to whom it transfers or provides access to D&B Customer Information hereunder.
(d)Allocation of Responsibility for Compliance With Policies.

D&B/Ensono Confidential Information

(i)Ensono shall also comply with D&B’s information security and data protection requirements in those environments within Ensono that are solely dedicated to D&B (in all shared environments within Ensono, Ensono shall comply with Ensono’s information and security policy and procedures), the version of which as of the Effective Date is set forth in Schedule I and which requirements may be updated by D&B from time to time in accordance with the change management procedures provided in Schedule A.
(ii)Within ninety (90) days following the Effective Date, Ensono and D&B shall jointly review D&B policies to identify any obligations which would require a material change in the scope of Services in order for Ensono to comply. Subject to Section 16.4(d)(iii), if as part of such review the parties discover that the Services as provided by Ensono as of the Effective Date are not compliant with any of the policies and procedures included in Schedule I, Ensono shall have thirty (30) days from the completion of the foregoing review (as such date may be extended by agreement of the parties) to deliver to D&B a corrective action plan with respect to such non-compliance. If compliance with such policy or procedure requires a material change to the scope of Services, Ensono shall notify D&B and provide D&B Ensono’s proposed increase in the Charges, if any, to satisfy the compliance obligation. Promptly following D&B’s receipt of this information, D&B shall either (i) grant an exception to the compliance requirement (pursuant to D&B’s exception process), or (ii) agree in writing to the increased Charges (subject to any mutually-agreed changes), or (iii) mutually agree upon compensating controls and/-or risk mitigation to address non-compliance.
(iii)The provisions of Section 16.3(d)(ii) shall not apply with respect to any non-compliance by Ensono with (x) any Applicable Laws and Regulations, (y) any obligation that is separately identified in this Agreement or any Statement of Work even if such obligation is also referenced in the policies set forth in Schedule I, or (z) any obligation that Ensono was required to comply with immediately prior to the Effective Date. Ensono shall be required to remedy any such non-compliance at its sole cost.
(e)Subject to Section 24.7 below and subject to compliance with the Change Control Procedure, Ensono will be responsible for modifying and upgrading systems, equipment, and procedures within Ensono’s scope of responsibility to maintain compliance with such requirements as they evolve.
(f)For the purpose of payment card industry (PCI) standards, “Credit Card Data” is defined as a numerical credit card account number, whether encrypted or unencrypted, that is stored, transmitted or processed. On or by April 1st of each calendar year during the Term and (if applicable) within fifteen (15) days from the period where Ensono begins to handle or process Credit Card Data on behalf of D&B in providing the Services, Ensono shall comply with either item (i) or (ii) below:
(i)If Ensono handles or processes Credit Card Data on behalf of D&B in providing the Services, then: (1) such Credit Card Data shall be confined to D&B’s dedicated environment within Ensono and Ensono will fully comply with the

D&B/Ensono Confidential Information

PCI Data Security Standards (“PCI DSS”), and Ensono will certify to D&B in writing that Ensono is in compliance with such; (2) Ensono will review and comply on an on-going basis with the current version of PCI DSS as detailed on the following website: https://www.pcisecuritystandards.org; (3) any cost of compliance with the PCI DSS shall be addressed within each SOW hereunder as and if applicable; and (4) in the event of an actual or suspected breach of such security measures affecting D&B’s PCI DSS compliance, Ensono shall notify D&B per the agreed upon incident response plan or within 24 hours whichever is first; or
(ii)If Ensono does not handle or process Credit Card Data on behalf of D&B in providing the Services, then Ensono will certify to D&B in writing that it does not handle or process Credit Card Data in any format on behalf of D&B in providing the Services, and is, thus, not required to comply with the PCI DSS in providing the Services hereunder.
(g)The obligations set forth in this Section 16.2(b)(iii) will survive termination or expiration of this Agreement.

16.4	Confidentiality.
(a)Confidential Information. Ensono and D&B each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the other party that such party considers to be confidential, a trade secret or otherwise restricted. “Confidential Information” shall mean all information, in any form, furnished or made available directly or indirectly by one party to the other that is marked confidential, restricted, or with a similar designation. The terms and conditions of this Agreement shall be deemed Confidential Information of each party.
(b)In the case of D&B and its Affiliates, Confidential Information also, whether or not designated “Confidential Information,” shall include:
(i)scoring models, components in a D&B data topic, search algorithms, D&B data management rules and business logic;
(ii)D&B Data;
(iii)the Procedures Manual to the extent it contains D&B Confidential Information or Developed D&B Materials;
(iv)D&B Materials (including Developed D&B Materials);
(v)all information concerning the operations, affairs and businesses of D&B, the financial affairs of D&B, and the relations of D&B with its customers, employees and service providers (including customer lists, customer information, account information and consumer markets);
(vi)each Technology Plan; and

D&B/Ensono Confidential Information

(vii)Software provided to Ensono by or through D&B; and other information or data stored on magnetic media, paper-based files or otherwise or communicated orally or otherwise, and obtained, received, transmitted, processed, stored, archived or maintained by Ensono under this Agreement (collectively, the “D&B Confidential Information”).
(c)In the case of Ensono and its Affiliates, Confidential Information also, whether or not designated as “Confidential Information,” shall include:
(i)hardware configurations, software, software configurations, methodologies (including integrations), routines, libraries, tools, algorithms, processes or technologies owned by Ensono and used in its business generally, as well as Ensono-proprietary data models and Ensono-proprietary business rules;
(ii)all financial information of Ensono, personnel information of Ensono, strategic plans of Ensono, and customer/client (other than D&B) information of Ensono; and
(iii)all information concerning the operations, financial affairs and businesses of Ensono, and the relations of Ensono with its vendors, suppliers, employees and customers; and all records, data, and other information of Ensono and/or its Affiliates of a confidential or proprietary nature that is disclosed to D&B or any of its employees, contractors and/or agents, whether in tangible, intangible and/or oral form, and whether in written form or readable by machine (collectively, the “Ensono Confidential Information”).
(d)Obligations.
(i)Each party shall use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than Commercially Reasonable Efforts, to prevent disclosing to unauthorized parties the Confidential Information of the other party, provided that Ensono may disclose such information to properly authorized entities as and to the extent necessary for performance of the Services, and D&B may disclose such information to third parties as and to the extent necessary for the conduct of its business, where in each such case: (A) the receiving entity first agrees in writing to substantially comply with the obligations provided in this Section 16.4; (B) use of such entity is authorized under this Agreement; (C) such disclosure is necessary or otherwise naturally occurs in that entity’s scope of responsibility; and (D) the disclosing party assumes full responsibility for the acts and omissions of such third party.
(ii)As requested by D&B during the Term, upon expiration or any termination of this Agreement, or completion of Ensono’s obligations under this Agreement or under any SOW, Ensono shall return or destroy, as D&B may direct, all material in any medium that contains D&B Confidential Information, excluding materials Ensono has a right to retain under this Agreement and materials required for Ensono or its Affiliates to comply with Applicable Laws and Regulations. Upon expiration or any termination of this Agreement or any SOW and unless expressly

D&B/Ensono Confidential Information

provided otherwise in this Agreement or in the affected SOW (e.g., post-term license provisions), D&B shall return or destroy, as Ensono may direct, all material in any medium that contains Ensono Confidential Information, excluding materials D&B has a right to retain under this Agreement, materials stored in D&B or its Affiliates’ archives, and materials required for D&B or its Affiliates to comply with Applicable Laws and Regulations.
(iii)Ensono shall use Commercially Reasonable Efforts to see that Ensono Personnel comply with these confidentiality provisions. Each party shall use Commercially Reasonable Efforts to see that its auditors comply with these confidentiality provisions.
(iv)In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party promptly shall:
(A)notify the furnishing party upon becoming aware thereof;
(B)promptly furnish to the other party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; and
(C)take such actions as may be necessary or reasonably requested by the furnishing party to minimize the violation; and cooperate in all reasonable respects with the furnishing party to minimize the violation and any damage resulting therefrom.
(v)Neither party shall commence any legal action or proceeding against a third party with respect of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information by any person or entity which action or proceeding identifies the other party or its Confidential Information without such party’s consent.
(vi)The parties’ obligations respecting Confidential Information shall be retroactive to January 1, 2006 and shall continue for a period of five (5) years following expiration or termination of this Agreement, provided that the obligation with respect to D&B Data, any Personally Identifiable Information regarding individuals, and trade secrets shall continue in perpetuity, without limitation.
(e)Exclusions. Section 16.4(d) shall not apply to any particular information (other than D&B Data and any Personally Identifiable Information) which Ensono or D&B can demonstrate:
(i)was, at the time of disclosure to it, in the public knowledge;

D&B/Ensono Confidential Information

(ii)after disclosure to it, is published or otherwise becomes part of the public knowledge through no fault of the receiving party;
(iii)was lawfully in the possession of the receiving party at the time of disclosure to it without obligation of confidentiality; or
(iv)was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or was independently developed by the receiving party without reference to Confidential Information of the furnishing party.
In addition, a party shall not be considered to have breached its obligations by disclosing Confidential Information (including D&B Data and Personally Identifiable Information) of the other party as required to satisfy any legal requirement of a competent government body provided that, promptly upon receiving any such request and to the extent that it may legally do so, such party advises the other party of the request prior to making such disclosure in order that the other party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.
(f)Each party’s Confidential Information shall remain the property of that party. Nothing contained in this Section 16.4 shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

16.5	Corporate Information Security Risk Controls.
If D&B gives Ensono adequate advance written notice which (a) specifically references this Section 16.5 and (b) specifically identifies any D&B corporate information security risk control rules, policies, procedures, or regulatory requirements as to which D&B requires Ensono’s compliance, then any such request shall be subject to (i) Change Control Procedure provided in Schedule A, and (ii) if applicable, Section 16.3(d) for changes to Schedule I. Not in limitation of the foregoing, any such proposed corporate information security risk control rules, policies, procedures, or regulatory requirements that are in any way different from or subject Ensono to requirements in addition to those set forth in Schedule I shall be implemented at D&B’s cost, including Ensono’s Out-of-Pocket Costs and T&M Rates for Ensono personnel. Further, D&B acknowledges that pursuant to this Agreement, D&B is leveraging the advantages of a shared environment at Ensono with respect to certain of the Services and that some such requests may be infeasible in a shared environment. Moreover, nothing in this Section 16.5 alters D&B’s obligation to bear additional compliance costs as provided in Section 24.7 (if applicable).

D&B/Ensono Confidential Information

16.6	Penetration Testing.
At least ***, Ensono will engage *** a third party security services provider to perform perimeter vulnerability and penetration testing of Ensono’s external systems and databases. Ensono will provide to D&B the “Statement of Opinion” issued to Ensono by such third party provider following each such vulnerability and/or penetration test series, which shall be provided to D&B promptly upon its receipt by Ensono. Additionally, Ensono will itself perform regular vulnerability testing on external and internal devices connected to the Ensono network supporting D&B. At least once each ***, or more frequently as D&B may reasonably request, the parties will include in the agenda for the meetings described in Section 11.2(b)(iii) above: (a) discussion of testing methodologies used by Ensono, (b) identification of any requirements to modify such testing methodologies, in order to meet industry standards for testing, along with associated timeline(s) for inclusion of such modifications into the testing, and (c) a summary of the most current *** vulnerability scanning results, including but not limited to discussing scan results for portions of Ensono systems that are dedicated to supporting only D&B. ***.

16.7	IP Addresses.
Any IP addresses used by D&B or its customers for access to the Services shall be transferred by Ensono to D&B upon D&B’s written request.

16.8	Equitable Relief.
Both parties acknowledge that the Confidential Information received from the furnishing party under this Agreement (and/or each SOW hereunder) contains valuable trade secrets of the furnishing party, the disclosure of which would cause irreparable harm to the furnishing party that could not be remedied by the payment of damages alone. Accordingly, with respect to any breach by the receiving party of this Article 16, the furnishing party will be entitled to seek from any court of competent jurisdiction (a) a temporary restraining order or preliminary and permanent injunctive relief, requiring the receiving party to comply with the provisions of this Agreement and to cease any violations of this Agreement; and (b) an equitable accounting for all profits or benefits arising out of such breach.

16.9	European Union Data Protection/Privacy Shield.
(a)Ensono warrants and undertakes that: (i) use of Personal Information will be for limited and legitimate purposes as specified in the applicable SOW; and (ii) Ensono will only transfer and process Personal Information from the European Union in accordance with the Data Transfer Agreement between the parties attached hereto as Schedule U. Should such a mechanism be declared invalid by the European Commission, or for some other reason become unenforceable, the parties may utilize any other alternative European Union approved data transfer mechanism available to the parties without amending this Agreement unless obliged to do so. Specifically, the parties will observe the applicable requirements as appropriate of (i) any Binding Corporate Rules the parties have in place in relation to the requirements in respect of onward transfers or (ii) if relying on the Privacy Shield (and/or any

D&B/Ensono Confidential Information

subsequent mechanism that may replace the Privacy Shield), each party will provide the same level of protection as the Privacy Principles (as defined by the US Department of Commerce).
(b)In any event, whichever mechanism is being relied upon, Ensono will notify D&B if it makes a determination that it can no longer meet its data transfer obligations; and upon notice, take reasonable and appropriate steps to stop processing such Personal Data or remediate unauthorized use.  Ensono will ensure that any third party permitted access to the Personal Information under this Agreement also agrees in writing to comply with the terms of whichever mechanism is in place.

16.10	General Data Protection Regulation.
The parties acknowledge that the General Data Protection Regulation (“GDPR”) is expected to come into effect during the term of this Agreement from and including 25 May 2018. Ensono shall comply with its obligations under the GDPR in relation to the Services performed under this Agreement. The parties agree that by no later than 15 December 2017, they shall discuss and jointly agree the implementation measures required to ensure any actions to be adopted in relation to the Services are applied in advance of the effective date of the GDPR, and enter into such a variation of this Agreement as required (a) to reflect their obligations and risks under the GDPR, and (b) for Ensono to provide the Services in a manner to ensure that D&B can comply with its obligations under the GDPR.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Work Standards.
Ensono represents, warrants, and covenants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services.

17.2	Non-Infringement.
(a)Each party represents, warrants, and covenants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any Intellectual Property Rights of any third party.
(b)Ensono further represents that as of the Effective Date, Ensono is not aware of any claims by any third party that Ensono infringes such third party’s Intellectual Property Rights.

D&B/Ensono Confidential Information

17.3	Authorization and Other Contracts.
Each party represents, warrants, and covenants to the other that:
(a)It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;
(b)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such party and will not constitute a violation of any judgment, order or decree;
(c)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default; and
(d)There is no proceeding pending or, to the knowledge of the party, threatened that challenges or may have a material adverse effect on this Agreement or the transactions contemplated by this Agreement.

17.4	Inducements.
Ensono represents, warrants, and covenants to D&B that it has not violated any applicable laws or regulations or any D&B policies of which Ensono has been given notice regarding the offering of unlawful inducements in connection with this Agreement. If at any time during the Term, D&B determines that the foregoing warranty is inaccurate, then, in addition to any other rights set forth in this Agreement or available to D&B in law or at equity for Ensono’s breach of this Agreement, D&B may terminate this Agreement for cause without affording Ensono an opportunity to cure.

17.5	Viruses.
Ensono represents, warrants, and covenants that it shall use Commercially Reasonable Efforts so that no Viruses are coded or introduced into the systems used to provide the Services. In the event a Virus is found to have been introduced into the systems used to provide the Services, Ensono shall promptly notify D&B and use Commercially Reasonable Efforts at no additional charge to assist D&B in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist D&B to the same extent to mitigate and restore such losses. “Virus” shall mean (a) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (b) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor.

D&B/Ensono Confidential Information

17.6	Disabling Code.
Ensono represents, warrants and covenants that, without the prior consent of D&B (which may be arbitrarily withheld), Ensono shall not insert into the Software, the systems used to provide the Services, or any Deliverable provided hereunder any code that would have the effect of disabling or otherwise shutting down all or any portion of the Services (or such Deliverable). Ensono further represents and warrants that, with respect to any disabling code that may be part of the Software, the systems used to provide the Services, or any Deliverable provided hereunder, Ensono shall not invoke such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without D&B’s prior consent.

17.7	FCRA.
Ensono represents, warrants and covenants that (a) no Ensono division or operation providing Services under this Agreement (i) is, as of the Effective Date, or (ii) will become during the Term, a ‘credit reporting agency’, as such term is defined under the FCRA; (b) no products or information services utilizing D&B Data will be or become a “consumer report” within the meaning of FCRA; (c) Ensono will do nothing during the Term that could result in D&B being deemed to be a ‘credit reporting agency’; (d) in providing services hereunder, Ensono shall take no steps that would result in: (i) D&B or any D&B products or information services which are the subject matter of this Agreement becoming subject to FCRA, or (ii) D&B becoming a consumer reporting agency; and (e) it shall not combine any D&B Information with any information about consumers or use it such that it is used or expected to be used or collected in whole or in part for the purpose of serving as a factor in establishing the consumer’s eligibility for credit or insurance that is used primarily for personal, family or household purposes, for employment purposes, or for any of the other permissible purposes defined in §604 of FCRA.

17.8	Deliverables.
Ensono represents, warrants and covenants that each Deliverable produced by Ensono, or for which Ensono otherwise has responsibility for the successful completion as part of the Services, shall not, after final acceptance of the Deliverable by D&B and during the Term of this Agreement, deviate in any material respect from the specifications and requirements for such Deliverable set forth or referred to in the applicable SOW. In the event of a breach of this Section 17.8, Ensono shall modify and/or correct such Deliverable, so that this Section is no longer breached.

17.9	Supported Technology.
Ensono represents, warrants, and covenants that it shall keep the third party Equipment and Software utilized by Ensono in providing the Services under applicable maintenance agreements, as provided by the respective vendor of each such asset.

D&B/Ensono Confidential Information

17.10	Disclaimers.
THE WARRANTIES SET FORTH IN THIS AGREEMENT (AND ANY WARRANTIES SPECIFIED IN ANY GIVEN SOW) ARE EXCLUSIVE. OTHER THAN AS PROVIDED IN THIS AGREEMENT (OR ANY SOW HEREUNDER), THERE ARE NO EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

18.	INSURANCE

18.1	Insurance Coverage.
Ensono represents that as of the Effective Date it has, and agrees that during the Term it shall maintain in force, at least the following insurance coverages in the United States:
(a)Worker’s Compensation Insurance (Coverage A), including coverage for occupational injury, illness and disease, and other social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee.
(b)Employment Insurance
(i)Employer’s Liability Insurance (Coverage B) in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee, with minimum limits of not less than: $*** per accident, $*** per employee - disease, and $*** per employee - policy limit. This coverage shall be endorsed to name D&B and its Affiliates as additional insureds.
(ii)Employment Practices Liability Insurance with a minimum aggregate limit of $***.
(c)Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of $***; $***per location; and a minimum combined single aggregate limit of $***. ISO Endorsement CGD373 (11/05) shall be included, naming D&B and its affiliates as additional insureds with respect to any legal liability of D&B arising out of the Services.
(d)Electronic Data Processing Insurance providing coverage on an “all risks” basis and include, but not be limited by, the additional perils of earthquake, flood, windstorm, terrorism, cyber-attacks including malware and denial of service attacks for loss or damage to equipment (computer systems), data, programs or software, media and valuable papers that are in the possession, care, custody or control of Ensono, including D&B’s equipment, data, programs or software, media and valuable papers. Such insurance shall include Extra Expense and Business Income coverage including cyber-attacks that cause no physical loss or damage, coverage for

D&B/Ensono Confidential Information

interruption of data services and have a minimum limit adequate to cover such risks on a replacement costs basis with no coinsurance. This coverage shall be endorsed to schedule D&B as a loss payee as their interest may appear and schedule D&B on a waiver of subrogation endorsement. This coverage can be included under the Ensono’s Property Insurance as long as it includes all of the above minimum required coverages.
(e)Property Insurance, including Extra Expense and Business Income coverage, for all risks of physical loss of or damage to buildings, business personal property or other property that is in the possession, care, custody or control of Ensono pursuant to this Agreement. Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis. This coverage shall be endorsed to name D&B and its affiliates as loss payees.
(f)Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit *** or the minimum limit required by law, whichever limit is greater. This coverage shall be endorsed to name D&B and its affiliates as additional insureds.
(g)Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Ensono, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit ***. This coverage shall be endorsed to name D&B and its affiliates as loss payees.
(h)Errors and Omissions, Security and Privacy Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, the failure of technology products to perform the Services intended, damages and defense costs suffered by others for failure of Ensono’s computer network security, liability caused by a transmission of a Virus, unauthorized access, denial-of-service, disclosure of confidential information and identity theft. Coverage will also include coverage for damages and defense cost suffered by others due to failure to protect confidential information, or the wrongful disclosure of confidential information which are not tied to a negligent act or a failure of security. Additionally, damages should include direct expenses to a client that are related to a security or privacy event such as customer notification expenses, public relations expenses, and regulatory action defense expenses. Coverage shall have a minimum ***.
(i)Cyber and Privacy Insurance shall cover all work and/or services as detailed below, with limits of not less than $*** each claim. D&B shall be scheduled as an additional insured.
(i)If performing work or services with software, hardware, or systems development - Technology Errors & Omissions Insurance is required and shall cover: (A) systems analysis; (B) software design; (C) systems programming; (D) data processing; (E) systems integration; (F) outsourcing, including outsourcing

D&B/Ensono Confidential Information

development and design; (G) systems design, consulting, development, and modification; (H) training services relating to computer software or hardware; (I) management, repair, and maintenance of computer products, networks, and systems; (J) marketing, selling, servicing, distributing, installing, and maintaining computer hardware or software; and (K) data entry, modification, verification, maintenance, storage, retrieval, or preparation of data output.
(ii)If performing work or services with direct access to the D&B systems or holding information of D&B - Network Security/-Privacy Insurance is required and shall cover: (A) hostile action or a threat of hostile action with the intent to affect, alter, copy, corrupt, destroy, disrupt, damage, or provide unauthorized access/unauthorized use of a computer system, including exposing or publicizing confidential electronic data or causing electronic data to be inaccessible; (B) computer viruses, Trojan horses, worms, and any other type of malicious or damaging code; (C) dishonest, fraudulent, malicious, or criminal use of a computer system by a person, whether identified or not, and whether acting alone or in collusion with other persons, to affect, alter, copy, corrupt, delete, disrupt, or destroy a computer system or obtain financial benefit for any party or to steal or take electronic data; (D) denial of service for which the vendor is responsible that results in the degradation of or loss of access to Internet or network activities or normal use of a computer system; (E) loss of service for which the vendor or consultant is responsible that results in the inability of a third party, which is authorized to do so, to gain access to a computer system and conduct normal Internet or network activities; (F) access to a computer system or computer system resources by an unauthorized person or an authorized person in an unauthorized manner; and (G) loss or disclosure of Personally Identifiable Information (PII) or confidential information no matter how such loss occurs.
(iii)If performing work or services to provide content, such as software code, test, or data images - Media Liability Insurance is required and shall cover: (A) infringement of copyright, title, slogan, trademark, trade name, trade dress, service mark, or service name; (B) plagiarism; (C) public disclosure or loss of misappropriated trade secrets or unauthorized use of titles, formats, performances of artists or other performers, style, charters, plots, or other program material; (D) libel, trade libel, slander, disparagement of a person, organization, or product, or other forms of defamation; (E) unauthorized disclosure of data, which results in an invasion of privacy or other invasion, infringement, or interference with the right of privacy or publicity; (F) breaches of contract that are implied in fact or in law, resulting from the alleged misuse of data; (G) false advertising or misrepresentation in advertising; and (H) errors and omissions and negligence in the production or publication of content.
(j)Umbrella Liability Insurance with a *** in excess of the insurance coverage described above in Sections 18.1(b)(i), 18.1(f) and 18.1(h) and shall be written on an occurrence basis. The insurance coverage described above in Section 18.1(c) may be obtained through application of the Umbrella Liability Insurance policy.

D&B/Ensono Confidential Information

18.2	Insurance Provisions.
(a)The insurance coverages under Section 18.1(c) shall be primary and shall be non-contributing with respect to any other insurance or self-insurance that may be maintained by D&B. All coverage required by Sections 18.1(b)(i) and 18.1(c) shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion in favor of D&B. If any coverage is written on a claims-made basis, it shall have a retroactive date no earlier than the Effective Date and, notwithstanding the termination or expiration of this Agreement, either directly or through ‘tail’ coverage shall allow for reporting of claims until at least two (2) years after the date of such termination or expiration.
(b)Ensono shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and shall endeavor to provide (i) not less than thirty (30) days’ notice to D&B prior to any cancellation of the policies, and (ii) not less than *** days’ notice for cancellation for non-payment of premium; provided, however, that with regard to the Commercial Crime Insurance, Ensono shall cause its insurer to endeavor to provide no less than *** days’ notice to D&B prior to any cancellation. Ensono shall provide D&B with thirty (30) days’ notice of any adverse modification to a policy required by Section 18 of this Agreement. The insurers selected by Ensono shall have an A.M. Best rating of “A-” or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. The form of the required insurance certificate is attached hereto as Schedule S.
(c)In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 18, Ensono shall be solely responsible to take such action. Ensono shall provide D&B with contemporaneous notice and with such other information as D&B may reasonably request regarding the event if related to the Services provided to D&B.
(d)Ensono’s obligation to maintain insurance coverage shall be in addition to, and not in substitution for, Ensono’s other obligations hereunder and Ensono’s liability to D&B for any breach of an obligation under this Agreement which is subject to insurance hereunder shall not be limited to the amount of coverage required hereunder.
(e)If Ensono provides Services to D&B outside of the United States, pursuant to an SOW hereunder, then Ensono shall use Commercially Reasonable Efforts to obtain insurance coverages in such other jurisdictions which are (i) similar to those provided in this Article 18; (ii) compliant with Applicable Laws and Regulations; and (iii) consistent with the Services provided by Ensono to D&B in such jurisdiction (as reflected in the applicable SOW).

D&B/Ensono Confidential Information

19.	INDEMNITIES

19.1	Indemnity by Ensono.
Ensono shall indemnify, defend and hold harmless D&B and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations whenever made of, any of the following:
(a)Ensono’s failure to observe or perform any duties or obligations to be observed or performed on or after the effective date of the Original GMSA by Ensono under any of the contracts, including Software licenses, Equipment leases and Third Party Service Contracts, assigned to Ensono or for which Ensono has assumed financial, administrative or operational responsibility;
(b)Any claims of infringement or misappropriation of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of systems or other resources provided by Ensono to D&B, or based upon performance of the Services by Ensono;
(c)Any claims related to whether Ensono is the owner of, or authorized to Use: (i) the Software utilized pursuant to Sections 8.2 and/or 8.3 and/or (ii) the Software developed by Ensono as part of the Services pursuant to Section 8.4;
(d)Any claim or action by, on behalf of, or related to, any employee of Ensono, its Affiliates, or any Ensono subcontractor, including claims arising under occupational health and safety, worker’s compensation, ERISA, or other applicable federal, state, or local laws or regulations;
(e)Any amounts including taxes, interest, and penalties assessed against D&B which are obligations of Ensono pursuant to Section 14.10 or any SOW under this Agreement;
(f)The inaccuracy or untruthfulness of any representation or warranty made by Ensono pursuant to Section 16.9 or Article 17;
(g)Any claim or action by subcontractors arising out of Ensono’s breach or violation of Ensono’s subcontracting arrangements;
(h)Any claim or action arising out of:
(i)a violation of Applicable Laws and Regulations for the protection of persons or members of a protected class or category of persons by Ensono or its employees, subcontractors or agents; and/or
(ii)sexual discrimination or harassment by Ensono, its employees, subcontractors or agents, or work-related injury or death caused by

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Ensono, its employees, subcontractors, or agents (except to the extent covered by D&B’s worker’s compensation coverage);
(i)Any claim or action by any employee or contractor of Ensono or its subcontractors that D&B is liable to such person as the employer or joint employer of such person, including any claim for employee benefits as a result thereof;
(j)A *** breach arising out of or relating to: (i) a failure of Ensono to comply with its *** obligations provided in this Agreement, or (ii) an Ensono failure to use Commercially Reasonable Efforts to conform with industry practices followed by other well-managed operations providing services similar to the Services; and
(k)Any claims that D&B has breached Applicable Laws and Regulations due to Ensono’s failure to process D&B Information in accordance with the terms of this Agreement or Ensono’s use of D&B Information in a manner not expressly permitted by this Agreement.

19.2	Indemnity by D&B.
D&B shall indemnify, defend and hold harmless Ensono and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from any and all Losses and threatened Losses arising from, in connection with, or based on allegations whenever made of, any of the following:
(a)D&B’s failure to observe or perform any duties or obligations to be observed or performed prior to the effective date of the Original GMSA by D&B, under any of the contracts, including Software licenses, Equipment leases and Third Party Service Contracts, assigned to Ensono or for which Ensono has assumed financial, administrative or operational responsibility;
(b)Any claims of infringement or misappropriation of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of systems or other resources provided to Ensono by D&B;
(c)Any claim or action (i) by, on behalf of, or related to, any employee of D&B, its affiliates, or any D&B subcontractor, including claims arising under occupational health and safety, worker’s compensation, ERISA or other applicable federal, state, or local laws or regulations; (ii) arising out of a violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by D&B or its employees, subcontractors or agents; (iii) arising out of discrimination or harassment by D&B, its employees, subcontractors or agents; or (iv) arising out of work-related injury or death caused by D&B, its employees, subcontractors, or agents (except to the extent covered by Ensono’s worker’s compensation coverage); provided that the foregoing shall not include any claim or action that is caused by an employee of Ensono, its affiliates, or any Ensono subcontractor;

D&B/Ensono Confidential Information

(d)Any amounts including taxes, interest, and penalties assessed against Ensono which are obligations of D&B pursuant to Section 14.10 or any SOW under this Agreement;
(e)Any claim or action by any employee or contractor of D&B or its Affiliates or subcontractors that Ensono is liable to such person as the employer or joint employer of such person, including any claim for employee benefits as a result thereof other than claims under the Transfer Regulations (Schedule O);
(f)Any third party claims that Ensono has breached Applicable Laws and Regulations by processing D&B Information provided to Ensono by D&B for processing, provided Ensono processes such D&B Information in accordance with the terms of this Agreement and does not process or use such D&B Information for any purpose not expressly permitted under this Agreement; and
(g)The inaccuracy or untruthfulness of any representation or warranty made by D&B pursuant to Article 17.

19.3	Additional Indemnities.
Each party (indemnitor) agrees to indemnify, defend and hold harmless the other, and its Affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the indemnitee), from any and all Losses and threatened Losses arising from, in connection with, or based on allegations whenever made of, the death or bodily injury of any agent, employee (other than an employee of the indemnitor), customer, business invitee, or business visitor or other person caused by the tortious conduct of the indemnitor (except to the extent that the indemnitor is considered a ‘special employer’ under applicable worker’s compensation laws and such laws offer liability limitation); and the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnitor.

19.4	Infringement Where Ensono is Indemnitor.
If any Deliverable or any item used by Ensono to provide the Services becomes, or in Ensono’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, in addition to indemnifying D&B as provided in this Article 19 and to the other rights D&B may have under this Agreement, Ensono shall promptly take the following actions, at no additional charge to D&B, in the listed order of priority:
(a)promptly secure the right at Ensono’s expense to continue using the item, or
(b)if the foregoing cannot be accomplished with Commercially Reasonable Efforts, then at Ensono’s expense, replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services, or

D&B/Ensono Confidential Information

(c)if neither of the foregoing can be accomplished by Ensono with Commercially Reasonable Efforts, and only in such event, remove the item from the Services, in which case (i) the Charges (or other applicable charges or fees) shall be equitably adjusted to reflect such removal and/or (ii) in the case of the removal of any portion of a Deliverable or Developed D&B Materials the Charges and fees paid by D&B with respect to the removed portion of the Deliverable or Developed D&B Materials shall be refunded to D&B. Additionally, if in D&B’s reasonable opinion such removal is material to all or any portion of the remaining Services, D&B may terminate such portion of the affected Services, the related SOW, or the entire Agreement, as the case may be, without penalty or charge.

19.5	Infringement Where D&B is Indemnitor.
If any item provided by D&B to be used by Ensono to provide the Services becomes, or in D&B’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, in addition to indemnifying Ensono as provided in this Article 19 and to the other rights D&B or Ensono may have under this Agreement, D&B shall, at no additional charge to Ensono, take one or more or of the following action(s); provided that D&B may elect at its option and in its sole discretion which of the following action(s) to take:
(a)promptly secure the right at D&B’s expense to continue using the item; or
(b)at D&B’s expense, replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services; or remove the item from the Services, in which case the Charges (or other applicable charges or fees) shall be equitably adjusted to reflect such removal, and Ensono shall use Commercially Reasonable Efforts to perform the Services notwithstanding the removed item (with D&B being responsible to reimburse Ensono for its additional Out-of-Pocket Expenses and for reasonably related work charged pursuant to the T&M Rates for such efforts); or
(c)terminate this Agreement in its entirety or terminate the related SOW in its entirety, pursuant to Section 23.4.

19.6	Indemnification Procedures.
With respect to third party claims the following procedures shall apply:
(a)Notice. Promptly after receipt, by any entity entitled to indemnification under Sections 19.1 through 19.3, of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall promptly notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement, except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days after receipt of notice from the indemnitee relating to any claim, but

D&B/Ensono Confidential Information

no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges without reservation its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).
(b)Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim, which it shall defend actively and with all reasonable diligence; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph (and, in fact, diligently defends the claim), the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the consent of the indemnitor.
(c)Procedure Where No Notice of Election Is Delivered Or The Claim Is Not Otherwise Defended. If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to (i) acknowledge its indemnification obligation, (ii) assume the defense of a claim within the required notice period, or (ii) diligently defend the claim, the indemnitee may defend the claim in such manner as it may deem appropriate (without any obligation to consult with or obtain any consent from the indemnitor), at the cost, expense, and risk of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim. If it is determined that the indemnitor failed to defend a claim for which it was liable, the indemnitor shall not be entitled to challenge the amount of any settlement or compromise paid by the indemnitee.

19.7	Subrogation.
If an indemnitor shall be obligated to indemnify an indemnitee pursuant to this Article 19, the indemnitor shall, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the indemnitee with respect to the claims to which such indemnification relates, except to the extent an insurance policy specified by this Agreement applies to a claim and requires to the contrary.

D&B/Ensono Confidential Information

20.	LIABILITY

20.1	General Intent.
Subject to the specific provisions of this Article 20, it is the intent of the parties that each party shall be liable to the other party for any actual damages incurred by the non-breaching party as a result of the breaching party’s failure to perform its obligations in the manner required by this Agreement.

20.2	Liability Restrictions.
(a)SUBJECT TO SECTION 20.2(c), IN NO EVENT, WHETHER IN CONTRACT, IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), OR OTHERWISE, SHALL A PARTY BE LIABLE TO THE OTHER PARTY (OR ANYONE CLAIMING UNDER OR THROUGH THE OTHER PARTY) FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF, RESULTING FROM, OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY APPLICABLE SOW, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.
(b)Subject in each instance to Section 20.2(c), the parties hereby agree to the following provisions:
(i)Each party’s total liability to the other, whether in contract, in tort (including breach of warranty, negligence and strict liability in tort), or otherwise arising out of, resulting from, or in any way connected with, the performance or breach of this Agreement or any applicable SOW hereunder (other than SOW No. 9 to this Agreement) shall be limited to an amount equal ***.
(ii)With regard to SOW No. 9 to this Agreement, each party’s total liability to the other, whether in contract, in tort (including breach of warranty, negligence and strict liability in tort), or otherwise arising out of, resulting from, or in any way connected with, the performance or breach of SOW No. 9 to this Agreement or SOW No. I-9 to the IMSA shall be limited to an amount equal ***.
(c)The limitations set forth in Sections 20.2(a) and 20.2(b) shall not apply with respect to:
(i)damages occasioned by the willful misconduct or gross negligence of a party;
(ii)[Intentionally Omitted];
(iii)Losses payable to third parties (and reasonable costs of defense) arising from claims that are the subject of indemnification pursuant this Agreement, including Article 19; provided however, that with respect to claims that are the subject of indemnification pursuant to Section 19.1(j) hereunder, the limitations in Section 20.2(b) shall apply with the following modifications: the ***

D&B/Ensono Confidential Information

limitations in Sections 20.2(b)(i) and 20.2(b)(ii) shall be replaced by *** limitations (***); and with respect to (I) claims that are the subject of indemnification pursuant to Section 19.1(f) hereunder, and (II) to the extent such indemnity obligation is with respect to a breach of Section 17.1, 17.5, 17.6, 17.8, and/or 17.9 of this Agreement, and (III) such breach is a cause of or constitutes a physical and/or data security control breach pursuant to Section 19.1(j), then the limitations in Section 20.2(b) shall apply with the following modifications: the *** limitations in Sections 20.2(b)(i) and 20.2(b)(ii) shall be replaced by *** limitations (***);
(iv)damages occasioned by Ensono’s breach of *** of this Agreement;
(v)damages occasioned by a party’s breach of its obligations ***;
(vi)damages (A) ***, or (B) incurred with respect to ***; and damages occasioned by Ensono’s (A) *** or (B) ***.
(d)The following shall be considered direct damages shall not be considered consequential damages to the extent they result from a party’s failure to fulfill its obligations in accordance with this Agreement:
(i)costs of recreating or reloading any of D&B’s information that is lost or damaged;
(ii)costs of implementing a workaround in respect of a failure to provide the Services;
(iii)costs of replacing lost or damaged equipment and software and materials;
(iv)costs and expenses incurred to correct errors in software maintenance and enhancements provided as part of the Services;
(v)costs and expenses incurred to procure the Services from an alternate source; *** incurred due to the failure of Ensono to provide the Services or incurred in connection with (i) through (iv) above.
(e)If a breach of this Agreement occurs after termination/-expiration, in determining the amount of the applicable limitation of liability, the amount in effect on the date of termination/-expiration shall apply as if the claim had been made on that date.
(f)Each party shall have a duty to mitigate damages for which the other party is responsible.

D&B/Ensono Confidential Information

20.3	Force Majeure.
(a)Neither party shall be liable for any default or delay in the performance of its obligations under this Agreement (other than the obligation to pay amounts due hereunder): (i) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, terrorism, elements of nature or acts of God, riots, pestilence, civil disorders, governmental orders under the Defense Production Act, or any other cause beyond the reasonable control of such party, (ii) provided the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means (including, with respect to Ensono, by Ensono meeting its obligations for performing disaster recovery services as provided in this Agreement, including Schedule A to the relevant SOW) (each such event, a “Force Majeure Event”).
(b)For the avoidance of doubt, no Force Majeure Event will excuse Ensono performance with respect to disaster recovery obligations except to the extent the event affected Ensono’s disaster recovery operations.
(c)In such event the non-performing party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such party continues to use best efforts to recommence performance or observance without delay; provided however, that if Ensono is the non-performing party, then commencing immediately at such time that Ensono is excused from performance of any Services pursuant to this Section, and continuing for as long as such circumstances prevail and Ensono continues to use Commercially Reasonable Efforts to recommence performance or observance without delay, then: (i) D&B shall not be responsible for payment to Ensono for excused Services, and (ii) D&B may procure such excused Services from an alternate source. Any party so delayed in its performance shall immediately notify the party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.
(d)If (i) any Force Majeure Event substantially prevents, hinders or delays performance of the Services necessary for the performance of functions reasonably identified by D&B as critical for more than *** (or any material portion of the Services for more than ***, or (ii) any Force Majeure Event occurs that is covered by a disaster recovery plan and Ensono fails to execute upon the applicable disaster recovery plan, then at D&B’s option:
(i)D&B may procure such Services from an alternate source, and Ensono shall be liable for payment for the incremental cost of such Services from the alternate source for so long as the delay in performance shall continue; provided that after such alternate source begins to provide the Services, Ensono may notify D&B in writing at any time that Ensono elects not to continue paying such incremental costs. After D&B receives any such notice from Ensono, Ensono shall

D&B/Ensono Confidential Information

continue to pay such incremental costs, for such period of time that is the lesser of: (A) *** from D&B’s receipt of such Ensono notice, or (B) ***. Upon the termination of Ensono’s payments (as provided in the previous sentence), such Services shall be deemed terminated hereunder, at no-cost or charge to D&B; or
(ii)D&B may terminate this Agreement, at no-cost or charge and without liability on either party’s part, as of a date specified by D&B in a notice of termination; provided that D&B may not provide any such notice of termination after such time, if any, that Ensono has substantially restored the affected Services.
(e)Ensono shall not have the right to any additional payments from D&B for costs or expenses incurred by Ensono as a result of any Force Majeure Event.

20.4	No Exemptions.
The parties acknowledge that the Amount at Risk (as provided in the applicable SOW) and the limit of liability hereunder are intended to be multiples of (and/or based upon) the total charges payable by D&B under the applicable SOW and under this Agreement, respectively. As such, any Ensono proposal for New Services or project work during the Term (including change orders or any work to be provided pursuant to a SOW hereunder) shall not include assumptions or conditions excepting the charges for such proposed New Services or project work from the Amount at Risk pursuant to an SOW and/or the applicable limit of liability hereunder, as such an exception goes against the intent of the parties.

21.	ENSONO FINANCIAL REQUIREMENTS

21.1	Pre-eminence of these provisions over any other provision of the Agreement; Time of the Essence.
The provisions of this Section 21 supersede and control over any conflicting provisions in any other portion of this Agreement and any SOW or other document. Time shall be of the essence in all provisions of this Section 21.

21.2	Ensono Reporting Obligations regarding Breaches of, and Notices Under, Loan Agreements.
(a)Within *** of:
(i)Ensono’s (or any Ensono Affiliate’s (disregarding, for this Section only, the last sentence of the definition of Affiliate in Section 2.1(f))) receipt of a notice from a lender under *** (a “Loan Agreement”), that Ensono (or the Ensono Affiliate which is the party to the Loan Agreement) is *** under any Loan Agreement; or
(ii)Ensono (or any Ensono Affiliate) providing a notice to any lender under any Loan Agreement that Ensono (or any Ensono Affiliate) is *** under, any Loan Agreement.

D&B/Ensono Confidential Information

Ensono shall provide a copy of such notice to D&B in accordance with the provisions of Section 26.4 as well as by emailing a copy of such notice to both D&B’s Chief Content and Technology Officer and its General Counsel, with a “Re” clause of “IMPORTANT NOTICE FROM ENSONO REQUIRING ACTION”. Any such notice is referred herein as a “Loan Agreement Default Notice”.
(b)Failure of Ensono to perform the obligations under this Section 21.2 with respect to *** shall be deemed a material breach if delayed more than a total of *** (including the *** provided above) after receipt. Ensono represents that Schedule P contains a true and correct copy of such provisions from the Loan Agreements as of the Effective Date. Upon the occurrence of such material breach, D&B may terminate this Agreement and any SOWs ***, provided, however, that such right to terminate with respect to the instance giving rise to the right to terminate shall be cancelled and the material breach shall be deemed cured if (x) Ensono cures the basis upon which the Loan Agreement Default Notice was given (or should have been given) and (y) such cure was prior to D&B having given notice of termination.

21.3	Meetings of the Parties Following a Loan Agreement Default Notice.
(a)Promptly (but unless otherwise agreed by D&B no later than *** following delivery of a Loan Agreement Default Notice, ***, shall meet with those members of D&B’s senior management team as D&B may designate (either by telephone or in person at D&B’s offices, as D&B may designate) for Ensono to ***. Such discussions shall also include ***.
(b)Failure of Ensono to perform the obligations under this Section 21.3 shall be a material breach of this Agreement, which Ensono shall have *** to cure following Ensono’s receipt of written notice from D&B describing such failure in reasonable detail (such notice to include a specific reference to this Section and the ***.

21.4	D&B Right To Terminate.
If, following the discussions provided for in Section 21.3, (i) D&B is ***, and (ii) Ensono fails to cure (or provide a plan reasonably likely to cure) the basis upon which the Loan Agreement Default Notice was given within ***, D&B may terminate this Agreement and any SOWs ***; provided that, in such event:
(a)Subject to Section 21.4(b), D&B shall be obligated to pay Ensono *** of the amount of the Termination For Convenience Charge that would have been payable as of the effective date of termination had D&B’s termination been for convenience pursuant to Section 23.4. ***.
(b)If, the termination by D&B pursuant to this Section 21.4 is (i) based on a Red Event (as hereinafter defined) or (ii) if, prior to the effective date of termination of this Agreement and any SOWs pursuant to this Section 21.4, (A) a Chronic or Extreme Service Level Failure (as defined in Section 10.2(b)) or (B) a Red Event occurs, D&B shall ***.

D&B/Ensono Confidential Information

(c)D&B’s right to terminate as described in Section 21.4(a) and Section 21.4(b) shall be cancelled with respect to the particular instance giving rise to the right to terminate if (x) Ensono cures the basis upon which the Loan Agreement Default Notice was given, (y) such cure was prior to D&B having given notice of termination, and (z) D&B had not been granted a right to terminate pursuant to Section 21.4(a) or 21.4(b) more than *** in the immediately preceding ***. In the event that D&B’s right to terminate is not cancelled because the condition in (z) above was not satisfied, the applicable termination right shall remain until the date *** following the date Ensono cures the basis upon which the applicable Loan Agreement Default Notice was given.

21.5	Step-In Rights.
(a)If, following the discussions provided for in Section 21.3 (i) (x) ***, and (y) Ensono fails to cure (or provide a plan reasonably likely to cure) the basis upon which the Loan Agreement Default Notice was given within *** and (ii) Chronic or Extreme Service Level Failures (as defined in Section 10.2(b)) have occurred D&B shall have Step In Rights (as defined in Section 21.7); provided, however, that D&B’s right to exercise Step In Rights shall be cancelled if (x) Ensono cures the basis upon which the Loan Agreement Default Notice was given and (y) such cure was prior to D&B (A) notifying Ensono that intends to exercise such Step In Rights and/or (B) having given notice of termination pursuant to Section 21.4.
(b)The provisions of this Section 21.5 are independent of D&B’s rights under Section 21.6 and D&B may exercise either or both without the same constituting an election of remedies.

21.6	“Red” Events.
(a)Ensono represents and warrants to D&B that Schedule P is a true and accurate copy of ***. If such *** are changed (either with existing or new lenders) Ensono shall provide a copy thereof to D&B *** within *** of the change. Upon D&B’s receipt of the new ***, such new *** shall be deemed the *** hereunder.
(b)If, following the discussions provided for in Section 21.3, (i) (x) *** and (y) Ensono fails to cure (or provide a plan reasonably likely to cure) the basis upon which the Loan Agreement Default Notice was given within *** and (ii) the Loan Agreement Default Notice was based on ***, a “Red Event” will be deemed to have occurred; provided, however, that such Red Event shall be deemed cancelled if (i) (x)Ensono cures the basis upon with Loan Agreement Default Notice was given and (y) no new conditions which would require a separate Loan Agreement Default Notices have occurred and (ii) such cure was prior to D&B having given Ensono notice of termination pursuant to Section 21.4.
(c)The provisions of this Section 21.6 are independent of D&B’s rights under Section 21.5 and D&B may exercise either or both without the same constituting an election of remedies.

D&B/Ensono Confidential Information

21.7	Step In Rights.
(a)Where this Agreement provides that D&B has Step In Rights, D&B shall have the right to be involved in provisions of the Services, which shall include Ensono allowing ***:
(i)*** of systems dedicated to D&B;
(ii)The right for D&B to *** (i) wholly as to dedicated systems and (ii) subject to Ensono’ reasonable discretion as necessary to protect its other customers with respect to shared systems and decisions that may adversely affect other Ensono customers;
(iii)D&B personnel have on site access to ***, subject to being escorted and reasonable and customary safety and security requirements; and
(iv)Ensono shall provide D&B with *** to the extent reasonably necessary for D&B to exercise its rights hereunder.
(b)Beginning no later than *** after the Effective Date (or, if sooner, immediately if D&B has Step In Rights pursuant to this Article 21) Ensono shall use Commercially Reasonable Efforts ***.
(c)D&B shall have the right to ***.

22.	DISPUTE RESOLUTION
Any dispute between the parties arising out of or relating to this Agreement or any SOW, including with respect to the interpretation of any provision of this Agreement or any SOW and with respect to the performance by Ensono or D&B, shall be resolved as provided in this Article 21.

22.1	Informal Dispute Resolution.
(a)Subject to Sections 22.1(b) and 22.1(c), the parties initially shall attempt to resolve their dispute informally, in accordance with the following:
(i)Upon the notice by a party to the other party of a dispute (“Dispute Date”), each party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement or such SOW, as applicable, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.
(ii)The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

D&B/Ensono Confidential Information

(iii)During the course of discussion, all reasonable requests made by a party to the other for non-legally privileged information reasonably related to this Agreement shall be honored in order that a party may be fully advised of the other’s position.
(iv)The specific format for the discussions shall be left to the discretion of the designated representatives.
(b)After twenty-five (25) days following the Dispute Date and prior to commencement of any litigation as permitted under Section 22.1(c), either party may initiate mediation of the dispute by submitting to the American Arbitration Association (“AAA”) and to the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with AAA and each other in the mediation process. The mediation shall be conducted in accordance with the AAA Commercial Mediation Procedures. Upon commencement of litigation as permitted under Section 22.1(c), either party, upon notice to AAA and to the other party, may terminate the mediation process. Each party shall bear its own expenses in the mediation process and shall share equally the charges of AAA.
(c)Either party may file legal proceedings to resolve such dispute, upon the earlier to occur of any of the following:
(i)the designated representatives mutually conclude that amicable resolution through continued negotiation of the matter does not appear likely; or thirty-five (35) days have elapsed from the Dispute Date if neither party has requested mediation under Section 22.1(b), or
(ii)sixty (60) days have elapsed from the Dispute Date if either party has requested mediation within thirty (30) days after the Dispute Date (these periods shall be deemed to run notwithstanding any claim that the process described in this Section 22.1 was not followed or completed).
(d)Notwithstanding the previous in this Section 22.1, either party will have the right to apply at any time to a judicial authority for appropriate injunctive relief (or other interim or conservatory measures), including (i) as provided in Section 23.11, (ii) if a party makes a good faith determination that a breach of this Agreement by the other party is such that a temporary restraining order or other injunctive relief is necessary, or (iii) to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors. The informal dispute resolution procedure described above in these Sections 22.1(a) and 22.1(b) shall not be suspended due to any party’s commencing litigation, as provided in this Section 22.1(d).

22.2	Litigation.
For all litigation which may arise with respect to this Agreement, the parties irrevocably and unconditionally submit (i) to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens and any objections as to laying of venue) of the United States District Court for the Southern District of New York or

D&B/Ensono Confidential Information

(ii) if such court does not have subject matter jurisdiction, to the Supreme Court of the State of New York, New York County in connection with any action, suit or proceeding arising out of or relating to this Agreement. The parties further consent to the jurisdiction of any state court located within a district that encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party. Each party waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to such party at such party’s address provided for purposes of notices hereunder. Service of process in any suit must be effectuated within thirty (30) days after commencement of such suit.

22.3	Continued Performance.
Except as otherwise directed by the other party, each party shall continue performing its obligations under this Agreement while a dispute is being resolved except (and then only) to the extent the issue in dispute precludes performance (a good faith dispute over payment shall not be deemed to preclude performance) and without limiting either party’s right to terminate this Agreement (or an SOW hereunder) as provided in Article 23. In the event of a breach of this obligation (in addition to all other remedies and rights and without the same constituting an election of remedies) D&B shall be entitled to seek and obtain injunctive relief, without posting bond or proving damages, in addition to all other remedies.

22.4	Injunctive Relief; Specific Performance.
Each of the parties acknowledges that the other party would be irreparably damaged if any of the provisions of Articles/Sections 12, 16, 21.5, 23.10 or 24 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that they shall each be entitled to an injunction or injunctions to prevent breaches of such provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof, in any action instituted in any court of the United States or any state or jurisdiction having subject matter jurisdiction, in addition to any remedy to which such party may be entitled, at law or in equity.

22.5	Governing Law.
(a)This Agreement and performance under it shall be governed by and construed in accordance with the following:
(i)With respect to United States-related disputes, the law of the State of New York without regard to any portion of its choice of law principles (whether those of New York or any other jurisdiction) that might provide for application of a different jurisdiction’s law. The parties expressly intend to avail themselves of the benefit of Section 5-1401 of the New York General Obligations Law; or

D&B/Ensono Confidential Information

(ii)With respect to non-United States-related disputes, the local law applicable to the jurisdiction in which the dispute arises; provided however, that with respect to any non-United States-related dispute, the non-claiming party shall have the right to transfer the dispute to the United States, where the dispute shall be governed by and construed in accordance with the law of the State of New York (in accordance with Section 22.5(a)(i) above).
(b)To the maximum extent permitted under applicable law, the parties disclaim and none of the agreement shall be subject to the uniform computer information transactions act (“UCITA”) (prepared by the national conference of commissioners on uniform state laws) as currently enacted or as may be enacted, codified or amended from time to time by any jurisdiction. To the extent that any aspect of this Agreement or any license granted under this Agreement is unclear or disputed by the parties and UCITA, if applied, would clarify such license or resolve such dispute, the parties agree to clarify such license or resolve such dispute independently of UCITA by applying the intent of the parties at the time that they entered this Agreement.
(c)The United Nations Convention on the International Sale of Goods shall not apply to this Agreement, and patents to the United Nations Convention shall be disclaimed.

22.6	Limitation of Actions.
Any action brought by either party against the other or its Affiliates arising out of, resulting from, or in any way connected with, this Agreement shall be brought within four (4) years of the date the right, claim, demand, or cause of action accrued and service of process in such action shall be effectuated within the earlier of the latest date permitted by law and thirty (30) days after the date of commencement of the proceeding. Claims for third party indemnity shall be deemed to accrue when the third party claim is received.

23.	TERMINATION

23.1	Agreement Termination for Cause.
(a)If Ensono:
(i)commits a material breach of this Agreement which is capable of being cured within thirty (30) days after notice of breach from D&B to Ensono, and is not cured in such thirty (30) day period;
(ii)commits a material breach of this Agreement which is not capable of being cured within thirty (30) days after notice of breach from D&B to Ensono but is capable of being cured within sixty (60) days after such notice and fails to (A) proceed promptly and diligently to correct the breach, (B) develop within thirty (30) days after such notice a complete plan for curing the breach, and (C) cure the breach within sixty (60) days after such notice;

D&B/Ensono Confidential Information

(iii)commits a material breach of this Agreement that is not subject to cure with due diligence within sixty (60) days after notice of breach from D&B to Ensono;
(iv)breaches the representation and/or warranty set forth in Section 17.7; or commits numerous breaches of its duties or obligations (whether or not individually material) which collectively constitute a material breach of this Agreement, and does not cure such breaches within thirty (30) days after the single notification of such numerous breaches from D&B to Ensono; provided however, that if Ensono does cure such breaches (or D&B elects not to terminate), then any single, similar breach occurring at any time within three (3) months after such cure shall be deemed to be material, then D&B may, by giving notice to Ensono, terminate this Agreement, in whole or in part and at no-cost or charge, as of a date specified in the notice of termination. Any termination by D&B for breach shall not constitute an election of remedies and shall be without prejudice as to D&B’s other rights resulting therefrom.
(b)If D&B fails to pay Ensono, when due, undisputed Charges totaling at least the aggregate of the sum of *** under all of the SOWs hereunder, and fails to make such payment within *** after the due date of the last invoice, including amounts within such *** portion of such Charges, then Ensono may by giving notice to D&B terminate this Agreement, including some or all of the SOWs, as of a date specified in the notice of termination which is at least *** thereafter, unless D&B cures such non-payment before the expiration of such *** notice period. ***.
(c)Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, it is expressly understood by the parties that a right of termination that arises as a result of an uncured breach of a specific SOW does not, in and of itself, give rise to an automatic right of termination of this Agreement, and that only the uncured breach(es) of this Agreement will give rise to a right of termination of this Agreement under this Section 23.1.

23.2	SOW Termination for Cause by D&B.
D&B may, by giving written notice to Ensono, terminate a specific SOW hereunder, in whole or in part and at no-cost or charge, as of a date specified in the notice of termination, if Ensono:
(a)commits a material breach of such SOW, as applicable, that is capable of being cured within thirty (30) days after notice of breach from D&B to Ensono, and is not cured in such thirty (30) days day period;
(b)commits a material breach of a specific SOW, as applicable, that is not capable of being cured within thirty (30) days after notice of breach from D&B to Ensono, but is capable of being cured within sixty (60) days after such notice and Ensono fails to (A) proceed promptly and diligently to correct the breach; (B) develop within thirty (30) days after such notice a complete plan for curing the breach; and (C) cure the breach within sixty (60) days after such notice;

D&B/Ensono Confidential Information

(c)commits a material breach of a specific SOW that is not subject to cure with due diligence within sixty (60) days after notice of breach from D&B to Ensono;
(d)commits numerous breaches of its duties or obligations (whether or not individually material) under a specific SOW which collectively constitute a material breach of such SOW, and does not cure such breaches within thirty (30) days after the single notification of such numerous breaches from D&B to Ensono; provided however, that if Ensono does cure such breaches (or D&B elects not to terminate), then any single, similar breach occurring at any time within three (3) months after such cure shall be deemed to be material; or does not cure its failure to achieve a Major Milestone within the applicable time period(s) by which Ensono must cure any such failure (as provided in an SOW hereunder); or
(e)Commits a material breach of this Agreement that another provision of this Agreement provides (i) is a material non-curable breach or (ii) is a material breach whose cure must occur in a specific time and fails to cure within the period of time provided in such a provision (following notice from D&B if so required), subject in each instance to the cancellation of such termination right in the applicable termination provision.

23.3	SOW Termination for Cause by Ensono.
If D&B fails to pay Ensono when due undisputed Charges totaling at least *** under such SOW, as applicable, and fails to make such payment within *** after the due date of the last invoice including amounts within such ***, then Ensono may, by giving written notice to D&B, terminate a specific SOW hereunder, as of a date specified in the notice of termination which is at least *** thereafter, unless D&B cures such non-payment before the expiration of such *** notice period.

23.4	Termination For Convenience.
(a)Termination of this Agreement and SOW #9 for Convenience. D&B may terminate this Agreement for convenience by giving Ensono at *** prior written notice designating the termination date. Upon receipt of any such termination notice from D&B, Ensono shall, consistent with the provisions of this Agreement (and any applicable Schedules thereto), (A) wind-down its work with respect to this Agreement as quickly as possible; (B) eliminate any ongoing expenses under this Agreement, to the extent Ensono may do so (and to the extent Ensono cannot immediately eliminate any such expense, Ensono shall do so as soon as it can, during such *** period); and (C) not make any future long-term commitments under such Agreement (e.g., leasing of additional Equipment). In the event of a termination for convenience pursuant to this Section 23.4, D&B shall be liable to pay to Ensono the Termination For Convenience Charges provided in Section 14.5 (subject to Section 14.3), and although such payment is not a condition precedent to the termination, D&B acknowledges and agrees that (i) D&B shall remain contractually obligated to pay Ensono the applicable Termination for Convenience Charges and (ii) such obligation shall survive any such termination by D&B pursuant to this Section 23.4(b). Ensono

D&B/Ensono Confidential Information

shall invoice D&B for Termination for Convenience Charges upon the effective date of termination, and such Charges shall be due thirty (30) days after the effective date of termination. If a purported termination for cause by D&B under Section 23.2 is ultimately determined not to have been properly a termination for cause, then such termination by D&B shall instead be deemed to be a termination for convenience under this Section 23.4.
(b)Termination of an SOW (other than SOW #9) for Convenience. If a SOW (other than SOW #9) provides that it may be terminated for convenience, the provisions of such SOW shall control.

23.5	Termination Upon Change of Control of Ensono.
(a)“Change of Control of Ensono” means:
(i)an announcement by Ensono or Ensono UK that any other entity, person or “group” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) (collectively “Distinct Entity”) will acquire either Control of (or all or substantially all of the assets of) Ensono of Ensono UK (or any parent company of Ensono or Ensono UK), whether directly or indirectly, in a single transaction or series of related transactions;
(ii)an announcement by Ensono or Ensono UK that Ensono or Ensono UK (or any parent company of Ensono or Ensono UK) will consolidate with, or merge with or into a Distinct Entity, or will sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to a Distinct Entity;
(iii)an announcement by Ensono or Ensono UK that a D&B Competitor will become a Majority-Owned Affiliate of Ensono or Ensono UK;
(iv)that Ensono has undergone any change in ownership affecting more than forty percent (40%) of Ensono’s equity; or
(v)there has been more than a forty percent (40%) change in composition in Ensono’s Board of Directors over any rolling two (2) year period.
(b)If the Change of Control of Ensono is subject to (x) Section 23.5(a)(iii) or (y)(A) Section 23.5(a)(i) or Section 23.5(a)(ii) and (B) the Distinct Entity is a D&B Competitor, at any time ***, D&B may terminate this Agreement (in whole and not in part) by giving Ensono at least *** months’ prior written notice designating the termination date. In such event D&B shall not be liable to pay Ensono any Termination for Convenience Charge or other fee. Within *** days of receipt of D&B’s notice of such termination (time being of the essence), ***.
(c)If the Change of Control of Ensono is subject to (x) Section 23.5(a)(i) or Section 23.5(a)(ii) and (y) the Distinct Entity is not a D&B Competitor, *** D&B may terminate this Agreement (in whole, and not in part), by giving Ensono at least *** months’ prior written notice designating the termination date. In the event of a termination by D&B pursuant to this Section 23.5(c), D&B

D&B/Ensono Confidential Information

shall be liable to pay to Ensono *** of the Termination for Convenience Charges that would be applicable for a Termination For Convenience, and although such payment is not a condition precedent to the termination, D&B acknowledges and agrees that (i) D&B shall remain contractually obligated to pay Ensono the applicable Termination For Convenience Charges and (ii) such obligation shall survive any such termination by D&B pursuant to this Section 23.5(c). Ensono shall invoice D&B for such amount upon the effective date of termination, and such charges shall be due *** days after the effective date of termination.
(d)If the Change of Control of Ensono is subject to Section 23.5(a)(iv) or (v), at any time ***, D&B may terminate this Agreement (in whole, and not in part), by giving Ensono at least *** months’ prior written notice designating the termination date. In the event of a termination by D&B pursuant to this Section 23.5(d), D&B shall be liable to pay to Ensono *** of the Termination for Convenience Charges that would be applicable for a Termination For Convenience, and although such payment is not a condition precedent to the termination, D&B acknowledges and agrees that (i) D&B shall remain contractually obligated to pay Ensono the applicable Termination for Convenience Charges, and (ii) such obligation shall survive any such termination by D&B pursuant to this Section 23.5(d). Ensono shall invoice D&B for such amount upon the effective date of termination, and such charges shall be due *** days after the effective date of termination.
(e)At any time within the period when D&B may elect to terminate this SOW pursuant to Section 23.5(b) (e.g., due to a Change of Control of Ensono with a D&B Competitor) (without regard to whether D&B has exercised its termination right hereunder, ***. If D&B makes such election Ensono shall perform the foregoing obligation within thirty (30) days. D&B’s election shall be without regard to whether D&B has elected to exercise any of its other options hereunder (all of which shall be cumulative). ***.

23.6	Termination Due To Force Majeure Event.
This Agreement may also be terminated, in whole or part and at no-cost or charge, as provided in Section 20.3(d).

23.7	Termination Due To Ensono’s Financial Inability To Perform.
If Ensono:
(a)files a petition in bankruptcy,
(b)has an involuntary petition in bankruptcy filed against it which is not challenged within twenty (20) days and dismissed within sixty (60) days,
(c)becomes insolvent,
(d)makes a general assignment for the benefit of creditors,
(e)admits in writing its inability to pay its debts as they mature,

D&B/Ensono Confidential Information

(f)has a receiver appointed for its assets,
(g)has any significant portion of its assets attached, or either Moody’s Investors Service or Standard & Poors lower Ensono’s credit rating from the rating as of the Effective Date by more than two (2) steps, then D&B may by giving notice to Ensono terminate this Agreement, at no-cost or charge, for default, as of the date specified in such notice of termination.

23.8	Extension of Termination/Expiration Effective Date.
D&B may extend the effective date of any termination/expiration of this Agreement and/or any SOW hereunder *** as it elects in its discretion; provided that the total of all such extensions with respect to the applicable contract document terminating or expiring (e.g., a particular SOW or this Agreement, in-whole) shall not exceed *** following the effective date of termination/expiration in place immediately prior to the initial extension under this Section and, if termination is pursuant to Section 23.1(b), D&B either (a) pre-pays the estimated monthly Charges with respect to the applicable contract document terminating or expiring at least thirty (30) days prior to each month, or (b) posts an irrevocable letter of credit (or performance bond) in sufficient amount to meet the on-going charges to be incurred with respect to the applicable contract document terminating or expiring. For any notice or notices of such extensions provided to Ensono within thirty (30) days of the then-scheduled date of termination/expiration, D&B shall also reimburse Ensono for additional Out-of-Pocket Expenses and/or appropriate T&M Charges caused by such notices.

23.9	No Damages From Termination; No Other Termination for Convenience Charges.
(a)Neither party shall be liable to the other for any damages arising from proper termination of this Agreement or an SOW hereunder, although each party shall remain liable for any damages suffered as a result of any underlying breach.
(b)For the avoidance of doubt, except as provided in Sections 8.2(b)(iii), 8.3(b)(ii), 19.5(b), 23.4, and 23.5 there shall be no termination fees or charges associated with D&B exercising any of its rights to terminate this Agreement.

23.10	Termination/Expiration Assistance.
(a)Beginning (1) six (6) months prior to expiration of this Agreement (and/or an SOW hereunder) or upon such earlier date as D&B may request, or (2) upon a notice of termination (including notice of termination based upon default by D&B) or of non-renewal of this Agreement (and/or an SOW hereunder), and subject to Section 23.10(a)(iii)(C)(II) below, continuing through the effective date of expiration or, if applicable, of termination of this Agreement and/or such SOW hereunder (as such effective date may be extended pursuant to Section 23.8), Ensono shall provide to D&B, or at D&B’s request to D&B’s designee, the reasonable termination/-expiration assistance requested by D&B to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the terminating or expiring

D&B/Ensono Confidential Information

Services to D&B or its designee (including a competitor of Ensono, whether or not designated as an Ensono Competitor) (“Termination/- Expiration Assistance”). Termination/-Expiration Assistance shall include the assistance described in Exhibit A-3 to the relevant SOW and the following:
(i)D&B or its designee shall be permitted to undertake, without interference from Ensono, to hire Ensono Personnel primarily performing the Services as of the date of notice of termination or reduction or removal of Services, or, in the case of expiration, within the six (6) month period (or longer period requested by D&B) prior to expiration. Ensono shall waive, and shall cause its subcontractors to waive, their rights, if any, under agreements with such personnel restricting the ability of such personnel to be recruited or hired by D&B or D&B’s designee. D&B or its designee shall have reasonable access to such personnel for interviews and recruitment. D&B and Ensono will work together to coordinate communications to Ensono Personnel about termination or expiration of the Services in order to minimize the risk of disruption to the Services.
(ii)If D&B is entitled pursuant to this Agreement and/or an SOW hereunder to a sublicense or other right to Use any Software owned or licensed by Ensono, Ensono shall provide such sublicense or other right.
(iii)At D&B’s request, Ensono shall:
(A)obtain, at D&B’s expense (unless otherwise provided herein), any required consents from third parties and thereafter assign to D&B or its designee leases for some or all of the Equipment that was necessary as of the date of termination/expiration of this Agreement or an SOW hereunder primarily for providing the terminating or expiring Services, and D&B shall assume the obligations under such leases that relate to periods after such date;
(B)sell to D&B or its designee *** some or all of the Equipment owned by Ensono that as of the date of termination/expiration of this Agreement or an SOW hereunder was used primarily for providing the terminating or expiring Services (provided that Ensono may decline to sell any Equipment that is physically commingled with equipment serving other Ensono customers)(D&B shall be entitled to offset the amount of such sale price by up to *** of any Termination For Convenience Charge being paid in connection with such termination); and
(C)For both Section 23.10(a)(iii)(A) and 23.10(a)(iii)(B), with respect to Equipment that D&B elects to purchase or for which D&B assumes a lease:
(I)Ensono shall provide all user and other documentation relevant to such Equipment that is in Ensono’s possession; and
(II)D&B will assume responsibility under any maintenance agreements for such Equipment to the extent such responsibilities relate to periods after the date of transfer.

D&B/Ensono Confidential Information

(b)For *** following such effective date of termination/expiration under other provisions of this Agreement, at D&B’s request Ensono shall continue to provide Termination/-Expiration Assistance. Actions by Ensono under this Section 23.10(a)(iii)(C)(II) shall be subject to the other provisions of this Agreement. Charges for such activities by Ensono shall be at the then-current T&M Rates, or other rates as specified Schedule C, as applicable, or at such lower rates as are equitable in the circumstances.
(c)As part of evaluating whether to undertake or allow termination/expiration or renewal of this Agreement or an SOW hereunder, D&B may consider obtaining, or determine to obtain, from third parties offers for performance of services similar to the Services following termination/-expiration of this Agreement or an SOW hereunder. As and when reasonably requested by D&B for use in such a process, Ensono shall provide to D&B such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services. The types of information and level of cooperation to be provided by Ensono pursuant to this Section 23.10(c) shall be no less than those initially provided by D&B to Ensono prior to commencement of this Agreement. Ensono’s support in this respect shall include providing information regarding Equipment, Software, staffing and other matters (whether or not D&B shall have a post-termination license to such), as applicable to this Section 23.10(c). Notwithstanding the previous in this Section 23.10(c), if any such third party is an Ensono Competitor and Ensono Confidential Information will be disclosed to such entity, then Ensono’s cooperation as provided in this Section 23.10(c) is subject to D&B obtaining from such entity its written agreement to comply with reasonably appropriate confidentiality and security requirements applicable to Ensono’s release of such Ensono Confidential Information.
(d)As a general rule, Ensono agrees to provide or license to D&B, upon the expiration or termination of this Agreement or an SOW hereunder, any of the Software, Equipment, or Materials that are necessary for the provision of the Services and that are then subject to commercial licensing by Ensono (and/or then provided by Ensono to the marketplace). Such products and/or assets shall be provided on the terms and conditions, including price, then generally available to other Ensono licensees and/or customers receiving services. At D&B’s request, Ensono shall (i) provide D&B with necessary information describing the Software, Equipment, Materials, and other services (e.g., telecommunications) utilized by Ensono to provide Services, and (ii) provide D&B with appropriate diagrams of how these items are linked together (including related throughput analysis).
(e)Ensono agrees to waive any restrictions in its third party contracts that would prevent D&B from licensing, purchasing, or being assigned any such third party products.

23.11	Equitable Remedies.
Ensono acknowledges that if it breaches (or attempts or threatens to breach) its obligation to provide Termination/Expiration Assistance as provided in

D&B/Ensono Confidential Information

Section 23.10, D&B will be irreparably harmed and D&B shall be entitled to injunctive relief and/or specific performance as provided in Section 22.4. In such a circumstance, D&B may proceed directly to court. If a court of competent jurisdiction should find that Ensono has breached (or attempted or threatened to breach) any such obligations, Ensono agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief (including the posting of bond), it shall not oppose the entry of an appropriate order compelling performance by Ensono and restraining it from any further breaches (or attempted or threatened breaches).

23.12	Effect of Termination or Expiration of this Agreement on SOWs Hereunder.
If there is any SOW still in effect at such time that this Agreement is terminated for any reason or expires (and such SOW is not otherwise terminated in accordance with the provisions therein), then notwithstanding such termination or expiration of this Agreement, it is understood and agreed by the parties that each such SOW shall continue in effect for the term provided therein (unless otherwise terminated in accordance with the provisions therein), and the terms and conditions of this Agreement shall remain applicable thereto.

23.13	Termination of the IMSA.
If a breach of the IMSA by Ensono UK is material in the context of the overall relationship between Ensono and Ensono UK and D&B and DBIS under the IMSA and this Agreement, D&B may exercise the rights provided in Section 23.1.

23.14	Transfer Regulations.
The terms and conditions provided in Schedule O shall apply to any transfers of Ensono Personnel occurring under applicable Transfer Regulations (as defined in Schedule O).

24.	COMPLIANCE WITH LAWS

24.1	Compliance with Laws and Regulations Generally.
(a)Each party shall perform its obligations in a manner that complies with all Applicable Laws and Regulations in connection with the performance of its obligations under this Agreement. In its provision of the Services, Ensono will also comply with relevant D&B policies (so long as D&B has notified Ensono of such policies). To the extent D&B policies are not applicable, Ensono shall follow its own policies (which shall be provided to D&B) or perform to industry standards, whichever are more rigorous.
(b)As provided in Section 3.5(b)(i) of this Agreement, each SOW shall contain any legal exceptions and additions, country-specific exceptions and additions, and transaction-specific exceptions and additions with respect to Applicable Laws and Regulations that apply to the Services provided pursuant to such SOW.

D&B/Ensono Confidential Information

24.2	FCRA, GLB Act, and Similar Laws.
(a)Ensono shall comply with all Applicable Laws and Regulations protecting the confidential material and privacy rights of D&B, its Affiliates, and/or their customers and consumers, including (i) the FCRA; (ii) Title V of the GLB Act; (iii) the implementing regulations and the guidelines issued pursuant to § 501 of the GLB Act; and (iv) all other worldwide data privacy laws. To the extent such Applicable Laws and Regulations would not be applicable to Ensono other than due to this provision, for purposes of this Agreement Ensono shall be entitled to rely on D&B’s instructions as to how compliance with such laws and regulations are to be complied with. To the extent applicable to Ensono’s operations, Ensono shall also comply with data security regulations of the payment card industry, Sarbanes Oxley, the Bank Secrecy Act, the Patriot Act and the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act.
(b)D&B shall comply with all applicable national, federal, state, or local laws, rules, and regulations of regulatory agencies protecting the confidential material and privacy rights of Ensono, its Affiliates, and/or their customers and consumers, including (i) the FCRA; (ii) Title V of the GLB Act; (iii) the implementing regulations and the guidelines issued pursuant to § 501 of the GLB Act, with respect to Services provided under this Agreement; and (iv) all other worldwide data privacy laws. To the extent applicable to D&B’s operations, D&B shall also comply with data security regulations of the payment card industry, Sarbanes Oxley, the Bank Secrecy Act, the Patriot Act and the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act.

24.3	Equal Employment Opportunity/Affirmative Action.
Ensono represents that it is, and during the Term shall remain, an equal opportunity affirmative action employer. Ensono certifies that Ensono does not, and shall not, discriminate against its employees or applicants for employment on any legally impermissible basis and is and shall remain in compliance with all Applicable Laws and Regulations against discrimination, including Executive Orders 11141, 11246, 11375, 11458, 11625, 11701, and 11758. Ensono certifies in accordance with 41 CFR Chapter 60-1.8 that its facilities are not segregated and that Ensono complies with the Equal Opportunity Clause (41 CFR §60-1.4), the Affirmative Action Clause for Handicapped Workers (41 CFR §60-250.4), and the Affirmative Action Clause for Disabled Veterans and Veterans of the Vietnam Era (41 CFR §60-741.4), which are incorporated herein by reference.

24.4	Occupational Safety And Health Act.
All work performed under this Agreement will fully comply with the provisions of the Federal Occupational Safety and Health Act of 1970 and with any rules and regulations promulgated pursuant to the Act and any similar state or local laws.

D&B/Ensono Confidential Information

24.5	Hazardous Products or Components.
Ensono agrees to notify D&B in writing and to supply an appropriate and complete Material Safety Data Sheet to D&B’s Contract Executive as well as to the ship-to point, if any materials to be brought onto D&B’s premises are toxic or hazardous under Applicable Laws and Regulations or if the material is capable of constituting a hazard. Ensono shall be responsible to ensure that all materials display all reasonable notices and warnings of foreseeable hazards. If the material is classified under the requirements of the OSHA Hazard Communication Standard, 29 CFR §1910.1200, the name and address of the chemical manufacturer or importer or other responsible parties must be marked on the label. Appropriate hazard warnings specifying target organs must be on the label. If any materials or containers would be or could be classified as hazardous or otherwise regulated waste at the end of its useful life, Ensono shall advise D&B in writing and provide D&B with proper disposal instructions, although Ensono shall be responsible for the disposal thereof in compliance with all Applicable Laws and Regulations.

24.6	Liens.
Except with respect to liens obtained in connection with legal proceedings brought by Ensono to enforce its rights hereunder, Ensono hereby waives and forever releases D&B, its Affiliates, and its and their real and personal property (whether owned or leased) from any past, present, or future lien notices, lien claims, liens, encumbrances, security interests, or other lien rights of any kind based, in whole or in part, on any Services provided under this Agreement.

24.7	Modifications to the Services to Comply with Laws; Cost Allocation.
(a)Required Modifications to the Services. Subject to Section 24.7(b), the Services within Ensono’s scope of responsibility will be required to comply with all Applicable Laws and Regulations in effect from time to time to the extent such Applicable Laws and Regulations are applicable to Ensono’s performance of its obligations under this Agreement. Such modifications will be treated by Ensono with the “highest priority” if requested by D&B.
(b)Cost Allocation. Ensono’s compliance with the requirements provided in Article 24 or elsewhere in this Agreement as they exist as of the SOW Effective Date is entirely Ensono’s responsibility, and no additional charges may be imposed with respect thereto. The additional cost of compliance with changes may be charged to D&B (where the cost of compliance is allocated by this Agreement to D&B), except:
(i)where such changes are a result of laws directly applicable to Ensono because of the business Ensono is in as opposed to because it serves (A) D&B in particular or (B) a class of customers that includes D&B;
(ii)where such changes are a result of laws applicable in a country in which D&B does not operate, but from which Ensono provides the Services;

D&B/Ensono Confidential Information

(iii)if Ensono makes such additional capabilities available to its other customers without additional charge; or the change results in D&B’s utilizing additional chargeable Resource Units in a proportionate relationship to Ensono’s additional cost;
provided, however, that (A) to the extent other Ensono customers also require or benefit from the change in the services to comply with changes, the costs associated with such change shall be equitably allocated among Ensono’s customers and (B) where Ensono’s performance of the Services is in compliance with an Applicable Law and Regulation applicable only to D&B and not to Ensono and D&B withdraws the portion of the Services applicable thereto, Ensono shall not be required to provide such compliance Services unless D&B agrees to pay the cost thereof as a New Service.

25.	PROVISIONS REGARDING TRANSITION FROM GMSA

25.1	Cancellation of the GMSA.
This Agreement replaces and supersedes the Original GMSA as of the Effective Date. Ensono shall invoice D&B for Charges for Services provided in December, 2016 in accordance with the rates and terms provided in the Original GMSA.

25.2	Continuation of SOWs.
As of the Effective Date there were only two SOWs outstanding under the Original GMSA, SOW #9 and SOW #30. SOW #9 under the Original GMSA is being replaced with the Amended and Restated SOW #9 hereunder. SOW #30 was terminated by D&B to be effective as of December 31, 2016 but if D&B extends it pursuant to Section 23.8 it shall continue in effect under the terms of this Agreement (provided that any Charges under SOW #30 shall not apply for purposes of calculating the Annual Minimum Charges or the Commitment Cap.

25.3	Mutual Release of Claims.
(a)Each party, on its own behalf and on behalf of its Affiliates and anyone claiming under or through such party or its Affiliates) releases, discharges, and acquits the other party for all rights, claims, demands, or causes of action (whether known or unknown), arising out of, resulting from, or in any way connected with the Original GMSA except that this release shall not apply to:
(i)D&B’s obligation to pay for Services rendered during November or December 2016 pursuant to invoices rendered or to be rendered by Ensono in the ordinary course and subject to all credits with respect to such Services that would be otherwise applicable;
(ii)Matters covered by insurance; and

D&B/Ensono Confidential Information

(iii)Breaches of the Original Agreement that as of the Effective Date were not actually known by D&B’s Knowledge Individuals (after due inquiry). D&B’s “Knowledge Individuals” shall mean ***.
(b)Without limiting the generality of the foregoing, it is the parties intention that the following claims shall be released hereby:
(i)Any claim by Ensono for an increase to the Charges for Services performed in 2016 as a result of any COLA adjustment (the parties noting that there will be no additional charge for COLA for Services delivered in 2017); and
(ii)Any claim by D&B for a Service Level Credit in the approximate amount of *** for Service Level Failures in 2016 prior to November 1, 2016.

26.	GENERAL

26.1	Binding Nature and Assignment.
(a)This Agreement shall be binding on the parties hereto and their respective successors and assigns. Neither party may, or shall have the power to, assign this Agreement (or any SOW hereunder) without the prior consent of the other, except that D&B may assign its rights and obligations under this Agreement (or any SOW hereunder) without the approval of Ensono to:
(i)an entity which acquires all or substantially all of the assets of D&B or D&B’s line of business to which the Services relate;
(ii)to any Majority-Owned Affiliate, or to the successor in a merger or acquisition of D&B; provided that in no event shall such assignment relieve D&B of its obligations under this Agreement; and provided further that any such entity, Affiliate or successor will provide appropriate documentation indicating that it agrees to be bound hereby. Unless otherwise specifically agreed to in writing by the parties, any assignment permitted hereunder will include all SOWs entered into hereunder between D&B and Ensono.
(b)Subject to the foregoing in this Section 26.1, any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior consent is required and any assignment made without any such consent shall be void and of no effect as between the parties.

26.2	No Collateral Documents.
It is the intent of the parties that this Agreement shall provide all the terms of the relationship between them and that (except as specifically provided to the contrary herein) no representative of D&B shall be required to enter into any additional contractual obligation (either personally or on behalf of D&B). Without limiting the generality of the foregoing if D&B’s (or its representatives’) personnel are

D&B/Ensono Confidential Information

requested or required by Ensono or any subcontractor to execute any releases, waivers, confidentiality agreements, or similar documents to obtain access to Ensono’s or its subcontractors premises or be provided with Confidential Information they shall be void and unenforceable and shall not be pleaded or introduced in any action. Such individuals are intended to be third party beneficiaries of this provision and may enforce it in their own name.

26.3	Mutually Negotiated.
Each party acknowledges that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon the level of risk to D&B and Ensono associated with their respective obligations under this Agreement and the payments to be made to Ensono and credits to be issued to D&B pursuant to this Agreement. The terms and conditions of this Agreement (including any perceived ambiguity herein) shall not be construed in favor of, or against, either party by reason of the extent to which any party or its professional advisors participated in the preparation of the original or any further drafts of this Agreement; each party is a sophisticated business entity and has fully negotiated this Agreement with the full participation of counsel, and this Agreement represents their mutual efforts and their mutual intent.

26.4	Notices.
(a)All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given:
(i)when delivered personally (against a signed receipt),
(ii)on the designated day of delivery (other than a weekend or Federal holiday) after being timely given to an express overnight courier with a reliable system for tracking delivery,
(iii)on the next Business Day when sent by confirmed facsimile with a copy sent by another means specified in this Section 26.4, or four (4) Business Days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, or
(iv)when sent to each designated recipient’s email address (provided (X) that the email is sent return receipt and (Y) no later than the next Business Day a physical copy is given by another method designated herein)
and addressed as follows:

D&B/Ensono Confidential Information

In the case of D&B: Dun & Bradstreet, Inc. 103 JFK Parkway Short Hills, New Jersey 07078 Attention: Leader, Global Sourcing & Procurement
with copies to:
Dun & Bradstreet, Inc.
103 JFK Parkway
Short Hills, New Jersey 07078
Attention: General Counsel
hillc@dnb.com and
Dun & Bradstreet, Inc.
103 JFK Parkway
Short Hills, New Jersey 07078
Attention: Chief Content and Technology Officer
browncu@dnb.com

and, in the case of notices of renewal, default, or termination:
Pillsbury Winthrop Shaw Pittman LLP
1200 Seventeenth St NW
Washington, DC 20036
Attention: John Barton, Esq.

In the case of Ensono: Ensono, LP 3333 Finley Road Downers Grove, Illinois 60515 Attention: Chief Legal Officer	with copies to: Ensono, LP 3333 Finley Road Downers Grove, Illinois 60515 Attention: ___________
(b)Either party may from time to time change its address or designee for notification purposes by giving the other prior notice of the new address or designee and the date upon which it will become effective. Because facsimile numbers change over time and facsimile transmissions may not be treated with the same degree of seriousness as more formal communications, notices given by facsimile shall only be deemed effective if responded to by the intended recipient (or his or her successor). Any additional notice requirements with respect to an individual SOW shall be provided in such SOW.

26.5	Counterparts.
This Agreement may be executed in several counterparts and by the exchange of signature pages by facsimile or .pdf files sent by e-mail, or by electronic signature each of which shall be considered an original but all of which taken together shall constitute but one and the same agreement with the same effect as if all the signatures were upon the same instrument. Similarly, each SOW may be executed in counterparts and by the exchange of signature pages by facsimile or .pdf files sent by

D&B/Ensono Confidential Information

email or electronic signature, which taken together will constitute one single SOW, as applicable, between the parties with respect to its specific subject matter. A telecopy or electronic signature shall be as legally effective as an original signature.

26.6	Headings.
The article and section headings and the table of contents used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

26.7	Relationship of Parties.
In furnishing the Services Ensono is acting as an independent contractor, and Ensono has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Ensono under this Agreement and each SOW. No contract of agency and no joint venture is intended to be created hereby. Ensono is not an agent of D&B and has no authority to represent D&B as to any matters, except as expressly authorized in this Agreement or an SOW hereunder. None of Ensono’s employees shall be deemed employees of D&B and Ensono shall be responsible for reporting and payment of all wages, unemployment, social security and other payroll taxes, including contributions from them when required by law. D&B does not and shall not have actual, potential, or any other control over Ensono or its employees.

26.8	Non-Exclusivity.
Except as provided under Section 3.1(e) of this Agreement, this Agreement is non-exclusive and shall not be deemed to be a requirements contract. D&B shall be free without obligation to Ensono to acquire from third parties services similar or identical to the Services provided hereunder.

26.9	Severability.
Whenever possible, each provision of this Agreement and/or each SOW will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or an SOW hereunder conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision (a) shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (b) will be ineffective only to the extent of such prohibition or invalidity. The remainder of this Agreement shall remain in full force and effect.

26.10	Consents and Approval.
Except where expressly provided as being in the discretion of a party, where approval, acceptance, consent, or similar action by either party is required under this Agreement or any SOW, such action shall not be unreasonably delayed or withheld. An approval or consent given by a party under this Agreement or any SOW shall not relieve the other party from responsibility for complying with the

D&B/Ensono Confidential Information

requirements of this Agreement or any SOW (as applicable), nor shall it be construed as a waiver of any rights under this Agreement or any SOW (as applicable), except as and to the extent otherwise expressly provided in such approval or consent. D&B’s representatives may not be fully familiar with, or necessarily insist at all times on the full and complete performance with, the terms of this Agreement. D&B’s failure to insist in any one or more instances upon strict performance of any provision of this Agreement or any SOW, or failure or delay to take advantage of any of its rights or remedies hereunder, or failure to notify Ensono of any breach, violation, or default, shall not be construed as a waiver or construction by D&B of any such performance, provision, rights, breach, violation, or default either then or in the future or the relinquishment of any of its rights and remedies. Each party shall, at the request of the other party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement or any SOW.

26.11	Waiver of Default; Cumulative Remedies.
(a)A delay or omission by either party to exercise any right or power under this Agreement (and/or any SOW hereunder) shall not be construed to be a waiver thereof. A waiver by either of the parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.
(b)Except as otherwise expressly provided herein, all remedies provided for in this Agreement and any SOW shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law or in equity.

26.12	Survival.
Any provision of this Agreement (or an SOW hereunder) that contemplates performance or observance subsequent to termination or expiration of this Agreement (and/or such SOW) shall survive termination or expiration of this Agreement (and/or such SOW) and continue in full force and effect.

26.13	Public Disclosures.
(a)All media releases, public announcements and public disclosures by either party relating to this Agreement, any SOW, or the subject matter thereof, including promotional or marketing material, but not including (i) announcements intended solely for internal distribution or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party (e.g., 10K filings with the SEC), shall be coordinated with and approved by the other party prior to release.
(b)If a party determines that disclosure is required to meet legal or regulatory requirements it shall promptly inform the other party and coordinate such disclosure with the other party. The disclosing party shall limit disclosure to that which is necessary and shall give due consideration to comments the other party and its counsel provide regarding the nature of the disclosure.

D&B/Ensono Confidential Information

26.14	Service Marks.
Without D&B’s prior consent (which may be arbitrarily withheld and if granted revoked), Ensono shall not use the name, service marks, or trademarks of D&B.

26.15	Third Party Beneficiaries.
Except as provided in Article 19 and Section 26.2, this Agreement (and each SOW) is entered into solely between, and may be enforced only by, D&B and Ensono, and this Agreement (and each SOW) shall not be deemed to create any rights in third parties, including suppliers and customers of a party, or to create any obligations of a party to any such third parties.

26.16	Nonsolicitation of Employees.
Subject to Section 23.10(a)(i), from the Effective Date until six (6) months after termination of this Agreement neither party shall directly or indirectly solicit or seek to procure (other than by general advertising), without the prior consent of the other party, (i) in the case of D&B, the employment of Ensono’s employees engaged in the provision of the Services during the period they are so engaged and for six (6) months thereafter, and (ii) in the case of Ensono, D&B’s employees related to its information systems during the period they are so engaged and for six (6) months thereafter.

26.17	Covenant of Good Faith and Fair Dealing.
Each party, in its respective dealings with the other party under or in connection with this Agreement (and each SOW), shall act in good faith and with fair dealing.

26.18	Entire Agreement; Amendment.
(a)This Agreement, including any Schedules and Exhibits referred to herein and attached hereto and any SOWs executed hereunder, each of which is incorporated herein for all purposes, constitutes the entire agreement between the parties with respect to the subject matter contained in this Agreement and supersedes all prior agreements, whether written or oral, with respect to such subject matter. Neither the course of dealings between the parties nor trade practices shall act to modify, vary, explain, or amend this Agreement or any SOW hereunder. If either party issues any purchase order, terms or conditions, or other form, it shall be deemed solely for the administrative convenience of that party and not binding on the other party, even if acknowledged or acted upon. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such change, waiver or discharge is sought to be enforced. There are no promises, representations, warrantees, or other commitments relied upon by either party that is not expressly set forth herein.

D&B/Ensono Confidential Information

(b)For the avoidance of doubt, a Change Order Document or an SOW may be entered into by the parties in accordance with the terms of this Agreement without the necessity of amending this Agreement.
***Signature Page Follows****

D&B/Ensono Confidential Information

IN WITNESS WHEREOF, the parties have each caused this Global Master Services Agreement to be signed and delivered by its duly authorized officer, effective as of the Effective Date.

DUN & BRADSTREET, INC.	ENSONO, LP
By:/s/ CURTIS BROWN	By: /s/ PETER BASIL
Curtis Brown	Peter Basil
Chief Content and Technology Officer	Chief Legal Officer
Date: January 3, 2017	Date: January 3, 2017